As filed with the United States Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________

EPIEN MEDICAL, INC.

(Exact name of registrant as specified in its charter)

______________

Minnesota	3841	41-1710238
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 Highway 169 South, Suite 820
St. Louis Park,
MN 55426
(651) 653-3380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Reginald Dupre
c/o EPIEN Medical, Inc.
600 Highway 169 South, Suite 820
St. Louis Park,
MN 55426
(651) 653-3380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Scott M. Miller, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Telephone: (212) 370-1300 Fax: (212) 370-7889	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 Telephone: (732) 395-4400 Fax: (732) 395-4401

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

In connection with this offering, EPIEN Medical, Inc., a Minnesota corporation, the registrant whose name appears on the cover of this registration statement (“EPIEN MN”), intends to transfer its corporate domicile and become a Nevada corporation under the name EPIEN Medical, Inc. (“EPIEN NV”) pursuant to sections 302A.682 to 302A.692 of the Minnesota Business Corporation Act and Section 92A.270 of the Nevada Revised Statutes (the “Domicile Transfer”). As a result of the Domicile Transfer, every three shares of capital stock of EPIEN MN will be converted and exchanged into one share of capital stock of EPIEN NV on a three-for-one basis, and such shares shall carry the same terms in all material respects as the shares of EPIEN MN. The Domicile Transfer was approved on August 16, 2022 by shareholders of EPIEN MN holding a majority of the outstanding shares entitled to vote thereon.

The financial statements and summary historical financial data included in this registration statement are those of EPIEN MN and do not give effect to the Domicile Transfer. All disclosure herein related to our governance and corporate law give effect to the Domicile Transfer.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2022

4,190,476 Units consisting of

4,190,476 Shares of Common Stock

and

4,190,476 Warrants to purchase 4,190,476 Shares of Common Stock

This is a firm commitment underwritten initial public offering by EPIEN Medical, Inc., a Minnesota corporation, which will be redomiciled in Nevada as a Nevada corporation prior to the offering of units (the “Units”), each of which consists of one share of the Company’s common stock, par value $0.0001 per share, and one warrant (a “Warrant” and collectively, the “Warrants”) exercisable to acquire one share of common stock. Prior to this offering there has been no public market for our common stock or Warrants comprising the Units. We anticipate that the initial public offering price of our Units will be between $4.25 and $6.25, and the number of Units offered hereby is based upon an assumed offering price of $5.25 per Unit, the midpoint of such estimated price range.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Warrants and common stock are immediately separable and will be issued separately in this offering. Each Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $ per Warrant, which shall be equal to 100% of the public offering price per Unit (the “Initial Exercise Price”) and will expire five years from the date of issuance. The Company may, at its option, redeem the Warrants if shares of Common Stock trade at a price of at least 200% of the exercise price for 30 consecutive trading days. The Warrants will be exercisable, at the option of the holder, in whole or in part. Each Warrant entitles the holder thereof to purchase one share of common stock, and the Warrants are not exercisable for a fractional share. A holder of a Warrant may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of common stock after exercise, as such ownership percentage is determined in accordance with the terms of the Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%.

In the event of certain future dilutive issuances of securities by us that result in a reduction of the exercise price of the Warrants, in aggregate, to 50% of the Initial Exercise Price, then in connection with such reduction, each holder of Warrants that purchases at least          Warrants in connection with this offering (a “Qualified Holder”), will receive two warrants (“Additional Warrants”) for each one Qualified Warrant (as defined below) held by such holder on the date of such reduction. The term “Qualified Warrants” means at least          Warrants purchased in connection with the offering by any Warrant holder, including each beneficial holder of the Warrants, taken together with all affiliates of such Warrant holder and/or beneficial holder. The maximum number of Warrants subject to such adjustment by a given Qualified Holder will be limited to the number of Warrants purchased by such Qualified Holder in connection with this offering.

Additionally, on the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will be adjusted to be equal to the greater of (a) 50% of the Initial Exercise Price or (b) 100% of the lowest daily volume weighted average price per share of Common Stock occurring during the 90 calendar days following the issuance date of the Warrants (the “Reset Price”), provided that such value is less than the exercise price in effect on that date. The lowest Reset Price is $2.625 (which is 50% of Initial Exercise Price, based on an assumed public offering price of $5.25 per Unit, the midpoint of the price range of the Units).

To better understand the terms of the Warrants, you should carefully read the section “Description of our Securities — Warrants Offered in this Offering” in this prospectus.

Prior to this offering, there has been no public market for shares of our common stock, Warrants or the Additional Warrants. We have applied to have our shares of common stock and Warrants listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “EPMI” and “EPMIW,” respectively. No assurance can be given that our application will be approved. If our common stock and Warrants are not approved for listing on Nasdaq, we will not consummate this offering.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 17 of this prospectus.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)         We have also agreed to reimburse the underwriters for certain of their expenses. See “Underwriting” beginning on page 132 of this prospectus for more information about these arrangements.

We have granted a 45-day option to the representative of the underwriters to purchase from us up to 628,571 additional shares of common stock and/or up to 628,571 additional Warrants to cover over-allotments, if any. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one Unit less the underwriting discount, and the purchase price to be paid per over-allotment Warrant will be $0.01. If the underwriter exercises the option in full, the total underwriting discounts and commissions will be $1.9 million, and the proceeds to us, before expenses, will be $23.4 million.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the common stock is expected to be made on or about         , 2022.

Sole Book Running Manager

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is         , 2022

i

About this Prospectus

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus and any free writing prospectus outside the United States. See “Underwriting” for additional information on these restrictions.

Through and including               , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section called “Risk Factors” elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our registered trademarks and trade names, such as EPIEN®, HYBENX®, ERADX™, REVITY™, KONKURE™, DEBACTEROL® and ORALMEDIC™ (not registered in the U.S.). This prospectus also includes trademarks, trade names and service marks that are the property of other organizations and entities. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our securities. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our Company,” “our business” or similar terminology refer to EPIEN Medical, Inc.

Overview

We are a specialty medical devices company that is developing products for treatment of oral inflammation and acute and chronic wounds based on our chemical formulations that act as aggressive desiccation and debriding agents. We refer to this proprietary process as Desiccation Shock Technology (“DST”). Eleven published clinical trials have shown that our products reduce and, very often, eliminate the need for antibiotics to treat topical infectious wounds, including oral infections and open infectious wounds. Standard treatments can take months and even years of daily antibiotic use to heal an open infectious wound. In 2021, our HYBENX and ERADX product lines received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”), as a medical device for use as an adjunctive rinse of tooth root surfaces during periodontal debridement procedures, including scaling and root planing, to aid in the removal of contaminated debris from the sulcus. In 2013, the European Regulatory Agency cleared our HYBENX and ERADX product lines for the same uses. In 2022, we initiated a plan to obtain FDA 510(k) clearance for our REVITY product candidate for treatment of chronic wounds. However, in May, based on discussions with the FDA, we withdrew our 510(k) application for REVITY. Instead, we plan to initiate a “de novo” classification request with the FDA in the first quarter of 2023.

Our DST enables our easy-to-use, topically applied products to desiccate harmful bacteria in seconds. Under existing dental standard of care practices today, antibiotics are typically used to reduce harmful microorganisms. However, over the past fifteen years, serious medical concerns have been raised regarding antibiotic resistance and the overuse of antibiotics. HYBENX and ERADX assist in the removal of these harmful microorganisms and contaminated debris. More importantly, using HYBENX and ERADX avoids use of antibiotics, thereby avoiding the risk of resistance, as DST is a non-biologic formulation to which resistance could not develop.

Our REVITY acute and chronic wound care product candidate also uses our proprietary DST. In wounds, in addition to the wound itself, the colonizing of harmful bacteria causes inflammation, which further weakens the immune system’s ability to naturally fight infectious diseases. DST is a physical mechanism of action that uses a proprietary combination of sulfonated phenols to instantly extract water from all microorganisms. By using REVITY, a clinician can easily eliminate bacteria at a molecular level by debriding the tissue.

Our KONKURE product line also uses our proprietary DST in the oral veterinary market.

HYBENX, ERADX, REVITY and KONKURE are applied directly to the surface of a wound, using a syringe to deliver the product in liquid or gel form in the mouth or on the skin. Treatment times range from five to 60 seconds, depending on the severity of the infection. The products are then simply removed by rinsing with copious amounts of water.

With over ten million treatments of DEBACTEROL, ORALMEDIC and HYBENX sold in the U.S., Canada, Asia and the EU, there have only been approximately 130 instances of side effects reported to us by consumers who have purchased our DST-based products.

We have successfully completed approval processes with the European Regulatory Agency and the FDA over the past 15 years. Our HYBENX and ERADX dental products have been cleared as Medical Devices Class I in Europe and the United States for all indications where infectious conditions persist. Our ORALMEDIC product for oral ulcerations is cleared in 30 countries across Europe, Canada, and parts of Asia.

HYBENX and ERADX each received its latest clearance in September 2021 from the FDA for expansion of our oral products to treat periodontal disease in the U.S. market. This clearance complements the existing indications for use of HYBENX and ERADX to treat root canals by endodontic specialists.

Our Products and Product Candidate

Our products and product candidate are designed to treat mouth ulcers, periodontic disease and chronic, non-healing wounds:

Current Products

•        HYBENX:    Our HYBENX product is a root canal cleanser used by oral endodontists to treat infected root canals. In addition to reducing any harmful bacteria, HYBENX also stops bleeding by sealing blood vessels and reduces pain by sealing nerve endings. By applying HYBENX, the dentist or endodontist can skip several steps that are in the standard operating procedure. HYBENX received European regulatory clearance in 2013 for use by dental professionals for treating bleeding and/or inflammatory mucosal tissue in relation to periodontal disease. In September 2021, the FDA provided commercial regulatory clearance for HYBENX for the same indications and we began sales of HYBENX in the U.S. in February 2022.

•        ERADX:    Our ERADX product, which is similar to HYBENX, is marketed for use in reducing bacteria during dental crown prep, cavity restorations and vital pulp exposures. Separate regulatory clearance for ERADX in the EU and with the FDA was not required due to its composition and mechanism of action being identical to HYBENX.

•        KONKURE:    Our KONKURE product has also been developed using our DST technology for veterinarians to use for animal oral care. KONKURE is a topical liquid or gel for veterinary use in the treatment of infected lesions of tissue in the mouth cavity of animals. The FDA does not require submission of a 510(k) or any pre-market approval for devices intended for animal use. However, our clinical studies have indicated that KONKURE has similar effects in animals as HYBENX and ERADX have in humans.

•        DEBACTEROL:    Our DEBACTEROL canker sore pain relief product is a liquid, topical debriding agent used for treating ulcerating oral mucosal lesions, commonly referred to as canker sores, aphthous ulcers, or oral ulcers, as well as minor oral abrasions. This product is only sold to U.S. dental professionals or by prescription. We plan to discontinue U.S. sales of DEBACTEROL when we achieve positive cash flow from our sales of HYBENX and ERADX.

•        ORALMEDIC:    Our ORALMEDIC product is commonly used to treat oral ulcers, also referred to as canker sores, aphthae, or aphthous ulcers. The product is intended to be used to relieve the local pain and discomfort caused by painful inflammation from erupted mucosal tissue. ORALMEDIC is presently sold outside the United States, where it is available as an over-the-counter consumer product in more than forty countries. We plan to license the rights to sell ORALMEDIC to a third-party licensee when we achieve positive cash flow from our sales of HYBENX and ERADX.

Product Candidate

•        REVITY:    REVITY, our product candidate, has also been developed using our DST technology to treat acute and chronic wound applications, including diabetic foot ulcers, pressure ulcers and vascular ulcers. We have initiated and plan to continue clinical trials during the remainder of 2022 for the purpose of obtaining FDA clearance for REVITY. We had initially applied for 510(k) clearance of REVITY by the FDA, but the FDA determined that REVITY was “not substantially equivalent” to a previously cleared device. We subsequently withdrew our 510(k) request and plan to submit, during the first quarter of 2023, a risk-based classification determination for our product in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. Our regulatory team is currently working on a “de novo” application for REVITY. Using the FDA’s “de novo” application process will allow us to establish a new “device type” along with classification, regulation, necessary controls and product code. We believe that obtaining a “de novo” classification for REVITY will be a benefit to our marketing and sale of REVITY.

We hope to obtain FDA clearance for our REVITY product candidate and begin commercialization before the end of 2023, although no assurance can be given that we will be able to obtain such clearance by such date or at all. If we do not obtain clearance for REVITY under the “de novo” application process, we will likely initiate several new clinical studies and trials to provide additional evidence regarding the safety and effectiveness of REVITY before seeking approval from the FDA.

Our Industry and Market

Our products and product candidate are designed to address two different markets. Our HYBENX, ERADX, DEBACTEROL and ORALMEDIC products target oral care, including periodontics, general cleanings, peri-implantitis and endodontics. Our REVITY product candidate is intended for the treatment of acute and chronic, non-healing wounds, including diabetic foot ulcers, pressure ulcers and vascular ulcers. Since 2014, REVITY has been subject to off-label studies conducted by chronic wound specialists at CHRISTUS Health (TX, U.S.), Southwest Regional Wound Care Center (TX, U.S.), Vascular Surgery Associates (MN, U.S.), and Villa Berica (Italy), as well as two case studies that were covered in peer-reviewed wound journals. To date, more than 300 patients with diabetic foot ulcers and vascular ulcers have been successfully treated with REVITY. We believe that our product candidate, if it receives de novo clearance from the FDA, would be able to impact healthcare (hospital, clinic, and insurance payor) costs by reducing long-term hospital care and outpatient visits for acute and chronic wounds and eliminating the need for the use of drugs such as antibiotics, antiseptics, and opioids to treat them. Our belief is based, in part, on a peer reviewed paper published in the January 2020 Journal of Biological Regulators and Homeostatic Agents by Dr. Marcus Gitterle entitled “Treatment with novel HYBENX root canal cleanser suggests biofilms blocked healing of human wounds: case series.” The six-month evaluation period in the study provided data to support the hypotheses that pathogenic biofilm actively prevents the healing of chronic wounds, and that biofilm can be disrupted with a single treatment of HYBENX. Our belief is also supported, in part, by research studies performed by the University of Miami that validated these assumptions with respect to mechanical debridement, reduction of bacterial, fungal yeast infection, and reduction in the post inflammatory factors that maintain chronicity in wounds. Additionally, multiple studies in the oral and dental sciences over the past decade confirm the identical outcomes. However, we will not be able to fully assess such results, unless and until, we have received this clearance and REVITY has been used commercially for such purposes.

Oral Care

According to a 2012 report from the CDC, approximately 47% of adults (ages 30 and older) have some form of periodontal disease, which increases with age and occurs in approximately 70% of adults over the age of 65 years old. In a recent journal publication, Economic Burden of Periodontitis in the United States and Europe, it was estimated that the aggregate cost of periodontal disease in 2018 in the United States was approximately $3.49 billion. No cure for this periodontitis has been found to date, and based upon information available to us we believe that our products are the first products to reverse the damage caused by this disease. Countries that have poor hygiene practices have a more rampant problem with periodontal disease that generally continues unchecked. In its early stage, called gingivitis, the gums can become swollen, and typically some bleeding may persist. As the disease progresses to a more serious form, called periodontitis, the gum tissue begins to pull away from the tooth, allowing more bacteria to invade. At this stage, bone loss can be observed as tissue begins to pull away from the tooth surface. Without any cure or treatment, this disease usually progresses until dental implants are required, which is a very costly solution.

Chronic Wounds

Chronic wounds include acute and chronic, non-healing wounds where harmful microorganisms reside and prevent open wounds from closing. Examples include diabetic foot ulcers, pressure ulcers and venous ulcers. In an article on Medmalfirm.com in December 2021, it was reported that across the United States there were estimated to be over 2.5 million people that develop a pressure ulcer each year. The vast majority of these injuries will develop in a healthcare setting. Pressure ulcers are painful, and increase the risk of complications including infection, sepsis, gangrene, or necessary amputation. Not only does a pressure ulcer increase the risk of health complications, but it is also a significant cause of death. Each year, around 60,000 patients die as a result of pressure ulcers. Additionally, Brown & Barron LLC, in a post on October 16, 2020, reported that out of the 3.42 million people in the United States suffering from diabetes, about 15% of these patients develop diabetic foot ulcers, which are open sores or wounds usually located in the sole of the foot, according to the American Podiatric Medical Association. Further,

as reported in the September 2019 issue of American Family Physician, venous ulcers are the most common type of chronic lower extremity ulcers, affecting 1% to 3% of the U.S. population, representing between 330,000 and 990,000 venous ulcerations annually. In the aggregate, we believe that the chronic wound market consists of a broad population that is over 8 million patients annually in the U.S. who suffer from conditions such as venous leg ulcers, diabetic foot ulcers, pressure ulcers and complications of surgical site infections. Based on industry reports and our internal estimates, we believe that:

•        Approximately $28 billion is spent annually treating chronic wounds;

•        Chronic wounds’ total annual impact on the U.S. healthcare system is approximately $50 billion; and,

•        By 2027, the total amount spent on wound care products in the U.S. will be approximately $5 billion.

Published studies in which REVITY was used off-label by wound clinicians to treat chronic wounds have indicated that our DST can successfully treat venous leg ulcers and diabetic foot ulcers. We intend to apply for FDA clearance, and we anticipate that if such clearance is received, we would begin commercializing REVITY for use in chronic wounds before the end of 2023, although no assurance can be given that we will be able to obtain such clearance by such date or at all.

Our Competitive Strengths

Based on the results from use of HYBEX in Canada, Asia and the EU, and more recently in the U.S., and the off-label studies mentioned above, with respect to REVITY, we believe that we have the ability to be a leader in the oral care and chronic wound markets and to present compelling value propositions for the following reasons:

•        Broad Platform Technology.    Our DST platform targets a range of applications covering significant markets, including oral health (including periodontal disease, gingivitis, peri-implantitis), and acute and chronic, non-healing wounds (diabetic ulcers, pressure ulcers and venous stasis ulcerations) in both humans and animals.

•        Strong Intellectual Property Position.    Through numerous patents and trade secrets, we hold intellectual property rights for treatment of any topical oral or wound infection based on our DST technology.

•        Advantages over Standard of Care.    Our DST platform can significantly reduce all microorganisms with one application. Other advantages include the stoppage of bleeding and reduction of pain. We also believe that HYBENX, ERADX and REVITY are alternatives to antibiotic treatment, which is the standard of care in the case of infection. Our belief is based, in part, on a peer reviewed paper published in the January 2020 Journal of Biological Regulators and Homeostatic Agents by Dr. Marcus Gitterle entitled “Treatment with novel HYBENX root canal cleanser suggests biofilms blocked healing of human wounds: case series.” The six-month evaluation period in the study provided data to support the hypotheses that pathogenic biofilm actively prevents the healing of chronic wounds, and that biofilm can be disrupted with a single treatment of HYBENX. Our belief is also supported, in part, by research studies performed by the University of Miami that validated these assumptions with respect to mechanical debridement, reduction of bacterial, fungal yeast infection, and reduction in the post inflammatory factors that maintain chronicity in wounds. We have multiple studies performed in the oral and dental sciences over the past decade that confirm the identical outcomes. In addition, certain antibiotics are too expensive for use by the public; side effects are common and sometimes cause serious complications; and bacteria can develop resistance to antibiotics over time. These concerns can be overcome with treatment using our DST-based products, which avoid antibiotic use.

•        Distribution.    Our ORALMEDIC mouth ulcer over-the-counter product is already sold in over thirty countries. We have initiated sales of HYBENX to dentists in Europe, since 2014, and product acceptance is growing. More recently in 2022, we have expanded the number of dental distributors in the United States who carry our HYBENX product from zero to eleven. For the past five years, our products have been used off-label by U.S. and Italian wound care specialists aimed at chronic, non-healing wounds, which we believe will support distribution if and when our REVITY product is cleared for distribution in the United States through our future distribution partners. We have strong relationships with distributors of dental supplies, who have distributed our legacy products.

•        Management.    Our management has over 100 years of experience and includes clinical professionals who have had broad experience bringing medical products from the laboratory to market. For example, our VP of Regenerative Medicine has 20 years of chronic wound management experience at the Mayo Clinic in Rochester, MN, and our VP of Sales has 14 years of dental sales experience, including eleven years working with Patterson Dental, one of the largest dental distributors in the U.S. In addition, our VP of R&D has over 35 years of experience as a clinical pathologist and toxicologist at the University of Minnesota Medical Hospital and the U.S. Veteran’s Administration. We also recently hired a VP of Clinical Research who has 32 years of experience working on clinical trials with clinical research organizations.

Our Strategy

We intend to become a leading medical devices company focused on oral care and wound healing by developing, manufacturing, and commercializing novel products to address unmet needs in the fields of periodontal disease, acute, chronic and other hard-to-heal wounds, and dermatologic infections and inflamed skin problems. The key components of our growth strategy include:

•        Build our commercial organization:    We recently hired a VP of Sales with 14 years of dental sales management experience, including eleven years working with Patterson Dental (one of the largest dental distributors in the U.S.), and a VP of Regenerative Medicine with twenty-five years of experience with chronic wounds and twenty years at the Mayo Clinic. Both of these executives have significant experience in their fields to help effectively commercialize our HYBENX and ERADX products and REVITY product candidate. Their major objective will be to penetrate our dental and chronic wound markets by building their departments with staff who will ensure a smooth transition from development to commercialization.

•        Penetrate the dental care market with HYBENX and ERADX:    Following our receiving marketing clearance for HYBENX and ERADX from the FDA in September 2021, we intend to seek additional product clearances for worldwide commercialization of HYBENX and ERADX. In the United States market, we intend to focus on obtaining reimbursement for HYBENX and ERADX and educating the market regarding these products. We will seek to leverage our established long-term sales relationships with major distribution partners including Henry Schein, Inc., Patterson Dental, and Cardinal Health, Inc. to market our products.

•        Obtain regulatory clearance for our product candidate:    During 2021 and 2022, we initiated five pivotal studies at the University of Miami, Miller School of Dermatology. We intend to seek regulatory clearance for REVITY from the FDA and the European Union Medical Device Regulation (“EU MDR”), which is the latest European Union directive that governs how medical devices are produced and distributed in Europe, on the basis of those pivotal studies.

•        Penetrate the wound care market:    If REVITY is approved by the FDA, we intend to establish partnerships with major pharmaceutical companies in order to bring REVITY to market. We formed a Medical Advisory Board that will include key opinion leaders in the care of chronic wounds to educate healthcare providers regarding REVITY and its use cases.

•        Develop additional product candidates and enter additional markets:    We intend to expand the use of our DST to develop more product candidates. For example, we are seeking to develop product candidates aimed at treating topical infectious skin diseases, such as athlete’s foot, psoriasis, and possibly acne, as well as solid cancer tumors. We are also developing additional products aimed at the veterinary market. These potential new product candidates, if they obtain regulatory clearance, will allow us to enter new markets.

•        Pursue business development opportunities.    We will continue to explore additional business development opportunities to further drive growth. We will seek to engage in targeted business development activities, such as licensing, strategic partnerships, and acquisitions, which are synergistic with our business, to expand the market penetration of HYBENX, ERADX, REVITY and KONKURE, as well as our pipeline product candidates.

Intellectual Property

Our intellectual property portfolio includes patents, trademarks, and key trade secrets.

Patents

Ten patents have been granted to date that cover our manufacturing process, our formulations, delivery methods and specific areas of use including dental, chronic wounds, and dermatology. We have several patents still pending. Some of our earlier patents, relating to our dental applications, will expire in 2024; however, in 2021, we obtained two new patents covering chronic wounds in Europe and the U.S. We believe that these new patents effectively extend the life span of our expiring dental patent claims, as periodontal disease is recognized in Europe and the U.S. as an infectious chronic wound. Other foreign patent applications have been filed or will be filed in various jurisdictions including Hong Kong, China, Canada, Japan and Mexico.

Summary of Risks Related to Our Business and Strategy

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page 17 of this prospectus. These risks include, but are not limited to, the following:

•        If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited, and our long-term viability may be threatened.

•        We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

•        We may be unsuccessful in obtaining regulatory approvals for use of the REVITY product candidate for the treatment of chronic wounds.

•        We may be unsuccessful in commercializing our products due to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives.

•        Our business and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

•        We face risks related to the Coronavirus pandemic (“COVID-19”) which could significantly disrupt our research and development, operations, sales, and financial results.

•        We may not be able to expand our production capabilities or satisfy growing demand.

•        We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

•        As a result of our current lack of financial liquidity, there exists substantial doubt regarding our ability to continue as a going concern.

•        Additional delays to the completion of clinical studies may result from modifications being made to their respective protocols during those clinical trials, if such modifications are warranted and/or required by the occurrences in the given trial.

•        There can be no assurance that the data generated from our clinical trials using modified protocols will be acceptable to the FDA or other regulatory authorities.

•        We rely on third parties to manufacture the raw materials and products that we use in our products and our product candidate. Our business could be harmed if those third parties fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

•        Our collaborations with outside physicians and consultants may be subject to restriction and change.

•        Our manufacturing resources are limited and if we are unable to produce an adequate supply of our products and product candidates for use in our current and planned clinical trials or for commercialization, our commercialization efforts may be delayed.

•        If our facilities are damaged or become inoperable, we will be unable to continue to research, develop and manufacture our products and product candidate and, as a result, there will be an adverse impact on our business until we are able to secure a new facility.

•        We are subject to a number of other manufacturing risks, any of which could substantially increase our costs and limit supply of our products.

•        We operate in a very competitive business environment and if we are unable to compete successfully against our existing or potential competitors, our sales and operating results may be negatively affected.

•        Our long-term growth depends on our ability to develop and commercialize additional products.

•        We must demonstrate to doctors, clinicians, and hospitals the merits of our products to facilitate adoption of our products.

•        We have limited sales and marketing infrastructure and if we are unable to successfully secure sales and marketing partners or further develop a sales and marketing infrastructure, we may be unable to commercialize our products and product candidate, if approved, and may never generate sufficient revenue to achieve or sustain profitability.

Corporate Information

We were incorporated in the State of Minnesota, under the name Northern Research Laboratories, Inc. on January 6,1992. On March 22, 2005, our wholly-owned subsidiary, EPIEN Medical, Inc. was merged with and into us and in connection with the merger we changed our name to EPIEN Medical, Inc. Our principal executive offices are located at 600 Highway 169 South, Suite 820, St. Louis Park, Minnesota 55426.

In connection with this offering, EPIEN Medical, Inc., a Minnesota corporation, the registrant whose name appears on the cover of this registration statement (“EPIEN MN”), intends to transfer its corporate domicile and become a Nevada corporation under the same name (“EPIEN NV”) pursuant to sections 302A.682 to 302A.692 of the Minnesota Business Corporation Act and Section 92A.270 of the Nevada Revised Statutes (the “Domicile Transfer”). As a result of the Domicile Transfer, every three shares of capital stock of EPIEN MN will become one share of capital stock of EPIEN NV on a three-for-one basis, and such shares shall carry the same terms in all material respects as the shares of EPIEN MN. The Domicile Transfer was approved on August 16, 2022 by shareholders of EPIEN MN holding a majority of the outstanding shares entitled to vote thereon.

The financial statements and summary historical financial data included in this registration statement are those of EPIEN MN and do not give effect to the Domicile Transfer. All disclosure herein related to our governance and corporate law give effect to the Domicile Transfer.

Our corporate website address is www.epien.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•        being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•        an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•        reduced disclosure about executive compensation arrangements in our periodic reports, registration statements, and proxy statements; and

•        exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Units offered by us

4,190,476 Units, assuming a public offering price of $5.25 per Unit, the midpoint of the initial public offering price range reflected on the cover page of this prospectus. Each Unit will consist of one share of our common stock and one Warrant to acquire one share of common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Warrants are immediately separable and will be issued separately in this offering.

Common stock outstanding before this offering(1)	10,136,322 Shares
Over-allotment option to purchase additional shares

We have granted to the underwriters an option exercisable for a period of 45 days from the date of this prospectus to purchase an aggregate of up to an additional 628,571 shares of common stock at the initial public offering price per share less the underwriting discounts and commissions and/or up to 628,571 additional Warrants to purchase up to 628,571 shares of common stock, in any combination thereof.

Common stock to be outstanding after this offering(1)	14,326,798 Shares
Representative Warrants

We have agreed to issue warrants to the representative or its designees to purchase up to a total of 209,524 shares of common stock (and up to 240,953 total shares of common stock assuming the Underwriters option is exercised in full), which is equal to 5% of the total number of shares of common stock included in the Units being sold in this offering (the “Representative Warrants”).

The exercise price of the warrants is equal to 120% of the public offering price per Unit offered hereby. The Representative Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of this offering. Please see “Underwriting — Representative Warrants” for a description of the Representative Warrants.

Use of proceeds

We currently intend to use the net proceeds from this offering, together with our existing cash, to fund our clinical trials, research and development activities, and the regulatory review process for our product candidate, as well as marketing and commercialization of our products and the remainder for working capital and other general corporate purposes. See “Use of Proceeds” on page 53.

Description of the Warrants

The exercise price of the Warrants is $       per share (100% of the initial public offering price per Unit) (the “Initial Exercise Price”). Each Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the common stock as described herein. Each Warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. If shares of common stock trade at a price of at least 200% of the exercise price for 30 consecutive trading days, the Company may, at its option, redeem the Warrants. The terms of the Warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and VStock Transfer, LLC, as the warrant agent (the “Warrant Agent”). We have applied to list the Warrants on the Nasdaq Capital Market. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants.

Subject to certain exemptions set forth in the Warrant, for a period commencing on the date the Warrants are issued to the later of: (i) two years from the date of issuance of the Warrant, or (ii) on the date no Qualified Holders (as defined below) hold any Warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or a security convertible into shares of common stock, at an effective price per share less than the exercise price of the Warrant then in effect, (each a “Dilutive Issuance”), the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the initial public offering price per Unit.

On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will be reduced to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price or (b) 100% of the lowest daily volume weighted average price per share of our common stock occurring during the 90 calendar days following the issuance date of the Warrants. The lowest Reset Price is $2.625 per share of common stock, which is 50% of the initial public offering price, based on an assumed public offering price of $5.25 per Unit, the midpoint of the price range of the Units as set forth on the cover page of this prospectus.

To better understand the terms of the Warrants, you should carefully read the section titled “Description of our Securities — Warrants Offered in this Offering” elsewhere in this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Additional Warrants

In the event that the Reset Price is equal to 50% of the Initial Exercise Price, then each Qualified Holder will receive two Warrants (“Additional Warrants”) for each one Qualified Warrant held by such holder on the date that such Reset Price becomes effective. If there are no Additional Warrants issued as a result of the Reset Price, until the later of (a) two years after the date the Warrants are issued or (b) the date no Qualified Holders (as defined below) hold any Warrants, in the event of a reduction of the exercise price of the Warrants, in aggregate, to 50% of the Initial Exercise Price as a result of a Dilutive Issuance, each Qualified Holder will be issued two Additional Warrants for each one Qualified Warrant held by such holder on the date of such reduction. The maximum number of Warrants subject to such adjustment by a given Qualified Holder will be limited to the number of Warrants purchased by such Qualified Holder in connection with this offering. Additional Warrants shall only be issued to Qualified Holders if the Reset Price is equal to 50% of the Initial Exercise Price or on the first Dilutive Issuance which causes the exercise price to be equal to 50% of the Initial Exercise Price, there being only one event requiring the issuance of the Additional Warrants. Additional Warrants shall be on substantially the same terms as the Warrants issued in connection with this offering; provided, however, that (i) the term of the Additional Warrants shall be five (5) years from the date they are issued, and (ii) such Additional Warrants and the shares of common stock underlying such Additional Warrants are being registered in the registration statement of which this prospectus forms a part, but will not be tradable warrants and not listed on any securities exchange or other nationally recognized trading system.

The term “Qualified Holder” means each holder of Warrants that purchases at least               Warrants in connection with this offering and the term “Qualified Warrants” means at least               Warrants purchased in connection with the offering by any Warrant holder, including each beneficial holder of the Warrants, taken together with all affiliates of such Warrant holder and/or beneficial holder.

Risk Factors	See “Risk Factors” on page 17 for a discussion of certain factors to consider carefully before deciding to purchase any of our securities.
Proposed Nasdaq Capital Market symbols

We have applied to list our common stock and Warrants on the Nasdaq Capital Market under the ticker symbols “EPMI” and “EPMIW,” respectively. No assurance can be given that our application will be approved.

Lock Up

We have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into shares of our common stock for a period of six months following the date of this prospectus. See “Underwriting” section on page 132.

____________

(1)      The number of shares of our common stock to be outstanding after this offering is based on 10,136,322 shares of common stock outstanding as of September 20, 2022 (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer, and excludes:

•        4,190,476 shares of common stock issuable upon the exercise of the Warrants issued in this offering at an exercise price of $        per share;

•        up to              shares of common stock which could be issuable upon the exercise of the Additional Warrants, to the extent issued, at the same exercise price per share as the Warrants;

•        1,061,896 shares of common stock issuable upon the conversion of $3,462,542 of principal and $1,008,540 of accrued interest on notes outstanding as of September 20, 2022, based on conversion prices equal to between 75% and 85% of the assumed public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        2,567,940 shares of common stock issuable upon the exercise of warrants as of September 20, 2022, with a weighted average exercise price of $1.59 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        455,915 shares of common stock issuable upon the exercise of warrants as of September 20, 2022, with an exercise price of $4.73 per share (assuming an initial public offering price of $5.25 per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        3,022,191 shares of common stock issuable upon the exercise of outstanding stock options under our 1998 Option Plan, as of September 20, 2022, with a weighted average exercise price of $1.82 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        133,333 shares of common stock issuable upon the exercise of outstanding stock options granted outside of the 1998 Option Plan, as of September 20, 2022, with a weighted average exercise price of $6.00 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer; and

•        520,759 shares of common stock that would be issuable upon the conversion of any deferred compensation owed to executive officers and former executive officers of the Company in the total amount of $2,733,987, assuming an initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus).

Unless otherwise indicated, all information contained in this prospectus assumes:

•        no exercise by the underwriters of their over-allotment option to purchase up to an additional 628,571 shares of common stock and/or up to 628,571 additional Warrants to purchase up to 628,571 shares of common stock, in any combination thereof;

•        no exercise of any of the Additional Warrants, as applicable;

•        no exercise of the outstanding stock options described above;

•        no exercise of the outstanding warrants described above;

•        no conversion of the outstanding convertible notes described above;

•        no conversion of the deferred compensation described above; and

•        the Domicile Transfer, including, without limitation, the assumed conversion of shares of common stock of EPIEN MN to shares of common stock of EPIEN NV at a rate of one share of common stock of EPIEN NV for each three shares of EPIEN MN, and the filing of our Nevada Articles of Incorporation immediately prior to the closing of this offering.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The summary statement of operations data for the three and six months ended June 30, 2022 and 2021 and the summary balance sheet data as of June 30, 2022 are derived from our unaudited interim financial statements and related notes thereto that are included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our unaudited interim financial statements. The summary statement of operations data for the years ended December 31, 2021 and 2020 and the summary balance sheet data as of December 31, 2021 and 2020 have been derived from our audited financial statements and related notes thereto included elsewhere in this prospectus.

The following summary financial information should be read in connection with, and is qualified by reference to, our financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

We adopted Accounting Standards Update 2016-02, Leases (“Topic 842”), effective January 1, 2022, using the optional transition method to the modified retrospective approach. As a result, our financial data as of and for the three and six months ended June 30, 2022 are presented on a different accounting basis from our financial data as of December 31, 2021 and for the three and six months ended June 30, 2021. For a description of Topic 842, refer to Note 14 to our unaudited interim financial statements included elsewhere in this prospectus.

Statement of Operations Data:

	For the six months ended		For the three months ended		For the year ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021	December 31, 2021	December 31, 2020
Statement of Operations Data:
Product sales	$621,511	$737,159	$273,610	$363,138	$1,388,455	$1,160,036
Cost of goods sold	159,176	192,732	66,291	92,317	341,400	333,444
Gross profit	462,335	544,427	207,319	270,821	1,047,055	826,592
Operating expenses:
General and administrative expenses	1,506,442	1,657,402	817,290	1,244,313	3,388,939	1,939,339
Selling expenses	45,303	36,269	33,631	11,988	80,645	62,202
Research and development	175,794	8,255	110,334	2,390	108,799	23,796
Total operating expenses	1,727,539	1,701,926	961,255	1,258,691	3,578,383	2,025,337
Loss from operations	(1,265,204)	(1,157,499)	(753,936)	(987,870)	(2,531,328)	(1,198,745)
Other income and expenses:
Interest expense	(689,690)	(271,386)	(368,494)	(150,457)	(732,477)	(494,148)
PPP loan forgiveness	130,203	129,400	130,203	129,400	129,400	—
Change in fair value of derivative liability	(56,918)	—	(39,534)	—	(15,838)	—
Change in fair value of warrant liability	(73,779)	—	(10,866)	—	7,728	—
Total other expense	(690,184)	(141,986)	(288,691)	(21,057)	(611,187)	(494,148)
Net loss	$(1,955,388)	$(1,299,485)	$(1,042,627)	$(1,008,927)	$(3,142,515)	$(1,692,893)
Basic and diluted net loss per common share	$(0.07)	$(0.05)	$(0.04)	$(0.04)	$(0.11)	$(0.06)
Weighted-average common shares outstanding, basic and diluted	28,529,616	27,988,857	28,900,201	27,960,138	28,054,418	27,708,073

Balance Sheet Data:

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
Current assets	$564,878	$853,067	$267,312
Total assets	1,380,707	1,054,249	415,664
Current liabilities	12,528,754	13,778,596	6,197,451
Total liabilities	15,704,951	15,879,926	13,322,742
Accumulated deficit	(58,586,787)	(56,631,399)	(52,161,166)
Total shareholders’ deficit	(14,324,244)	(14,825,677)	(12,907,078)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY AND MARKET DATA

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•        our ability to obtain FDA clearance to commercially sell our product candidate in a timely manner or at all;

•        whether hospitals, physicians, dentists and patients in our target markets accept our proposed products and product candidate;

•        the size of the markets for our products and product candidate;

•        the expected growth of our business and our operations, and the capital resources needed to progress our business plan;

•        failure to scale up the manufacturing process of our proposed products and product candidate in a timely manner, or at all;

•        failure to manufacture our products and product candidate at a competitive price;

•        our ability to retain and recruit key personnel, including the continued development of a sales and marketing infrastructure;

•        reliance on third-party suppliers for certain components of our products and product candidate;

•        reliance on third parties to commercialize and distribute our products and product candidate in the United States and internationally;

•        changes in external competitive market factors;

•        uncertainties in generating sustained revenue or achieving profitability;

•        unanticipated working capital or other cash requirements;

•        changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;

•        our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;

•        our ability to obtain and maintain intellectual property protection for our products and product candidate; and

•        changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to Our Business and Strategy

If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited, and our long-term viability may be threatened.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our capital stock, the issuance of convertible notes, and the sale of our DEBACTEROL, ORALMEDIC and HYBENX products. We will seek to obtain additional funds in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings. These financings could result in substantial dilution to the holders of our common stock or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material adverse effect on our business, financial condition, and results of operations, or threaten our ability to continue as a going concern.

Our present and future capital requirements will be significant and will depend on many factors, including:

•        the progress and results of our development efforts for our products and product candidate;

•        the costs, timing and outcome of regulatory reviews of our products and product candidate;

•        the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•        the effect of competing technological and market developments;

•        market acceptance of our products;

•        our rate of progress in establishing coverage and reimbursement arrangements with domestic and international commercial third-party payors and government payors;

•        our ability to achieve revenue growth;

•        the extent to which we acquire or license other products and technologies; and

•        legal, accounting, insurance, and other professional and business-related costs.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of, or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of our products or license to third parties the rights to commercialize our products or technologies that we would otherwise seek to commercialize ourselves. We also may have to reduce marketing or other resources devoted to our products or cease operations. Any of these factors could harm our operating results.

We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

Although we have begun full-scale marketing and sales of our DEBACTEROL and HYBENX products in the United States and our ORALMEDIC product in other jurisdictions, such sales have been limited to date and we have not yet achieved profitability. We had net losses of $1,955,388 and $1,299,485 for the six-month periods ended June 30, 2022 and 2021, respectively, and $3,142,515 and $1,692,893 for our fiscal years ended December 31, 2021 and 2020, respectively. We anticipate that we will continue to incur losses at least until profits from sales of our products are adequate to fund operating expenses, which we anticipate will not be until our HYBENX and ERADX products are more widely accepted by dentists, which we believe will be sometime after the second quarter of 2023; provided, however, that there can be no assurance that dentists will widely accept our HYBENX and ERADX products by that date or ever. We may not be able to successfully achieve or sustain profitability. Successful transition to profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure, including in new markets for which we are not presently approved.

We may be unsuccessful in obtaining regulatory approvals for use of the REVITY product candidate for the treatment of chronic wounds.

Although products based on our technology have been approved for use in the treatment of periodontal disease, they have not been approved for additional indications such as chronic wounds. We plan to expand these indications by conducting a series of chronic wound clinical trials in order to gain approval by the FDA for U.S. professional use, as well as approval in other jurisdictions. While certain clinical trials for such uses have been completed and published, additional trials are presently planned, and there can be no assurance that we will be successful in those clinical trials or ever receive approval by the FDA for such additional applications. Such a failure of approval would have a material negative effect on our future prospects.

We are subject to rigorous and extensive regulation by the FDA in the U.S. and by comparable agencies in other jurisdictions, including the European Medicines Agency (“EMA”) in the European Union (“EU”). While we have received FDA approval for some of our products, our product candidate REVITY has not received FDA approval. Our product candidate may not be marketed in the U.S. until it has been approved by the FDA and may not be marketed in other jurisdictions until it has received approval from the appropriate foreign regulatory agencies. Each product candidate requires significant research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval.

Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our product candidates on a timely basis, or at all. The number, size, design and focus of preclinical and clinical trials that will be required for approval by the FDA, the EMA, or any other foreign regulatory agency varies depending on the compound, the disease or condition that the products are designed to address, and the regulations applicable to any particular products. Preclinical and clinical data can be interpreted in different ways, which could delay, limit, or preclude regulatory approval. The FDA, the EMA and other foreign regulatory agencies can delay, limit, or deny approval of a product for many reasons, including, but not limited to:

•        a product may not be shown to be safe or effective;

•        the clinical and other benefits of a product may not outweigh its safety risks;

•        clinical trial results may be negative or inconclusive, or adverse medical events may occur during a clinical trial;

•        the results of clinical trials may not meet the level of statistical significance required by regulatory agencies for approval;

•        regulatory agencies may interpret data from preclinical and clinical trials in different ways than we do;

•        regulatory agencies may not approve the manufacturing process or determine that the manufacturing is not in accordance with current good manufacturing practices (“cGMPs”);

•        a product may fail to comply with regulatory requirements;

•        regulatory agencies might change their approval policies or adopt new regulations.

If our product candidate is not approved at all or quickly enough to provide net revenues to defray our operating expenses, our business, financial condition, operating results and prospects could be harmed.

We may be unsuccessful in commercializing our products due to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives.

We expect that in the future, a significant source of payment for our products will be private insurance plans and managed care programs, government programs such as Medicare and Medicaid, worker’s compensation, and other third-party payors.

We cannot guarantee that we will receive favorable pricing and reimbursement terms and approvals. Additionally, we cannot predict the pricing and reimbursement of our products or product candidate in any other jurisdiction. The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country.

As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in our products or product candidate, even after obtaining regulatory approval.

Additionally, we cannot be sure that reimbursement will be available for REVITY or any other product that we commercialize in the future and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may affect the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with products administered under the supervision of a physician. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize REVITY or any other product that we successfully develop. Eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in certain other countries, such as the United States. In the United States, third-party payors often rely upon other payors, such as a Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for our products and product candidate could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that may affect our ability to sell our products and product candidates profitably, if approved. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•        the market acceptance or demand for our products and product candidates, if approved;

•        the ability to set a price that we believe is fair for our products or any of our other candidates, if approved;

•        our ability to generate revenues and achieve or maintain profitability;

•        the level of taxes that we are required to pay; and

•        the availability of capital.

Generally, private insurance companies do not cover or provide reimbursement for off-label use and may ultimately provide no coverage for our products or product candidates. Many private third-party payors use coverage decisions and payment amounts determined by the Center for Medicare and Medicaid Services (“CMS”), which administers the Medicare program, as guidelines in setting their coverage and reimbursement policies. We plan to start the process of obtaining reimbursement coverage from CMS and to have CMS issue a Healthcare Common Procedure Coding System Code for REVITY. These codes are used to identify medical products and supplies and to facilitate insurance claim submissions and processing for these items. However, while we believe that any ultimate positive reimbursement response by CMS will broaden coverage by private insurers, we cannot currently predict how long it would take for us to receive a coverage decision from CMS for any of our products nor can we predict other business elements that will be decided by CMS such as the reimbursement rate per unit or product labeling requirements. Even with a positive decision from CMS regarding a product of ours, future action by CMS or other government agencies may diminish possible payments to physicians, outpatient centers, and/or hospitals that purchase our products for use by their patients. Additionally, a decision by CMS to provide or not to provide reimbursement could influence other payors, including private insurers. If CMS declines to provide reimbursement of our products, or if its reimbursement rate is lower than that of other payors, our products may not be reimbursed at a cost-effective level or at all. Those private third-party payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for purchase of our products or their use in a hospital or other setting.

Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods include prospective payment systems, capitated rates, benefit redesigns and an exploration of other cost-effective methods of delivering healthcare. These cost control methods potentially limit the amount that healthcare providers may be willing to pay for our products, if they provide coverage at all. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or provide insufficient levels of reimbursement.

We may not be able to expand our production capabilities or satisfy growing demand.

We will likely need to expand our manufacturing capabilities in order to increase our capacity to manufacture our products. We cannot guarantee that we will be able to obtain the requisite approvals, including meeting regulatory and quality requirements, or the necessary capital resources for such expansion, or if we do, that our facilities and equipment will satisfy additional growing demand. Conversely, there can be no assurance, even if we obtain additional capacity, that demand for our products will increase proportionately to the increased production capability. Furthermore, we cannot assure that this or similar projects will be implemented in a timely and cost-effective manner, and that our current production will not be adversely affected by the operational challenges of implementing the expansion project.

We face risks related to the Coronavirus pandemic (“COVID-19”) which could significantly disrupt our research and development, operations, sales, and financial results.

Our business could be further impacted by the effects of the COVID-19 outbreak. In addition to global macroeconomic effects, the COVID-19 outbreak and any other related adverse public health developments has caused disruption to our operations, fundraising and sales activities. Our third-party vendors, third-party distributors, and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party vendors and third-party distributors, the supply of our products will be delayed, which could adversely affect our business, operations, and customer relationships. In addition, COVID-19 or other disease outbreaks will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from COVID-19 will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the COVID-19 outbreak on our business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results, and cash flows. In addition, we have experienced and will experience disruptions to our business operations and our ability to obtain financing resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments. These same factors may also adversely affect enrollment in our clinical trials and/or may cause unexpected delays in the conduct of clinical research activities.

As a result of our current lack of financial liquidity, there exists substantial doubt regarding our ability to continue as a going concern.

As a result of our current lack of financial liquidity, the report of our independent registered accounting firm that accompanies our audited financial statements for the years ended December 31, 2021 and 2020, which are included as part of this prospectus, contains an emphasis of matter expressed by our independent registered public accounting firm regarding our ability to continue as a going concern, meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

In order to continue as a going concern, we will need to, among other things, achieve positive cash flow from operations and, if necessary, seek additional capital resources to satisfy our cash needs. Our plans to achieve positive cash flow include engaging in offerings of equity and debt securities and negotiating up-front and milestone payments on our product candidates and royalties from sales of our products that secure regulatory approval and any milestone payments associated with such approved products. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern.

We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of September 20, 2022, we had 13 full-time employees. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations, commercialize our products, continue our development activities, and fulfill public company financial reporting and other requirements. Our management and personnel, systems, and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•        manage any of our future clinical trials effectively;

•        identify, recruit, retain, incent and integrate additional employees;

•        manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•        continue to improve our operational, financial and management controls, reporting systems and procedures.

Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives or disrupt our operations.

We may encounter substantial delays in any further clinical studies necessary to support any regulatory applications for additional commercial applications of our technology.

We cannot guarantee that any preclinical testing or clinical trials will be conducted as planned or completed on schedule, if at all. As a result, we may not achieve the expected clinical milestones necessary for qualification or approval by the FDA, or other regulators, for the use of REVITY for chronic wound treatment in the United States or other countries.

A failure in a clinical study or regulatory application can occur at any stage. Events that may prevent successful or timely commencement, enrollment, or completion of clinical development or a regulatory application include:

•        delays in raising, or inability to raise, sufficient capital to fund the planned trials;

•        delays in reaching a consensus with regulatory agencies on trial design;

•        changes in trial design;

•        inability to identify, recruit and train suitable clinical investigators;

•        inability to add new clinical trial sites;

•        delays in reaching agreement on acceptable terms for the performance of the trials with prospective clinical research organizations and clinical trial sites;

•        delays in recruiting suitable clinical sites and patients (i.e., subjects) to participate in clinical trials;

•        imposition of a clinical hold by regulatory agencies for any reason, including negative clinical results, safety concerns or as a result of an inspection of manufacturing or clinical operations or trial sites;

•        failure by any relevant party to adhere to clinical trial requirements;

•        failure to perform in accordance with the FDA’s Good Clinical Practice (“GCP”) or applicable regulatory guidelines in other countries;

•        delays in the testing, validation, manufacturing and delivery of the product candidates to the clinical sites;

•        delays caused by clinical trial sites not completing a trial;

•        failure to demonstrate adequate effectiveness;

•        occurrence of serious adverse events in clinical trials that are associated with the product candidates that are viewed to outweigh their potential benefits;

•        changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•        adverse events, safety issues, product recalls, manufacturing or supply chain interruptions, or poor clinical outcomes where our products are being used commercially; and

•        disagreements with regulatory agencies in the interpretation of the data from our clinical trials.

Delays, including delays caused by the above factors, can be costly and could negatively affect our ability to complete clinical trials for our product candidate. If we are not able to successfully complete clinical trials or are not able to do so in a timely and cost-effective manner, we will not be able to obtain regulatory approval for the use of REVITY for chronic wound treatment, which could have a material adverse effect on our business, financial condition, and results of operations.

Additional delays to the completion of clinical studies may result from modifications being made to the protocol during the clinical trial, if such modifications are warranted and/or required by the occurrences in the given trial.

Each modification to the protocol during a clinical trial has to be submitted to the FDA. This could result in the delay or halt of a clinical trial while the modification is evaluated. In addition, depending on the quantity and nature of the changes made, the FDA could take the position that the data generated by the clinical trial are not poolable because the same protocol was not used throughout the trial. This might require the enrollment of additional subjects, which could result in the extension of the clinical trial and the FDA delaying approval of a product. Any such delay could have a material adverse effect on our business and results of operations.

There can be no assurance that the data generated from our clinical trials using modified protocols will be acceptable to the FDA or other regulatory authorities.

There can be no assurance that the data generated using modified protocols will be acceptable to the FDA or other regulatory authorities or that if future modifications during the trial are necessary, that any such modifications will be acceptable to the FDA or other regulatory authorities. If the FDA or other regulatory authorities believe that prior approval is required for a particular modification, they can delay or halt a clinical trial while they evaluate additional information regarding the change.

Serious injury or death resulting from a failure of our product candidates during current or future clinical trials could also result in the FDA or other regulatory authority delaying our clinical trials or denying or delaying approval of a product.

Even though an adverse event may not be the result of the failure of our product candidate, the FDA or other regulatory authority could delay or halt a clinical trial for an indefinite period of time while an adverse event is reviewed, and likely would do so in the event of multiple such events.

Any delay or termination of our current or future clinical trials as a result of the risks summarized above, including delays in obtaining or maintaining required approvals from the FDA or other regulatory authorities, delays in patient enrollment, the failure of patients to continue to participate in a clinical trial, and delays or termination of clinical trials as a result of protocol modifications or adverse events during the trials, may cause an increase in costs and delays in the filing of any product submissions with the FDA or other regulatory authorities, delay the approval and commercialization of our products or result in the failure of the clinical trial, which could adversely affect our business, operating results and prospects.

We rely on third parties to manufacture the raw materials and products that we use in our products and our product candidate. Our business could be harmed if those third parties fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

We do not currently have the infrastructure or capability internally to manufacture the raw materials and other products that we use to manufacture our products and product candidate. There are a limited number of suppliers for these raw materials and products, and there may be a need to identify alternate suppliers to prevent a possible disruption to our sales and our clinical studies. These third parties may encounter problems during manufacturing for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems and environmental factors. In certain cases, we rely on a sole provider, and there may be a need to identify additional providers in the future.

Our reliance on these third parties also subjects us to other risks that could harm our business, including:

•        interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

•        delays in product shipments resulting from defects, reliability issues or changes in raw materials from suppliers;

•        price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

•        errors in manufacturing components, which could negatively impact the effectiveness or safety of our products or product candidates or cause delays in shipment of our products;

•        discontinued production of raw materials, which could significantly delay our production and sales and impair operating profitability;

•        inability to obtain adequate supplies in a timely manner or on commercially reasonable terms;

•        difficulty locating and qualifying alternative suppliers, especially with respect to our sole-source supplies;

•        delays due to evaluation and testing of raw materials from alternative suppliers and corresponding regulatory qualifications;

•        the failure of our suppliers to comply with strictly enforced regulatory requirements, which could result in disruption of supply or increased expenses; and

•        inability of suppliers to fulfill orders and meet requirements due to financial hardships.

Our collaborations with outside physicians, scientists and consultants may be subject to restriction and change.

We work with physicians and scientists at academic and other institutions, and consultants who assist us in our research, development, and regulatory efforts, including the members of our medical advisory board. These consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key consultant acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

We have entered into or intend to enter into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. However, under current law, we may be unable to enforce these agreements against certain of our employees, and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

Our manufacturing resources are limited and if we are unable to produce an adequate supply of our products and product candidate for use in our current and planned clinical trials or for commercialization, our commercialization efforts may be delayed.

Our manufacturing resources for our products and product candidate are limited. We currently manufacture our products at our manufacturing facility in White Bear Lake, Minnesota. If our existing manufacturing facility experiences a disruption, we would have no other means of manufacturing our products and product candidate until we are able to restore the manufacturing capability at our current facility or develop alternative manufacturing facilities. Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our products and proposed product candidate and prepare our products product candidate for clinical trials.

Additionally, in order to produce our products in the quantities that will be required for increased commercialization, we will have to increase or “scale up” our production process over the current level of production. We may encounter difficulties in scaling up our production, including issues involving yields, controlling and anticipating costs, quality control and assurance, supply and shortages of qualified personnel. If our scaled-up production process is not efficient or results in a product that does not meet quality or other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. Further, third parties with whom we may develop relationships may not have the ability to produce the quantities of the materials we may require for clinical trials or commercial sales or may be unable to do so at prices that allow us to price our products competitively.

If our facilities are damaged or become inoperable, we will be unable to continue to research, develop and manufacture our products and product candidate and, as a result, there will be an adverse impact on our business until we are able to secure a new facility.

Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire, vandalism, and power outages, which may render it difficult to operate our business for some period of time. While we have taken precautions to safeguard our facilities, any inability to operate our business during such periods could lead to the loss of customers or harm to our reputation. We also possess insurance for damage to our property and the disruption of our business, but this insurance may not be sufficient to cover all our potential losses, and this insurance may not continue to be available to us on acceptable terms, or at all.

We are subject to a number of other manufacturing risks, any of which could substantially increase our costs and limit supply of our products.

The process of manufacturing our products is complex and subject to the risk of product loss due to equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes or quality requirements for our products could result in reduced production yields, product defects and other supply disruptions.

Although we have not experienced any major equipment failures, or other similar manufacturing problems of such magnitude, any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for our products that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

We operate in a very competitive business environment and if we are unable to compete successfully against our existing or potential competitors, our sales and operating results may be negatively affected.

The dental care and chronic would care industries are intensely competitive and subject to rapid and significant technological change, as well as the introduction of new products or other market activities of industry participants. Our ability to compete successfully will depend on our ability to develop products that reach the market in a timely manner, are broadly adopted by customers and receive adequate reimbursement coverage from third-party payors.

We have numerous competitors, many of whom have substantially greater name recognition, commercial infrastructure and financial, technical and personnel resources than us. For example, OraPharma Inc., a subsidiary of Bausch Health Companies Inc., manufactures ARESTIN, which is used in dental clinics to help minimize bacterial growth. Additionally, among others, Dentsply Sirona Inc. manufactures the Cavitron ultrasonic scaling systems. In respect of REVITY, our competitors include 3M, which manufactures V.A.C. VERAFLO Therapy and Smith & Nephew, which manufactures ACTICOAT. Our competitors may develop and patent competing products or processes earlier than we can or obtain regulatory clearance or approvals for competing products more rapidly than we can, which could impair our ability to develop and commercialize similar products or processes. Additionally, our competitors may, in the future, develop technologies that render our products obsolete or uneconomical.

Many of our current and potential competitors are publicly traded, or are divisions of publicly traded, major wound treatment or technology companies that enjoy several competitive advantages. We face a challenge overcoming the long-standing preferences of some specialists for using existing standard of care. Specialists who have completed many successful procedures using the standard of care may be reluctant to try new products from a source with which they are less familiar. If these specialists do not try and subsequently adopt our products and services, we may be unable to generate sufficient revenue or growth. In addition, many of our competitors enjoy other advantages such as:

•        greater financial resources for marketing and the ability to offer aggressive discounting;

•        large and established sales, marketing and distribution networks with greater reach in both domestic and international markets;

•        significantly greater brand recognition;

•        established business and financial relationships with specialists, referring physicians, hospitals and medical schools;

•        greater existing market share in our product market;

•        greater resources devoted to research and development of competing products and greater capacity to allocate additional resources;

•        greater experience in obtaining and maintaining regulatory clearances and approvals for new products and product enhancements;

•        products supported by long-term clinical data;

•        more expansive patent portfolios and other intellectual property rights; and

•        broader product portfolios, affording them greater ability to cross-sell their products or to incentivize hospitals or surgeons to use their products.

As a result of this increased competition, we believe there will be increased pricing pressure in the future. The entry of multiple new products and competitors may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of our products and pricing in our markets generally. Additionally, because we expect that potential hospital and other healthcare provider customers will bill various third-party payors to cover all or a portion of the costs and fees associated with the procedures in which our products will be used, including the cost of the purchase of our products, changes in the amount such payors are willing to reimburse our customers for procedures using our products could create pricing pressure for us. If competitive forces drive down the prices we are able to charge for our products, our profit margins will shrink, which will adversely affect our ability to invest in and grow our business.

Our competitors may seek to obtain agreements, exclusive or otherwise, with the same partners or licensees that we intend to approach in order to develop and market our product candidates. In addition, our competitors may be able to meet these requirements and develop products that are comparable or superior to our products or that could render our technology or products obsolete or non-competitive.

Our long-term growth depends on our ability to develop and commercialize additional products.

The chronic wound care and dental industries, as well as other markets we may enter, are highly competitive and subject to rapid change and technological advancements. Therefore, it is important to our business that we continue to enhance our product offerings. Even if we are successful in developing additional products, the success of any new product offering or enhancements to existing products will depend on several factors, including our ability to:

•        properly identify and anticipate physician and patient needs;

•        develop and introduce new products or product enhancements in a timely manner;

•        develop an effective and dedicated sales and marketing team;

•        avoid infringing upon the intellectual property rights of third parties;

•        demonstrate, if required, the safety and efficacy of new products with data from pre-clinical studies and clinical trials;

•        obtain the necessary regulatory clearances or approvals for new enhancements;

•        be fully FDA-compliant with marketing of new products;

•        provide adequate training to potential users of our product candidates; and

•        receive adequate coverage and reimbursement for procedures performed with our product candidates.

If we are unsuccessful in developing and commercializing additional products in other areas, our ability to increase our revenue may be impaired.

New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and services that we plan to offer. Existing markets for wound treatment products and devices are characterized by rapid technological change and innovation. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital, and healthcare provider practices. It is also important that we successfully introduce new, enhanced, and competitive products to meet our prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage our introduction of new products. If potential customers believe that such products will offer enhanced features or be sold for a more attractive price, they may delay purchases until such products are available. We may also continue to offer older, obsolete products as we transition to new products, and we may not have sufficient experience managing product transitions. If we do not successfully innovate and introduce new technology into our anticipated product lines or successfully manage the transitions of our technology to new product offerings, our revenue, results of operations and business could be adversely impacted.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, industry standards, distribution reach or customer requirements. We anticipate that we will face strong competition in the future as current or future competitors develop new or improved products and as new companies enter the market with novel technologies.

We must demonstrate to doctors, dentists, hygienists, clinicians, and hospitals the merits of our products to facilitate adoption of our products.

Doctors, dentists, hygienists, clinicians, and hospitals continue to play a significant role in determining the products and devices used in treatment of chronic wounds and in assisting in obtaining approval by the relevant value analysis committee (“VAC”). Educating doctors and dentists on the benefits of our products will require a significant commitment by our marketing team and sales organization. Doctors, dentists, hygienists, clinicians, and hospitals may be slow to change their practices because of familiarity with existing devices and/or treatments, perceived risks arising from the use of new devices or treatments, lack of experience using new devices or treatments, lack of clinical data supporting the benefits of such devices or treatments, or the cost of new devices or treatments. There may never be widespread adoption of our products by doctors, dentists and hospitals. If we are unable to educate doctors, dentists, hygienists, clinicians, and hospitals about the advantages of our products incorporating our technology, as compared to treatments and devices which do not incorporate such technology, we may face challenges in obtaining approval, and we will not achieve significantly greater market acceptance of our products, gain momentum in our sales activities, significantly grow our market share or grow our revenue, and our business and financial condition will be adversely affected.

Our current and future international operations could subject us to regulatory and legal risks and certain operating risks, which could adversely impact our business, results of operations and financial condition.

The sale and shipment of our products across international borders and the purchase of components from international sources subject us to U.S. and foreign governmental trade, import and export, and customs regulations and laws. Compliance with these regulations and laws is costly and could expose us to penalties for non-compliance. We expect that our international activities will be dynamic over the foreseeable future as we continue to engage in, identify and pursue opportunities in international markets. Our international business operations are subject to a variety of risks, including:

•        fluctuations in foreign currency exchange rates;

•        difficulties in staffing and managing foreign and geographically dispersed operations;

•        third-party reimbursement policies that may require some of the patients who undergo procedures using our products or who use our services to directly absorb costs or that may necessitate the reduction of the selling prices of our products;

•        an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action;

•        economic, political or social instability in certain countries and regions;

•        the imposition of additional U.S. and foreign governmental controls or regulations;

•        changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•        the imposition of costly and lengthy new export licensing requirements;

•        the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•        the occurrence of an FDA inspection that results in adverse findings at our facilities, or the facilities of our vendors or suppliers, and any resulting import detention that prevents products made in such facilities from entering the United States;

•        scrutiny of foreign tax authorities, which could result in significant fines, penalties and additional taxes being imposed on us;

•        availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us;

•        imposition of differing labor laws and standards;

•        the ability of a foreign government to exclude us from, or limit our ability to compete in, the markets under its jurisdiction through collective tender processes or otherwise;

•        longer payment cycles for products sold to customers outside the United States;

•        difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; and

•        the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity.

We expect that each additional international market we enter will pose particular regulatory and other hurdles to overcome, and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our reputation, business and financial condition may be harmed.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We expect to expand our business operations to meet anticipated growth in demand for our products. This future growth could strain our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, salesforce management and general and financial administration. Our ability to effectively manage our growth properly will require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures.

As our commercial operations and sales volume grow, we will need to continue to increase our workflow capacity for manufacturing, customer service, billing and general process improvements and expand our internal quality assurance program, among other things. We will also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase our manufacturing, maintenance, software and computing capacity to meet increased demand. These increases in scale, expansion of personnel, purchase of equipment or process enhancements may not be successfully implemented.

We must also successfully increase production output to meet expected customer demand. In the future, we may experience difficulties with production yields, quality control, component supply and shortages of qualified personnel, among other problems. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues.

We have limited sales and marketing infrastructure and if we are unable to successfully secure sales and marketing partners or further develop a sales and marketing infrastructure, we may be unable to commercialize our products and product candidate, if approved, and may never generate sufficient revenue to achieve or sustain profitability.

In order to commercialize products that are approved by regulatory agencies, we must either collaborate with third parties that have such commercial infrastructure, engage third-party distributors, or further develop our own sales and marketing infrastructure. We have a limited sales and marketing team, and we may not be able to enter into collaborations on acceptable terms or at all, which would leave us unable to progress our business plan. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for collaboration will depend upon, among other things, our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to maintain or reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidates, reduce or delay development programs, delay potential commercialization of our product candidates or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Moreover, even if we are able to maintain and/or enter into such collaborations, such collaborations may pose a number of risks, including the following:

•        collaborators may not perform their obligations as expected;

•        disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of our product candidates, might lead to additional responsibilities for us with respect to such devices, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•        collaborators could independently develop or be associated with products that compete directly or indirectly with our products;

•        collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them, and thus we may have limited or no control over the sales, marketing and distribution activities;

•        a collaborator with marketing and distribution rights to our products may not commit sufficient resources to the marketing and distribution of such products;

•        collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•        collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•        collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of our products on our own.

Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations.

If we elect to further develop or expand our sales and marketing infrastructure, we may not realize a positive return on this investment. We will have to compete with established and well-funded companies to recruit, hire, train and retain sales and marketing personnel. Once hired, the training process is lengthy because it requires significant education of new sales representatives to achieve the level of clinical competency with our products expected by specialists. Upon completion of the training, our sales representatives typically require lead time in the field to grow their network of accounts and achieve the productivity levels we expect them to reach in any individual territory. If we are unable to attract, motivate, develop and retain a sufficient number of qualified sales personnel, or if our sales representatives do not achieve the productivity levels in the time period we expect, our revenue will not grow at the rate we expect and our business, results of operations and financial condition will suffer. Additionally, to the extent we hire sales personnel from our competitors, we may be required to wait until applicable non-competition provisions have expired before deploying such personnel in restricted territories or incur costs to relocate personnel outside of such territories. In addition, we may, in the future, be subject to allegations that these new hires have been improperly solicited, or that they have divulged to us proprietary or other confidential information of their former employers. Any of these risks may adversely affect our ability to increase sales of our products. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our products, which would adversely affect our business, results of operations and financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of medical treatment methods. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Manufacturing and marketing of our products and clinical testing of our product candidates under development may expose us to product liability and other tort claims. Furthermore, physicians or dentists may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Regardless of the merit or eventual outcome, product liability claims may result in:

•        significant litigation costs;

•        distraction of management’s attention from our primary business operations;

•        decreased demand for our products and any products that we may develop;

•        damage to our reputation;

•        withdrawal of clinical trial participants;

•        substantial monetary awards to trial participants, patients or other claimants;

•        loss of revenue; and

•        the inability to commercialize any products that we may develop.

Although we intend to maintain liability insurance, the coverage limits of our insurance policies may not be adequate, and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. If we are unable to obtain insurance in the future at an acceptable cost or on acceptable terms with adequate coverage, we will be exposed to significant liabilities.

We bear the risk of warranty claims on our products.

We provide limited product warranties against manufacturing defects of our products. Thus far, we have not accrued a significant liability contingency for potential warranty claims, due to the fact that we have had nominal warranty claims to date.

If we experience warranty claims in excess of our expectations, or if our replacement costs associated with warranty claims increase significantly, we will incur liabilities for potential warranty claims that may be greater than we expect. An increase in the frequency of warranty claims or amount of warranty costs may harm our reputation and could have a material adverse effect on our business, results of operations and financial condition.

The loss of our executive officers or our inability to attract and retain qualified personnel may adversely affect our business, financial conditions and results of operations.

Our business and operations depend to a significant degree on the skills, efforts and continued services of our executive officers who have critical industry experience and relationships. Although we have entered into employment agreements with our executive officers, they may terminate their employment with us at any time. Accordingly, these executive officers may not remain associated with us. The efforts of these persons will be critical to us as we continue to develop our products and business. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our executive officers.

Our employees, consultants, independent sales agencies, distributors and other commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, consultants, collaborators, distributors and other commercial partners may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or other unauthorized activities that violate the regulations of the FDA and non-U.S. regulators, including those laws requiring the reporting of true, complete, and accurate information to such regulators, manufacturing standards, healthcare fraud and abuse laws and regulations in the United States and abroad or laws that require the true, complete, and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. It is not always possible to identify and deter misconduct by our employees, sales agencies, distributors and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations.

We may not be able to successfully complete any future acquisitions and any acquisitions, joint ventures or other investments may result in dilution of our shareholders’ ownership, increase our debt, or cause us to incur significant expense.

We may seek to grow our business through the acquisition of additional products, technologies, services or businesses that we believe have significant commercial potential. Growth through acquisitions will depend upon the continued availability of suitable acquisition candidates at favorable prices and on commercially acceptable terms and conditions. Even if these opportunities are present, we may be unable to successfully identify suitable acquisition candidates. In addition, we may not be able to successfully integrate any acquired companies or achieve the commercial potential or synergies projected for any acquisition. Future acquisitions may also divert management’s attention from other business activities. Further, any such acquisitions may result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition, and results of operations.

Additionally, we may pursue strategic alliances and joint ventures that leverage our technology and industry experience. We may be unable to find suitable partners or, in the event we identify such a partner, we may be unable to realize the anticipated benefits of any such alliance or joint venture. To finance any such acquisitions, alliances, or joint ventures, we may choose to issue shares of capital stock as consideration, which could dilute the ownership of our shareholders. If the market price of our common stock is low or volatile, however, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, compliance, purchasing and inventory management. We do not have redundant systems at this time. While we will attempt to mitigate interruptions, we may experience difficulties in implementing some upgrades, which would impact our business operations, or experience difficulties in operating our business during the upgrade, either of which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the current implementation of our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

We are increasingly dependent on sophisticated information technology for our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business. For example, third parties may attempt to hack into systems and may obtain our proprietary information.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about clinical development programs and we intend to utilize appropriate social media in connection with our commercialization efforts following approval of our product candidate, if any. Social media practices in the biomedical industry continue to evolve, and regulations and regulatory guidance relating to such use are evolving and not always clear. This evolution creates uncertainty and risk of non-compliance with regulations applicable to our business, resulting in potential regulatory actions against us, along with the potential for litigation related to off-label marketing or other prohibited activities and heightened scrutiny by the FDA, the SEC and other regulators. For example, patients may use social media channels to comment on their experience in an ongoing clinical trial or to report an alleged adverse event. If such disclosures occur, there is a risk that trial enrollment may be adversely impacted, that we may fail to monitor and comply with applicable adverse event reporting obligations or that we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us or the products we are marketing or developing on any social networking website. In addition, we may encounter attacks on social media regarding our company, management, product candidates or products. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, we had available federal and state net operating loss carryforwards (“NOLs”) of approximately $6.8 million and $0.3 million, respectively, which begin to expire in the year ending December 31, 2028. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a cumulative change in equity ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period) may be subject to limitations on its ability to utilize its NOLs and certain credit carryforwards to offset future taxable income and taxes. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”) as modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), unused U.S. federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. Future changes in our stock ownership, including this or future offerings, as well as other changes that may be outside of our control, could result in ownership changes. Our NOLs may also be limited under similar provisions of state law. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future tax benefits of such assets.

Risks Related to Regulatory Approval and Other Governmental Regulations

Our business, products and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

Our products and operations are subject to extensive regulation in the United States by the FDA and by regulatory agencies in other countries where we anticipate conducting business activities. The FDA regulates the development, testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States. The regulations to which we are subject are complex and may become more stringent over time. Regulatory changes could result in restrictions on our ability to carry out or expand our operations, higher than anticipated costs or lower than anticipated sales.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an Investigational Device Exemption (“IDE”) application. Our REVITY product is a device requiring IDE approval prior to investigational use. We may not be able to obtain FDA or IRB approval to undertake clinical trials in the U.S. for any new products we intend to market in the United States in the future. If we obtain such approvals, we may not be able to conduct studies which comply with the IDE and other regulations governing clinical investigations, or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition, and results of operations. It is uncertain whether clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

Our products may also be subject to extensive governmental regulation in foreign jurisdictions, such as Europe and Asia, and our failure to comply with applicable requirements could cause our business, results of operations and financial condition to suffer.

In the European Union, we are required to comply with applicable medical device directives, including the Medical Devices Directive, and obtain a CE mark in order to market medical device products. The CE mark is applied following approval from an independent notified body or declaration of conformity. As is the case in the United States, the process of obtaining marketing approval or clearance from comparable agencies in foreign countries for new products, or with respect to enhancements or modifications to existing products, could:

•        take a significant period of time;

•        require the expenditure of substantial resources;

•        involve rigorous pre-clinical and clinical testing;

•        require extensive post-marketing surveillance;

•        require changes to products; and

•        result in limitations on the indicated uses of products.

In addition, exported products are subject to the regulatory requirements of each country to which the product is exported. Most foreign countries possess medical devices regulations and require that they be applied to medical products and devices before they can be commercialized. There can be no assurance that we will receive the required approvals for our products on a timely basis or that any approval will not be subsequently withdrawn or conditioned upon extensive post-market study requirements.

Our global regulatory environment is becoming increasingly stringent and unpredictable, which could increase the time, cost and complexity of obtaining marketing authorization for our products, as well as the clinical and regulatory costs of supporting those approvals. Several countries that did not previously have regulatory requirements for medical devices have established such requirements in recent years and other countries have expanded existing regulations. Certain regulators are exhibiting less flexibility by requiring, for example, the collection of local pre-clinical and/or clinical data prior to approval. While harmonization of global regulations has been pursued, requirements continue to differ significantly among countries. We expect the global regulatory environment to continue to evolve, which could impact our ability to obtain future approvals for our products and increase the cost and time to obtain such approvals. By way of example, the European Union regulatory bodies recently finalized a new Medical Device Regulation (“MDR”). The MDR changes several aspects of the existing regulatory framework, such as clinical data requirements, and introduces new ones, such as Unique Device Identification.

If we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products or product candidates, our products or product candidates could be subject to restrictions or withdrawal from the market.

The manufacturing processes, post-approval clinical data and promotional activities of any product for which we obtain or have obtained marketing approval will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of our product candidates is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown and unanticipated problems with our products, including but not limited to unanticipated severity or frequency of adverse events, delays or problems with the manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Legislative or regulatory reforms may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to produce, market, or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in the legislative bodies of the countries in which we sell our products to revise the process for regulatory approval, clearance, authorization, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA, European Economic Area (“EEA”) and other applicable foreign regulations and guidance are often revised or reinterpreted by the applicable competent authority in ways that may significantly affect our business and our products. For example, the MDR may impose increased compliance obligations for us to access EEA member State markets. These modifications may have an effect on the way we conduct our business in the EEA member States and these modifications may have an impact on the way we design and manufacture products and the way we conduct our business in the EEA member States, which could adversely affect our business, financial condition and results of operations.

As another example, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance for, manufacture, market, or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require additional testing prior to obtaining clearance; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional recordkeeping.

In addition, regulatory authorities’ policies may change, and additional laws or regulations may be enacted or promulgated that could prevent, limit or delay marketing authorizations for our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing authorizations that we may have obtained and we may not achieve or sustain profitability.

Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products or limit our ability to sell to our customers. It is impossible to predict whether legislative changes will be enacted or if regulations, guidance or interpretations will change and what the impact of such changes, if any, may be. Such changes could require, among other things:

•        additional testing prior to obtaining clearance or approval;

•        changes to manufacturing methods;

•        recall, replacement or discontinuance of our systems or current or future products; or

•        additional record-keeping.

Any of these changes could require substantial time and cost and could harm our business and our financial results.

Our products may in the future be subject to recalls or market withdrawals that could harm our business, financial condition, and results of operations.

Manufacturers may, on their own initiative, initiate actions, including a non-reportable market withdrawal or a reportable product recall, for the purpose of correcting a material deficiency, improving device performance or other reasons. Additionally, the FDA and similar foreign governmental authorities have the authority to require the recall of commercialized devices in the event of material deficiencies or defects in the design, manufacture or labeling, in the event that a product poses an unacceptable risk to health. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, conduct a device notification to inform surgeons of changes to instructions for use or of a deficiency, or of a suspected deficiency, found in a device. A government-mandated recall or voluntary recall by us or one of our distributors could occur as a result of manufacturing errors, design or labeling defects or other issues. Recalls, which include certain notifications and corrections as well as removals, of any of our products, could divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers and reduce our ability to achieve expected revenues.

Further, under the MDR regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as product actions or customer notifications, or regulatory authority actions, such as inspection, mandatory recall, or other enforcement action. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition, and operating results.

Moreover, depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace products in a timely manner. Moreover, if we do not adequately address problems associated with our product candidates, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, withdrawals or clearances or approvals or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

We are required to report certain malfunctions, deaths and serious injuries associated with our products and product candidates, which can result in voluntary corrective actions or agency enforcement actions.

Under MDR regulations, medical device manufacturers are required to submit information to the FDA when they become aware of information that reasonably suggests a device may have caused or contributed to a death or serious injury or has malfunctioned, and, upon recurrence, the malfunction would likely cause or contribute to death or serious injury. If we determine that an MDR report is not required to be submitted for an event, and the FDA disagrees with that determination, it could take enforcement action against us for failing to report the event. All manufacturers marketing medical devices in the EEA are legally bound to report incidents involving devices they produce or sell to the regulatory agency, or competent authority, in whose jurisdiction the incident occurred. Under the EU Medical Devices Directive (Directive 93/42/EEC), an incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health.

Malfunction or misuse of our products could result in future voluntary corrective actions, such as recalls, including corrections (e.g., customer notifications), or agency action, such as inspection or enforcement actions. If malfunctions or misuse do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions or misuse, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products or the instructions for use for those products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, may distract management from operating our business, and may harm our business, financial condition, and results of operations.

The potential misuse or off-label promotion of our products may harm our reputation in the marketplace, result in injuries that lead to product liability litigation or result in costly investigations and sanctions by regulatory bodies.

If our products are cleared by the FDA and CE Marked in the EEA for specific indications, we may only promote or market our products for their specifically cleared or approved indications. We will train our marketing and salesforce against promoting our future products for uses outside of the cleared or approved indications for use, known as “off-label uses.”

If the FDA determines that our promotional materials or training constitute promotion of unsupported claims or an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business, financial condition, and results of operations.

Further, the contemplated advertising and promotion of our products will be subject to EEA Member States laws implementing Directive 93/42/EEC concerning Medical Devices, or the EU Medical Devices Directive, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. EEA Member State legislation may also restrict or impose limitations on our ability to advertise our products directly to the general public. In addition, voluntary EU and national Codes of Conduct provide guidelines on the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals harming our business, results of operations and financial condition.

We are subject to federal, state, and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material adverse effect on our business.

Our operations are, and will continue to be, directly and indirectly affected by various federal, state, or foreign healthcare laws, including, but not limited to, those described below. These laws include:

•        the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs;

•        the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, the government may impose penalties of not less than $5,500 and not more than $11,000, plus three times the amount of the damages that the government sustains due to the submission of a false claim and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

•        the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•        The Health Insurance Portability and Accountability Act of 1966 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) and their respective implementing regulations, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state. HIPAA also imposes criminal penalties for fraud against any healthcare benefit program and for obtaining money or property from a healthcare benefit program through false pretenses and provides for broad prosecutorial subpoena authority and authorizes certain property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the U.S. Office of Inspector General of the U.S. Department of Health and Human Services to exclude participants from federal healthcare programs;

•        the federal physician Sunshine Act requirements under the Patient Protection and Affordable Care Act, which require certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, which is defined broadly to include other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and their immediate family members. Manufacturers are required to submit reports to CMS by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations; and

•        analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Any failure by us to ensure that our employees and agents comply with applicable state and foreign laws and regulations could result in substantial penalties or restrictions on our ability to conduct business in those jurisdictions, and our results of operations and financial condition could be materially and adversely affected.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with surgeons and other healthcare providers, some of whom recommend, purchase and/or prescribe our products, and our distributors, could be subject to challenge under one or more of such laws.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental health care programs and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Many of our customers and potential customers are required to comply with the federal HIPAA, the HITECH Act and implementing regulation affecting the transmission, security and privacy of health information, and failure to comply could result in significant penalties.

Numerous federal and state laws and regulations, including HIPAA and HITECH Act, govern the collection, dissemination, security, use and confidentiality of health information that identifies specific patients. HIPAA and the HITECH Act require our physician and hospital customers and potential customers to comply with certain standards for the use and disclosure of health information within their companies and with third parties. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only these Covered Entities, the HITECH Act makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards.

HIPAA requires Covered Entities (like many of our customers and potential customers) and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. The HITECH Act also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek recovery of attorney fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations. If we do not comply with existing or new applicable federal or state laws and regulations related to patient health information, we could be subject to criminal or civil sanctions and any resulting liability could adversely affect our financial condition.

In addition, countries around the world have passed, or are considering legislation that would impose, data breach notification requirements and/or require that companies adopt specific data security requirements. If we experience a data breach that triggers one or more of these laws, we may be subject to breach notification obligations, civil liability, and litigation, all of which could also generate negative publicity and have a negative impact on our business.

We could be negatively impacted by violations of global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Certain anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) or the UK Bribery Act of 2010, prohibit covered entities from offering, promising, authorizing or giving anything of value, directly or indirectly, to foreign officials or other commercial parties with the intent to influence the recipient’s act or decision, to induce action or inaction in violation of lawful duty, or for the purpose of improperly obtaining or retaining business or other advantages. In addition, the FCPA imposes record-keeping and internal controls requirements on publicly traded corporations and their foreign affiliates. As we expect to generate substantial revenue from countries outside the United States, we are subject to the risk that we, our employees, or any third parties such as sales agents and distributors acting on our behalf in foreign countries may take action determined to be in violation of applicable anti-corruption laws, including the FCPA. Any violations of these laws, or even allegations of such violations, can lead to an investigation, which could disrupt our operations, involve significant management distraction, lead to significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. We could also suffer severe penalties, including criminal and civil penalties, disgorgement, and other costly remedial measures. Likewise, any investigation of any potential violations of these laws by respective government bodies could also have an adverse impact on our reputation, our business, financial condition, and results of operations.

Although we intend to implement a program designed to ensure our employees and distributors comply with the FCPA and other anti-bribery laws, this program may not prevent all potential violations of the FCPA and other anti-corruption laws. Similarly, our books and records and internal control policies and procedures do not guarantee that we will, in all instances, comply with the accounting provisions of the FCPA.

Our relationships with physician consultants, owners and investors could be subject to additional scrutiny from regulatory enforcement authorities and could subject us to possible administrative, civil, or criminal sanctions.

Federal and state laws and regulations impose restrictions on our relationships with physicians who are consultants, owners, or investors. We have entered into, and intend to enter into, consulting agreements, license agreements and other agreements with physicians in which we provide cash as compensation. We have other written and oral arrangements with physicians, including for research and development grants and for other purposes as well.

We could be adversely affected if regulatory agencies were to interpret our financial relationships with these physicians, who may be in a position to influence the ordering of and use of our products for which governmental reimbursement may be available, as being in violation of applicable laws. If our relationships with physicians are found to be in violation of the laws and regulations that apply to us, we may be required to restructure the arrangements and could be subject to administrative, civil, and criminal penalties, including exclusion from participation in government healthcare programs, imprisonment, and the curtailment or restructuring of our operations, any of which could negatively impact our ability to operate our business and our results of operations.

Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business, financial condition, results of operations and cash flows in our key markets.

There have been and continue to be proposals by the federal government, state governments, regulators, and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control costs could have a material adverse effect on our business, financial condition, and results of operations.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may harm:

•        our ability to set a price that we believe is fair for our products;

•        our ability to generate revenue and achieve or maintain profitability; and

•        the availability of capital.

Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. While some of these measures may require additional authorization to become effective, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control product costs. Additionally, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs. Adoption of price controls and other cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures may prevent or limit our ability to generate revenue and attain profitability.

Various new healthcare reform proposals are emerging at the federal and state level. It is also possible that additional governmental action is taken to address the COVID-19 pandemic. Any new federal and state healthcare initiatives that may be adopted could limit the amounts that federal and state governments will pay for healthcare products and services and could have a material adverse effect on our business, financial condition and results of operations.

Our business involves the use of hazardous materials and we and our current or future third-party manufacturers must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our activities involve the controlled storage, use and disposal of hazardous materials. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling, and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling, or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for clean-up obligations, damages, and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) required the SEC to establish new disclosure and reporting requirements for those companies that use certain minerals and metals mined in the Democratic Republic of Congo and adjoining countries, known as conflict minerals, in their products, whether or not these products or the components containing such conflict minerals are manufactured by third parties. Currently, none of our products or product candidates contain any such conflict minerals and, although it is unlikely that any of our future products will contain any such conflict minerals, it is possible that in the future we may be required to include and make use of conflict minerals in connection one or more of our products. This rule may affect sourcing at competitive prices and availability in sufficient quantities of certain minerals used in the manufacture of our products. The number of suppliers who provide conflict-free minerals may be limited. In addition, there may be material costs associated with complying with the disclosure requirements, such as costs related to determining the source of certain minerals used in our products, as well as costs of possible changes to products, processes, or sources of supply as a consequence of such verification activities. Since our supply chain is complex, we may not be able to verify the origins for these minerals used in our products sufficiently through the due diligence procedures that we implement, which may prevent us from certifying our products as conflict-free, harming our reputation. In addition, we may encounter challenges to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers such as us from certain markets, which could have an adverse effect on our business, results of operations or financial condition.

Because healthcare costs have risen significantly, numerous initiatives and reforms initiated by legislators, regulators, and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry to aggregate purchasing power. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This in turn has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers, including us, from important market segments as group purchasing organizations (GPOs), independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions for hospitals. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers, which may reduce competition, exert further downward pressure on the prices of our products and may adversely impact our business, financial condition, or results of operations.

If coverage and reimbursement from third-party payors for procedures using our products significantly decline, physicians, hospitals and other healthcare providers may be reluctant to use our product candidates and our sales may decline.

In the United States, healthcare providers who may purchase our products or product candidates, if approved, will generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the cost of our products and product candidates in the procedures in which they are employed. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our products and product candidates may make it difficult for existing customers to continue using, or adopt, our products and could create additional pricing pressure for us. We may be unable to sell our product candidates, if approved, on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

To contain costs of new technologies, governmental healthcare programs and third-party payors are increasingly scrutinizing new and even existing treatments by requiring extensive evidence of favorable clinical outcomes. Physicians, hospitals, and other healthcare providers may not purchase our product candidates if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our product candidates.

Moreover, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer surgical procedures or by requiring the use of the least expensive devices available. Additionally, as a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for our product candidates and cause our revenue to decline.

We are currently, and in the future our contract manufacturers may be, subject to various governmental regulations related to the manufacturing of our products and product candidates, and we may incur significant expenses to comply with, experience delays in our product commercialization as a result of, and be subject to material sanctions if we or our contract manufacturers violate these regulations.

Our manufacturing processes and facility are required to comply with the FDA’s Quality System Regulation (“QSR”), which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of our product candidates. Although we believe we are compliant with the QSR, the FDA enforces the QSR through periodic announced or unannounced inspections of manufacturing facilities. We have been, and anticipate in the future being, subject to such inspections, as well as to inspections by other federal and state regulatory agencies. We are required to register our manufacturing facility with the FDA and list all devices that are manufactured. We also operate an International Organization for Standards (“ISO”) 13485 certified facility, and annual audits are required to maintain that certification. The suppliers of our components are also required to comply with the QSR and are subject to inspections. We have limited ability to ensure that any such third-party manufacturers will take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with our products or manufacturing processes, including our failure or the failure of one of our third-party manufacturers to take satisfactory corrective action in response to an adverse QSR inspection, can result in, among other things:

•        administrative or judicially imposed sanctions;

•        injunctions or the imposition of civil penalties;

•        recall or seizure of our products;

•        total or partial suspension of production or distribution;

•        the FDA’s refusal to grant future clearance or pre-market approval for our products;

•        withdrawal or suspension of marketing clearances or approvals;

•        clinical holds;

•        warning letters;

•        refusal to permit the import or export of our products; and

•        criminal prosecution of us or our employees.

Any of these actions, in combination or alone, could prevent us from marketing, distributing, or selling our products and would likely harm our business. In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could expose us to product liability or other claims, including contractual claims from parties to whom we sold products, and harm our reputation with customers. A recall involving any of our products would be particularly harmful to our business and financial results and, even if we remedied a particular problem, may have a lasting negative effect on our reputation and demand for our products.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect our products and product candidates, others could compete against us more directly, which could harm our business, financial condition, and results of operations.

Our success will be heavily dependent on our ability to obtain and maintain meaningful patent protection for our technologies and products throughout the world. Patent law relating to the scope of claims in the technology fields in which we will operate is still evolving. The amount of ongoing protection for our proprietary rights therefore is uncertain. We will rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may be denied, and any patent previously issued to us may be challenged, invalidated, held unenforceable, or circumvented. Furthermore, the patent protections we have been granted may not be broad enough to prevent competitors from producing products similar to ours. In addition, the laws of various foreign countries in which we may compete, such as China, may not protect our intellectual property to the same extent as do the laws of the United States. If we fail to obtain adequate patent protection for our proprietary technology, our ability to be commercially competitive will be materially impaired.

In the ordinary course of business and as appropriate, we intend to apply for additional patents covering both our technologies and products, as we deem appropriate. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from developing competing products and technologies. In addition, because patent law is evolving in the medical device industry, the patent positions of companies like ours are uncertain. As a result, the validity and enforceability of our patents cannot be predicted with certainty.

Our patents may not have, or our pending patent applications that mature into issued patents may not include, claims with a scope sufficient to protect our products, any additional features we develop for our current products, or any new products. Other parties may have developed technologies that may be related or competitive to our products, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. The patent positions of companies like ours, including our patent position, may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs, or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees, and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If any of these developments were to occur, they each could have a negative impact on our business and competitive position.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, our financial position and results of operations could be negatively impacted. In addition, if a court found that valid, enforceable patents held by third parties covered one or more of our products, our financial position and results of operations could be harmed.

We rely upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission requirements, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office (“USPTO”), and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payments such as maintenance and annuity fee payments and other provisions during the patent procurement process as well as over the life span of an issued patent. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

The lives of our patents may not be sufficient to effectively protect our products and business.

Patents have a limited life span. In the United States and most foreign jurisdictions, the natural expiration of a patent is generally 20 years after its first effective filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from other dental and wound care product manufacturers. Our issued patents will expire on dates ranging from 2024 to 2035, subject to any patent extensions that may be available for such patents. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. If we do not have sufficient patent life to protect our products, our business and results of operations will be adversely affected.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who previously worked with other companies, including potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and/or be a distraction to management and other employees.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. Our business, products and methods could infringe the patents or other intellectual property rights of third parties.

The medical device industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many medical device companies with substantially greater resources than us have employed intellectual property litigation as a way to gain a competitive advantage. We may become involved in litigation, interference proceedings, oppositions, reexamination, protest, or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, either in the U.S. or abroad. We may also become a party to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Third parties may also challenge the validity of any of our issued patents, and we may initiate proceedings to enforce our patent rights and prevent others from infringing on our intellectual property rights. Any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, diversion of our management’s attention and resources, or entrance into royalty or license agreements that are not advantageous to us. In any of these circumstances, we may need to spend significant amounts of money, time and effort defending our position. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, defend an infringement action, challenge the validity of intellectual property in court, or redesign our products.

We may not be able to adequately protect our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks or names. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential customers in our markets of interest. In addition, third parties may register trademarks similar and identical to our trademarks in foreign jurisdictions and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third-party rights, we may not be able to use these trademarks to market our products in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, results of operations and financial condition may be adversely affected.

Risks Related to this Offering and Ownership of Our Securities

The market price of our securities may be highly volatile, and you could lose all or part of your investment.

Prior to this offering, there was no public market for shares of our common stock or the Warrants. The offering price for the securities sold in this offering will be determined by negotiation between the underwriters and us. This price may not reflect the market price of our common stock or the Warrants following this offering. As a result, the trading prices of our common stock and Warrants are likely to be volatile, which may prevent you from being able to sell your shares of common stock or Warrants at or above the public offering price. Our securities could be subject to wide fluctuations in response to a variety of factors, which include:

•        whether we achieve our anticipated corporate objectives;

•        actual or anticipated fluctuations in our financial condition and operating results;

•        changes in financial or operational estimates or projections;

•        the development status of our product candidates and when our products receive regulatory approval;

•        our execution of our sales and marketing, manufacturing, and other aspects of our business plan;

•        performance of third parties on whom we rely to manufacture our products, product components and product candidates, including their ability to comply with regulatory requirements;

•        the results of our clinical studies and clinical trials;

•        results of operations that vary from those of our competitors and the expectations of securities analysts and investors;

•        changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•        our announcement of significant contracts, acquisitions or capital commitments;

•        announcements by our competitors of competing products or other initiatives;

•        announcements by third parties of significant claims or proceedings against us;

•        regulatory and reimbursement developments in the United States and abroad;

•        future sales of our common stock;

•        product liability claims;

•        healthcare reform measures in the United States;

•        additions or departures of key personnel; and

•        general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of medical technology companies like ours, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuer. Such broad market and industry factors may negatively affect the market price of our common stock and Warrants, regardless of our actual operating performance.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you disagree or that may not yield a return.

While we set forth our anticipated use for the net proceeds from this offering in the section titled “Use of Proceeds,” our management will have broad discretion on how to use and spend any proceeds that we receive from this offering and may use the proceeds in ways that differ from the anticipated uses set forth in this prospectus. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. It is possible that we may decide in the future not to use the proceeds of this offering in the manner described in this offering. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Investors will receive no notice or vote regarding any such change and may not agree with our decision on how to use such proceeds. If we fail to utilize the proceeds we receive from this offering effectively, our business and financial condition could be harmed, and we may need to seek additional financing sooner than expected. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no existing market for our securities, and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our securities. Although we have applied to have our common stock and the Warrants listed on Nasdaq, an active trading market for our common stock or Warrants may never develop or be sustained following this offering. You may not be able to sell your shares of common stock or Warrants quickly or at the market price if trading in our common stock or Warrants is not active. The initial public offering price for the Units will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail for our shares of common stock and the Warrants in the trading market. You may not be able to sell your shares of our common stock or Warrants at or above the price you paid in the offering. As a result, you could lose all or part of your investment. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

Our principal shareholders and management own a significant percentage of our capital stock and will be able to exert a controlling influence over our business affairs and matters submitted to shareholders for approval.

After this offering, and assuming a public offering price of $5.25 per Unit, which is the midpoint of the range set forth on the cover page of this prospectus, and also assuming the it is anticipated that our officers and directors, together with holders of 5% or more of our outstanding common stock before this offering and their respective affiliates, will beneficially own or control 6,232,136 shares of our common stock, which in the aggregate will represent approximately 37.07% of the outstanding shares of our common stock, or approximately 35.70% if the underwriters’ over-allotment option to purchase additional shares is exercised in full. As a result, if some of these persons or entities act together, they will have the ability to exercise significant influence over matters submitted to our shareholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws, the approval of any business combination and any other significant corporate transaction.

These actions may be taken even if they are opposed by other shareholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our shareholders from receiving a premium for their shares. Some of these persons or entities who make up our principal shareholders may have interests different from yours.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore shareholders may have difficulty selling their shares.

Future sales of our common stock may adversely affect the market price of our securities and our ability to raise funds in new offerings.

Sales of our common stock in the public market following this offering or at the conclusion of any required lock-up periods could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 10,136,322 shares of common stock outstanding as of September 20, 2022, after giving effect to the assumed conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer, ________ shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, and approximately ________ of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholder and EF Hutton.

Additionally, we intend to register shares of common stock that are reserved for issuance under the 1998 Option Plan. For more information, see the section entitled “Shares Eligible for Future Sale — Registration Statements on Form S-8.”

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

The Warrants offered by this prospectus may not have any value.

The Warrants offered by this prospectus will be exercisable for five years from the date of initial issuance at an initial exercise price of $     per share (which shall be equal to 100% of the public offering price per Unit). There can be no assurance that the market for shares of our common stock will ever equal or exceed the price of the Warrants. In the event that the price per share of our common stock does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

A Warrant does not entitle the holder to any rights as a holder of our shares of common stock until the holder exercises the Warrant for a share of common stock.

Until you acquire shares of common stock upon exercise of your Warrants, your Warrants will not provide you any rights as a holder of common stock. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We may amend the terms of the Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding Warrants.

Our Warrants will be issued in book entry form under a warrant agreement. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the Warrants or shorten the exercise period of the Warrants, shall require the written consent of the registered holders of a majority of the then outstanding Warrants.

The Additional Warrants will not be listed on any securities exchange or other nationally recognized trading system.

We have not applied and we do not intend to apply to have the Additional Warrants issuable to Qualified Holders upon the occurrence of certain dilutive events listed on any securities exchange or other nationally recognized trading system. Therefore, there can be no assurance that there will be any active trading market for the Additional Warrants.

Our outstanding Warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing Warrants to purchase shares of common stock as part of this offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of common stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If you purchase our securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of the common stock issued in this offering will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase our securities in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding stock options, you will incur further dilution. Based on an assumed initial public offering price of $5.25 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $4.81 per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, purchasers of securities in this offering will have contributed approximately 32.5% of the aggregate price paid by all purchasers of our common stock but will own only approximately 29.7% of our common stock outstanding after this offering.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an “emerging growth company” until as late as December 31, 2027 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if the market value of our common stock that is held by nonaffiliates exceeds $700 million as of any June 30, in which case we would cease to be an “emerging growth company” as of the following December 31, or (2) if our gross revenue exceeds $1.07 billion in any fiscal year. “Emerging growth companies” may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have identified a material weakness in our internal control over financial reporting. If we experience material weaknesses in the future or otherwise fail to implement and maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us, and as a result, the value of our common stock may decline.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404”). As a public company, we will be subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be detected or prevented on a timely basis.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Once we are no longer an “emerging growth company,” or a “smaller reporting company”, our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In the course of preparing the financial statements that are included in this prospectus, management has determined that a material weakness exists within the internal controls over financial reporting. The material weakness identified relates to the preparation and review of debt and equity valuations. We concluded that the material weakness in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Capital Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC where we are an accelerated filer or a large accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our common stock.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting, and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff in order to address weaknesses in our internal control over financial reporting, as described above, which will also add to the costs of operating as a public company.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock and Warrants will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price for our common stock and Warrants could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common stock or Warrants or publish inaccurate or unfavorable research about our business, the price of our common stock and Warrants could decline. In addition, if our operating results fail to meet the forecast of analysts, the price of our common stock and Warrants could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock and Warrants could decrease, which might cause the price of our common stock and Warrants, as well as trading volume to decline.

Once the Domicile Transfer is completed, our Nevada Articles of Incorporation and our Amended and Restated Bylaws to be adopted in connection with this offering and Nevada law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Nevada Articles of Incorporation and our Amended and Restated Bylaws and Nevada law, which will be applicable to us following this offering, could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. Our Nevada Articles of Incorporation will authorize us to issue up to 10,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Nevada Articles of Incorporation, our Amended and Restated Bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Nevada Articles of Incorporation, our Amended and Restated Bylaws and Nevada law, as applicable, among other things:

•        provide the board of directors with the ability to alter the bylaws without stockholder approval;

•        place limitations on the removal of directors;

•        establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•        provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Any provision of our Nevada Articles of Incorporation, Amended and Restated Bylaws or Nevada law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock, and could also affect the price that some investors are willing to pay for our common stock.

Our Amended and Restated Bylaws, which will be applicable to us following this offering, designate the Second Judicial District Court of Washoe County of the State of Nevada as the sole and exclusive forum for certain actions, which could limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

Unless we consent in writing to the selection of an alternative forum, the Second Judicial District Court of Washoe County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the Nevada Revised Statutes (“NRS”), Chapters 78 or 92A of the NRS or our Nevada Articles of Incorporation or our Nevada Bylaws, or (iv) any action asserting a claim against us, any director or our officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of the securities in this offering will be approximately $19.3 million (or $22.4 million if the underwriters exercise their over-allotment option to purchase additional shares of common stock and/or Warrants in full), based upon an assumed initial public offering price of $5.25 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $3.9 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of Units we are offering. An increase (decrease) of 1,000,000 in the number of Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $4.9 million, assuming the initial public offering price stays the same.

An increase of 1,000,000 in the number of Units we are offering, together with a $1.00 increase in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $9.7 million. A decrease of 1,000,000 in the number of Units we are offering, together with a $1.00 decrease in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $7.8 million. We do not expect that a change in the offering price or the number of Units by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and to facilitate our access to the public equity markets. We intend to use the net proceeds of this offering primarily for (i) clinical trials, (ii) research and development activities, (iii) regulatory review process for our product candidates, (iv) marketing and commercialization of our products, and (v) working capital and general purposes.

We anticipate an approximate allocation of the use of net proceeds as follows:

Net Proceeds after underwriters’ discount and offering expenses	19,300,000

Letter of credit reduction	1,500,000
Repayment of outstanding indebtedness (due by December 31, 2022)(1)	948,658
Research and development	500,000
FDA and MDR clearance of REVITY	500,000
Clinical trials and studies:

Dental — HYBENX and ERADX	500,000
Wound — REVITY	2,000,000
Veterinary — KONKURE	250,000
Working Capital	13,101,342

____________

(1)      A portion of the net proceeds will be used to discharge $948,658 of related party notes payable with interest rates ranging from 6% to 10% due on December 31, 2022. In addition, to the extent certain outstanding convertible notes are not converted into shares of our common stock prior to December 31, 2022, we will be required to utilize a portion of the net proceeds totaling $2,007,216 (as of September 20, 2022) to repay the principal and accrued interest on such notes with interest rates ranging from 6% to 12%.

We currently believe the net proceeds from this offering will be sufficient to complete two on-going post-marketing studies related to our HYBENX and ERADX products, a clinical trial for our REVITY product candidate, and several case studies related to our KONKURE product. In the event that the net proceeds from this offering are not sufficient to fund our research and development programs, management retains broad discretion over allocation of the net proceeds from this offering and may reallocate funding as it deems necessary. Additionally, we would, in all likelihood, be required to raise additional financing after this offering in order to fund our operations and to develop any additional product candidates. The issuance of additional shares of common stock could have a dilutive effect on investors in this offering and there can be no assurance that we will be able to raise additional funds on terms acceptable to us.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, our sales, marketing and manufacturing efforts, any collaborations that we may enter into with third parties for our products and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary products and product candidates. While we have no current agreements or commitments for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, the requirements of current or then-existing debt instruments and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2022:

•        on an actual basis;

•        on a pro forma basis to reflect (a) the Domicile Transfer and the filing of our Nevada Articles of Incorporation immediately prior to the closing of this offering, including the assumed conversion and exchange of three (3) shares of capital stock of EPIEN MN for each one (1) share of capital stock of EPIEN NV, and (b) the reclassification of the warrant liability from a long-term liability to stockholders’ deficit due to the establishment of a fixed exercise price at the time of this offering; and

•        on a pro forma as adjusted basis to give further effect to our sale of 4,190,476 Units in this offering at an assumed initial public offering price of $5.25 per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of the Units and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of our Securities” and other financial information contained in this prospectus, including the financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2022
	Actual	Pro Forma	Pro Forma As Adjusted(1)
		(unaudited)
Cash	$141,579	$141,579	$19,441,579
Total debt	$12,293,819	$12,293,819	$12,293,819
Warrant liability	1,440,124	—	—

Shareholders’ (deficit) equity:
Common stock, par value $0.01 per share; 60,000,000 shares authorized, 29,785,880 shares issued and outstanding, actual; 300,000,000 shares authorized (par value $0.0001 per share), 9,928,626 shares issued and outstanding, pro forma; 300,000,000 shares authorized (par value $0.0001 per share), 13,928,626 shares issued and outstanding, pro forma as adjusted	297,860	993	1,412
Preferred stock, 10,000,000 shares authorized (par value $0.0001 per share), no shares issued or outstanding, actual, pro forma or pro forma as adjusted	—	—	—
Additional paid-in capital	44,014,183	45,751,174	65,050,755
Subscriptions receivable	(49,500)	(49,500)	(49,500)
Accumulated deficit	(58,586,787)	(58,586,787)	(58,586,787)
Total shareholders’ (deficit) equity	(14,324,244)	(12,884,120)	6,415,880
Total capitalization	$(590,301)	$(590,301)	$18,709,699

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $3.9 million, assuming the number of Units, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million Units offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $4.9 million, assuming the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each one million Unit increase in the number of Units offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase each of cash and total stockholders’ (deficit) equity by approximately $9.7 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million Unit decrease in the number of Units offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus) would decrease each of cash and total stockholders’ (deficit) equity by approximately $7.8 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 29,785,880 shares of common stock outstanding as of June 30, 2022 (9,928,626 shares assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer, and excludes:

•        4,190,476 shares of common stock issuable upon the exercise of the Warrants issued in this offering at an exercise price of $            per share;

•        up to            shares of common stock which could be issuable upon the exercise of the Additional Warrants, to the extent issued, at the same exercise price per share as the Warrants;

•        1,125,767 shares of common stock issuable upon the conversion of $3,613,086 of principal and $1,103,628 of accrued interest on notes outstanding as of June 30, 2022, based on conversions prices equal to between 75% and 85% of the assumed public offering price per 5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        2,590,163 shares of common stock issuable upon the exercise of warrants as of June 30, 2022, with a weighted average exercise price of $1.59 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        455,915 shares of common stock issuable upon the exercise of warrants as of June 30, 2022, with an exercise price of $4.73 per share (assuming an initial public offering price of $5.25 per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        3,095,658 shares of common stock issuable upon the exercise of outstanding stock options under our 1998 Option Plan, as of June 30, 2022, with a weighted average exercise price of $1.80 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        133,333 shares of common stock issuable upon the exercise of outstanding stock options granted outside of the 1998 Option Plan, with a weighted average exercise price of $6.00 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer; and

•        520,759 shares of common stock that would be issuable upon the conversion of any deferred compensation owed to executive officers and former executive officers of the Company in the total amount of $2,733,987 (assuming an initial public offering price of $5.25 per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus).

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share of common stock is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock.

Our historical net tangible book value (deficit) as of June 30, 2022 was ($14,477,690), or ($0.49) per share of common stock. Our pro forma net tangible book value (deficit) as of June 30, 2022 was ($13,037,566) or ($1.31) per share of common stock.

Pro forma as adjusted net tangible book value is our pro forma net tangible book value (deficit), after giving further effect to (i) the sale of 4,190,476 shares of our common stock in this offering at an assumed initial public offering price of $5.25 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the net proceeds from this offering as described in the section of this prospectus entitled “Use of Proceeds.” This amount represents an immediate increase in pro forma net tangible book value (deficit) of $1.75 per share to our existing shareholders, and an immediate dilution of $4.81 per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$5.25
Historical net tangible book value (deficit) per share as of June 30, 2022	$(0.49)
Pro forma net tangible book value (deficit) per share as of June 30, 2022, before giving effect to this offering	(1.31)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	1.75
Pro forma as adjusted net tangible book value per share after this offering		0.44
Dilution in pro forma net tangible book value per share to new investors participating in this offering		$4.81

The pro forma information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares and other terms of this offering determined at pricing.

A $1.00 decrease in the assumed initial public offering price of $5.25 per Unit (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $3.9 million, or approximately $0.27 per share, and would decrease dilution to investors in this offering to approximately $0.73 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $5.25 per Unit (the midpoint of the price range set forth on the cover page of this prospectus) would increase our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $3.9 million, or approximately $0.28 per share, and would increase dilution to investors in this offering to approximately $0.72 per share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering. An increase of 1,000,000 in the number of Units we are offering would increase our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $4.9 million, or approximately $0.30 per share, and would decrease dilution to investors in this offering to approximately $0.30 per share, assuming the assumed initial public offering price per Unit remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of Units we are offering would decrease our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $4.9 million, or approximately $0.33 per share, and would increase dilution to investors in this offering to approximately $0.33 per share, assuming the assumed initial public offering price per Unit remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase 628,571 additional shares of common stock and/or Warrants in this offering at the assumed initial offering price of $5.25 per Unit, the pro forma net tangible book value per share after this offering would be $0.63 per share of common stock, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $1.55 per share of common stock and the dilution to new investors purchasing securities in this offering would be $4.62 per share of common stock.

The following table sets forth, as of June 30, 2022, on the pro forma as adjusted basis described above, the differences between our existing shareholders and the purchasers of shares of common stock in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the weighted average price paid per share paid to us, based on an assumed initial public offering price of $5.25 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares and other terms of this offering determined at pricing.

The following table illustrates our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The table further assumes no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Weighted Average Price per Share
	Number	Percent	Amount	Percent
Existing shareholders	9,928,626	70.3%	$45,702,667	67.5%	$4.60
New investors	4,190,476	29.7	22,000,000	32.5	5.25
Total	14,119,102	100.0%	$67,702,667	100.0%	4.80

If the underwriters exercise their option in full to purchase 628,571 additional shares of common stock and/or Warrants in this offering at the assumed initial offering price of $5.25 per Unit, the pro forma net tangible book value per share after this offering would be $0.63 per share of common stock, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $1.55 per share of common stock and the dilution to new investors purchasing securities in this offering would be $4.62 per share of common stock.

We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plan or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 29,785,880 shares of common stock outstanding as of June 30, 2022 (9,928,626 shares assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer, and excludes:

•        4,190,476 shares of common stock issuable upon the exercise of the Warrants issued in this offering at an exercise price of $         per share;

•        up to            shares of common stock which could be issuable upon the exercise of the Additional Warrants, to the extent issued, at the same exercise price per share as the Warrants;

•        1,125,767 shares of common stock issuable upon the conversion of $3,613,086 of principal and $1,103,628 of accrued interest on notes outstanding as of June 30, 2022, based on conversions prices equal to between 75% and 85% of the assumed public offering price per 5.25 per Unit (the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        2,590,163 shares of common stock issuable upon the exercise of warrants as of June 30, 2022, with a weighted average exercise price of $1.59 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        455,915 shares of common stock issuable upon the exercise of warrants as of June 30, 2022, with an exercise price of $4.73 per share (assuming an initial public offering price of $5.25 per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus);

•        3,095,658 shares of common stock issuable upon the exercise of outstanding stock options under our 1998 Option Plan, as of June 30, 2022, with a weighted average exercise price of $1.80 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer;

•        133,333 shares of common stock issuable upon the exercise of outstanding stock options granted outside of the 1998 Option Plan, with a weighted average exercise price of $6.00 per share (assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN), in connection with the Domicile Transfer; and

•        520,759 shares of common stock that would be issuable upon the conversion of any deferred compensation owed to executive officers and former executive officers of the Company in the total amount of $2,733,987 (assuming an initial public offering price of $5.25 per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus).

Unless otherwise indicated, all information contained in this prospectus assumes:

•        no exercise by the underwriters of their over-allotment option to purchase up to an additional 628,571 shares of common stock and/or up to 628,571 additional Warrants to purchase up to 628,571 shares of common stock, in any combination thereof;

•        no exercise of any of the Additional Warrants, as applicable;

•        no exercise of the outstanding stock options described above;

•        no exercise of the outstanding warrants described above;

•        no conversion of the outstanding convertible notes described above;

•        no conversion of the deferred compensation described above; and

•        the Domicile Transfer, including, without limitation, the assumed conversion of shares of common stock of EPIEN MN to shares of common stock of EPIEN NV at a rate of one share of common stock of EPIEN NV for each three shares of EPIEN MN, and the filing of our Nevada Articles of Incorporation immediately prior to the closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Financial Data” and our audited financial statements and unaudited interim financial statements and related notes, each included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements and Industry and Market Data” in this prospectus.

Overview

We are a specialty medical devices company that is developing products for treatment of oral inflammation and chronic wounds based on our class of chemical formulations that act as aggressive desiccation and debriding agents. Eleven published clinical trials have shown that our products reduce and, very often, eliminate the need for antibiotics to treat topical infectious wounds, including oral infections and open infectious wounds. Standard treatments can take months and even years of daily antibiotic use to heal an open infectious wound. In 2013, the European Regulatory Agency cleared our HYBENX and ERADX product lines for use as an adjunctive rinse of tooth root surfaces during periodontal debridement procedures, including scaling and root planing, to aid in the removal of contaminated debris from the sulcus. In 2021, our HYBENX and ERADX product lines received 510(k) clearance from the FDA as a medical device for the same use. We plan to initiate several limited clinical trials to support an FDA de novo clearance for our REVITY product line for treatment of chronic wounds in 2023.

Our products and product candidate are designed to address two different markets. Our DEBACTEROL, ORALMEDIC, HYBENX and ERADX products target oral care, including periodontics, general cleanings, peri-implantitis and endodontics. Our REVITY product candidate is intended for the treatment of chronic, non-healing wounds, including diabetic foot ulcers, pressure ulcers and vascular ulcers. Since 2014, REVITY has been subject to off-label studies conducted by chronic wound specialists at CHRISTUS Health (TX, U.S.), Southwest Regional Wound Care Center (TX, U.S.), Vascular Surgery Associates (MN, U.S.), and Villa Berica (Italy), as well as two case studies that were covered in peer-reviewed wound journals. To date, more than 300 patients with diabetic foot ulcers and vascular ulcers have been successfully treated with REVITY. Based on this, we believe that, if it receives de novo clearance from the FDA, our product candidate will have a dramatic impact on healthcare (hospital, clinic, and insurance payor) costs by reducing long-term hospital care and visits and eliminating the need for the use of drugs such as antibiotics, antiseptics and opioids. Our belief is based, in part, on a peer reviewed paper published in the January 2020 Journal of Biological Regulators and Homeostatic Agents by Dr. Marcus Gitterle entitled “Treatment with novel HYBENX root canal cleanser suggests biofilms blocked healing of human wounds: case series.” The six-month evaluation period in the study provided data to support the hypotheses that pathogenic biofilm actively prevents the healing of chronic wounds, and that biofilm can be disrupted with a single treatment of HYBENX. Our belief is also supported, in part, by research studies performed by the University of Miami that validated these assumptions with respect to mechanical debridement, reduction of bacterial, fungal yeast infection, and reduction in the post inflammatory factors that maintain chronicity in wounds. Additionally, we have multiple studies performed in the oral and dental sciences over the past decade that confirm the identical outcomes.

In the future, our product candidates may require us to successfully complete significant clinical trials to demonstrate the safety and efficacy of each product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Recent Financings

In August 2021, we agreed to issue to accredited investors, convertible notes in the aggregate principal amount of $1,775,000 (the “Bridge Notes”) and warrants (the “Bridge Warrants”, and together with the Bridge Notes, the “Bridge Securities”), to purchase shares of our common stock, subject to adjustments, in exchange for an aggregate purchase price of $1,775,000, payable in two tranches. The Bridge Securities were issued in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act. This transaction (the “Bridge Financing”) was conducted as a bridge financing to provide us with sufficient capital prior to this offering. On August 13, 2021, 12 accredited investors funded the first tranche of this investment, in a total amount equal to $900,000 of the purchase price in cash, and on September 17, 2021, 12 investors funded the second tranche, consisting of the remaining $875,000 of the aggregate purchase price. A total of 13 accredited investors funded the Bridge Financing.

The Bridge Notes are senior secured obligations and are secured by all of our personal properties and assets, wherever located, whether tangible or intangible, and whether owned upon the date of the Bridge Notes or thereafter acquired or arising. Additionally, the Bridge Notes carry interest at the rate of 10% per annum (with a minimum of one year of interest to be paid to the investors) and mature on August 13, 2023 and September 17, 2023, respectively, each being 24 months after issuance of the applicable Bridge Notes, subject to acceleration. The Bridge Notes are convertible at the option of the holder following the completion of this offering at a discount of 85% of the public offering price of our common stock in this offering.

The Bridge Warrants are exercisable at a price equal to 90% of the public offering price in our initial public offering and are exercisable for a period of five years after the completion of this offering. The number of shares issuable upon exercise of the Bridge Warrants is based on a formula which requires the outstanding principal amount of the Bridge Notes in connection with which the Bridge Warrants were issued, and the public offering price of our common stock in this offering. For more information on the Bridge Warrants see “Description of our Securities — Warrants” on page 124.

In connection with the Bridge Financing, the investors and Poppleton Partners LLC, are entitled to preemptive rights (except in connection with an initial public offering) for 20% of any equity securities that we propose to issue as well as “demand” and “piggyback” registration rights. In connection with the Bridge Financing, we also agreed to certain covenants, including, among others, affirmative covenants relating to reporting to the investors as well as negative covenants providing limitations on incurring liens, incurring senior indebtedness, and limitations on certain dispositions.

After the Bridge Financing and since September 2021, we have raised additional convertible debt financing from five accredited investors in an aggregate principal amount of $474,000 to provide us with additional financing prior to this offering. The terms of these investments were similar to the Bridge Financing, except that the convertible notes are unsecured, there are no preemptive rights and only two of the five investors were provided with registration rights, which are the same as the registration rights provided to the holders of the Bridge Securities.

Factors and Trends Affecting Our Business and Results of Operations

The following trends and uncertainties either affected our financial performance historically or are likely to impact our results of operations in the future:

•        FDA clearance of our HYBENX product in September 2021 and the ongoing efforts to receive de novo clearance for our REVITY product from the FDA and the European Regulatory Agency;

•        The increased level of acceptance of our HYBENX and ERADX products by dentists and hygienists;

•        Our overall level of indebtedness, the interest rates charged by our lenders and our ability to refinance such debt or find other sources of debt or equity financing;

•        The progress and results of future clinical trials involving our products and product candidate;

•        We anticipate that our general and administrative expenses will increase in the future as a result of increased costs associated with being a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys, and accountants, and personnel-related stock-based compensation costs, among other expenses, and, in the case of public company-related expenses, services associated with strengthening our internal control over financial reporting, maintaining compliance with Nasdaq listing and SEC reporting requirements, director and officer liability insurance costs, and investor and public relations costs, among other expenses.

Results of Operations

Comparison of the six months ended June 30, 2022 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2022 and 2021, together with the dollar change in those items from period to period:

	Six months ended June 30,
	2022	2021	Change
Product sales	$621,511	$737,159	$(115,648)
Cost of goods sold	159,176	192,732	(33,556)
Gross profit	462,335	544,427	(82,092)

Operating expenses:
General and administrative expenses	1,506,442	1,657,402	(150,960)
Selling expenses	45,303	36,269	9,034
Research and development	175,794	8,255	167,539
Total operating expenses	1,727,539	1,701,926	25,613
Loss from operations	(1,265,204)	(1,157,499)	(107,705)
Other income and expense:
Interest expense	(689,690)	(271,386)	(418,304)
PPP loan forgiveness	130,203	129,400	803
Change in fair value of derivative liability	(56,918)	—	(56,918)
Change in fair value of warrant liability	(73,779)	—	(73,779)
Total other expense	(690,184)	(141,986)	(548,198)
Net loss	$(1,955,388)	$(1,299,485)	$(655,903)

Revenue

Total revenue was $621,511 and $737,159 for the six months ended June 30, 2022 and 2021, respectively. The $115,648 decrease, or 16%, was principally due to the timing of sales for ORALMEDIC, which are typically large, irregular orders for the European market. During the six months ended June 30, 2021, we had two ORALMEDIC orders. During the six months ended June 30, 2022, we only had one ORALMEDIC order. The following presents our revenue by geographic region and by product:

	Six months ended June 30,
	2022	2021	Change
United States	$380,370	$380,544	$(174)
United Kingdom	102,716	221,156	(118,440)
Italy	50,746	66,933	(16,187)
Canada	33,386	21,314	12,072
Hong Kong	42,918	34,107	8,811
Other	11,375	13,105	(1,730)
Total	$621,511	$737,159	$(115,648)
	Six months ended June 30,
	2022	2021	Change
DEBACTEROL and ORALMEDIC	$571,208	$676,953	$(105,745)
HYBENX	83,807	82,774	1,033
Sales returns and allowances	(33,504)	(22,568)	(10,936)
Total	$621,511	$737,159	$(115,648)

Gross Profit

Gross profit as a percentage of total revenue was 74% for the six months ended June 30, 2022 and 2021 and is consistent with our margins for sales of DEBACTEROL and ORALMEDIC.

General and Administrative Expenses

General and administrative expenses were $1,506,442 and $1,657,402 for the six months ended June 30, 2022 and 2021, respectively. The $150,960 decrease, or 9%, from 2021 to 2022 was due primarily to the stock-based compensation charge of $837,827 recorded during the six months ended June 30, 2021 for the extension date of our stock options to December 31, 2022. No such charge was recorded during the same period in 2022. The decrease was partially offset by increased salaries and personnel-related costs of $278,099, related to the hiring of sales, clinical research and finance personnel, increased IT costs of $36,150, increased lease expense of $21,791 and increased legal, audit, and accounting fees of $346,944, reflecting our growth to support this offering.

Selling Expenses

Selling expenses were $45,303 and $36,269 for the six months ended June 30, 2022 and 2021, respectively. The $9,034 increase, or 25%, was due to additional expenses related to licenses for our products of $6,437 and expenses for attendance at tradeshows of $4,029, partially offset by a decrease in other selling related expenses.

Research and Development Expenses

Research and development expenses were $175,794 and $8,255 for the six months ended June 30, 2022 and 2021, respectively. The $167,539 increase from 2021 to 2022 was due to an increase in laboratory and regulatory expenses related to our REVITY product of $69,876 and increased costs for research in connection with pivotal studies of our HYBENX product and REVITY product candidate of $97,663.

Other Income and Expense

Total other expense was $690,184 and $141,986 for the six months ended June 30, 2022 and 2021, respectively. The $548,198 increase, or 386%, was primarily due to additional interest expense of $102,443 related to our convertible notes, amortization of debt discounts and issuance costs of $344,154 and an unfavorable change in the fair value of the derivative and warrant liabilities of $56,918 and $73,779, respectively, principally related to convertible senior secured notes issued to investors in August and September of 2021 and the first quarter of 2022, partially offset by a $45,584 decrease in accreted interest on convertible notes issued prior to 2021 due to the note conversions in the second quarter of 2022.

Comparison of the three months ended June 30, 2022 and 2021

The following table summarizes our results of operations for the three months ended June 30, 2022 and 2021, together with the dollar change in those items from period to period:

	Three months ended June 30,
	2022	2021	Change
Product sales	$273,610	$363,138	$(89,528)
Cost of goods sold	66,291	92,317	(26,026)
Gross profit	207,319	270,821	(63,502)

Operating expenses:
General and administrative expenses	817,290	1,244,313	(427,023)
Selling expenses	33,631	11,988	21,643
Research and development	110,334	2,390	107,944
Total operating expenses	961,255	1,258,691	(297,436)
Loss from operations	(753,936)	(987,870)	233,934
Other income and expense:
Interest expense	(368,494)	(150,457)	(218,037)
PPP loan forgiveness	130,203	129,400	803
Change in fair value of derivative liability	(39,534)	—	(39,534)
Change in fair value of warrant liability	(10,866)	—	(10,866)
Total other expense	(288,691)	(21,057)	(267,634)
Net loss	$(1,042,627)	$(1,008,927)	$(33,700)

Revenue

Total revenue was $273,610 and $363,138 for the three months ended June 30, 2022 and 2021, respectively. The $89,528 decrease, or 25%, was principally due to the timing of sales for ORALMEDIC, which are typically large, irregular orders for the European market. During the three months ended June 30, 2021, we had one large ORALMEDIC order. During the three months ended June 30, 2022, we did not have a large ORALMEDIC order. The following presents our revenue by geographic region and by product:

	Three months ended June 30,
	2022	2021	Change
United States	$185,086	$204,528	$(19,442)
United Kingdom	2,567	108,652	(106,085)
Italy	23,971	27,005	(3,034)
Canada	16,693	7,047	9,646
Hong Kong	42,918	9,676	33,242
Other	2,375	6,230	(3,855)
Total	$273,610	$363,138	$(89,528)
	Three months ended June 30,
	2022	2021	Change
DEBACTEROL and ORALMEDIC	$249,162	$333,708	$(84,546)
HYBENX	35,974	36,422	(448)
Sales returns and allowances	(11,526)	(6,992)	(4,534)
Total	$273,610	$363,138	$(89,528)

Gross Profit

Gross profit as a percentage of total revenue was 76% for the three months ended June 30, 2022 compared to 75% for the three months ended June 30, 2021 and is consistent with our margins for sales of DEBACTEROL and ORALMEDIC.

General and Administrative Expenses

General and administrative expenses were $817,290 and $1,244,313 for the three months ended June 30, 2022 and 2021, respectively. The $427,023 decrease, or 34%, from 2021 to 2022 was due primarily to the stock-based compensation charge of $837,827 recorded in the second quarter of 2021 for the extension date of our stock options to December 31, 2022. No such charge was recorded during the same period in 2022. The decrease was partially offset by increased salaries and personnel-related costs of $150,188, related to the hiring of sales, clinical research and finance personnel, increased IT costs of $12,686, increased lease expense of $8,356 and increased legal, audit, and accounting fees of $239,556, reflecting our growth to support this offering.

Selling Expenses

Selling expenses were $33,631 and $11,988 for the three months ended June 30, 2022 and 2021, respectively. The $21,643 increase, or 181%, was primarily due to additional expenses related to licenses for our products of $4,387, expenses related to product reviews of HYBENX by dental key opinion leaders of $5,000 and expenses for attendance at tradeshows of $4,029.

Research and Development Expenses

Research and development expenses were $110,334 and $2,390 for the three months ended June 30, 2022 and 2021, respectively. The $107,944 increase was principally due to an increase in regulatory expenses related to our REVITY product of $39,182 and increased costs for research in connection with pivotal studies of our HYBENX product and REVITY product candidate of $69,805.

Other Income and Expense

Total other expense was $288,691 and $21,057 for the three months ended June 30, 2022 and 2021, respectively. The $267,634 increase was primarily due to additional interest expense of $51,859 related to our convertible notes, amortization of debt discounts and issuance costs of $195,101 and an unfavorable change in the fair value of the derivative and warrant liabilities of $39,534 and $10,866, respectively, principally related to convertible senior secured notes issued to investors in August and September of 2021 and the first quarter of 2022, partially offset by a $42,997 decrease in accreted interest on convertible notes due to the note conversions in the second quarter of 2022.

Comparison of the years ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020, together with the dollar change in those items from period to period:

	Year ended December 31,
	2021	2020	Change
Product sales	$1,388,455	$1,160,036	$228,419
Cost of goods sold	341,400	333,444	7,956
Gross profit	1,047,055	826,592	220,463

Operating expenses:
General and administrative expenses	3,388,939	1,939,339	1,449,600
Selling expenses	80,645	62,202	18,443
Research and development	108,799	23,796	85,003
Total operating expenses	3,578,383	2,025,337	1,553,046
Loss from operations	(2,531,328)	(1,198,745)	(1,332,583)
Other income and expense:
Interest expense	(732,477)	(494,148)	(238,329)
PPP loan forgiveness	129,400	—	129,400
Change in fair value of derivative liability	(15,838)	—	(15,838)
Change in fair value of warrant liability	7,728	—	7,728
Total other expense	(611,187)	(494,148)	(117,039)
Net loss	$(3,142,515)	$(1,692,893)	$(1,449,622)

Revenue

Total revenue was $1,388,455 and $1,160,036 for the years ended December 31, 2021 and 2020, respectively. The $228,419 increase, or 20%, was due to an increase in sales of our DEBACTEROL product in the U.S., largely as a result of dental office closures due to COVID-19 in 2020, an increase in sales of our HYBENX product subsequent to FDA approval in September 2021, and a reduction in sales returns and allowance of $58,959. The following presents our revenue by geographic region and by product:

	Year ended December 31,
	2021	2020	Change
United States	$782,415	$588,793	$193,622
United Kingdom	324,919	312,851	12,068
Italy	95,350	69,159	26,191
Canada	43,304	59,391	(16,087)
Hong Kong	110,189	98,122	12,067
Other	32,278	31,720	558
Total	$1,388,455	$1,160,036	$228,419
	Year ended December 31,
	2021	2020	Change
DEBACTEROL and ORALMEDIC	$1,300,343	$1,137,941	$162,402
HYBENX	120,949	113,891	7,058
Sales returns and allowances	(32,837)	(91,796)	58,959
Total	$1,388,455	$1,160,036	$228,419

Gross Profit

Gross profit as a percentage of total revenue was 75% for the year ended December 31, 2021 compared to 71.3% for the year ended December 31, 2020. The increase in the gross profit percentage in 2021 was driven primarily by a decrease in sales returns and allowances of $58,959.

General and Administrative Expenses

General and administrative expenses were $3,388,939 and $1,939,339 for the years ended December 31, 2021 and 2020, respectively. The $1,449,600 increase, or 75%, from 2020 to 2021 was due primarily to increased salaries and personnel-related costs of $421,135, related to the hiring of sales and clinical research personnel, stock-based compensation of $612,254, related to the extension of stock options, and increased legal, audit, and accounting fees of $289,753, reflecting our growth to support this offering and sales of HYBENX and ERADX.

Selling Expenses

Selling expenses were $80,645 and $62,202 for the years ended December 31, 2021 and 2020, respectively. The increase of $18,443, or 30%, was due primarily to an increase in marketing and public relations expenses following the FDA clearance of our HYBENX product in September 2021.

Research and Development Expenses

Research and development expenses were $108,799 and $23,796 for the years ended December 31, 2021 and 2020, respectively. The $85,003 increase, or 357%, from 2020 to 2021 was due primarily to an increase in laboratory regulatory expenses of $56,327 related to FDA clearance of our HYBENX product and an increase in pivotal studies using our HYBENX product and REVITY product candidate of $22,554.

Other Income and Expense

Total other expense was $611,187 and $494,148 for the years ended December 31, 2021 and 2020, respectively. The $117,039 increase, or 24%, was primarily due to additional interest expense of $64,603, amortization of debt discounts and issuance costs of $162,097, and the unfavorable fair value adjustment for the derivative liability of $15,838 related to convertible senior secured notes issued to investors in August and September of 2021, partially offset by a gain of $129,400 from the forgiveness of a PPP loan and the favorable fair value adjustment for the warrant liability recorded in connection with the secured notes issuance in 2021 of $7,728.

Liquidity and Capital Resources

We will require significant amounts of additional capital to continue to fund our operations, advance our clinical trials and scale our manufacturing and sales and marketing capabilities. We currently have limited resources to continue to fund our operations, and if we are not able to obtain additional cash resources, we will not be able to continue operations. We will continue seeking additional financing sources to meet our working capital requirements, make continued investment in research and development and clinical trials and make capital expenditures needed to maintain and expand our business. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, or we may even have to cease our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering.

Cash Flows for the six months ended June 30, 2022 and 2021, and years ended December 31, 2021 and 2020

	Six months ended June 30,		Year ended December 31,
	2022	2021	2021	2020
Net cash provided by (used in):
Operating activities	$(1,136,060)	$(189,731)	$(1,197,487)	$(574,272)
Investing activities	(45,500)	(7,422)	(23,043)	(11,519)
Financing activities	722,025	248,826	1,807,288	517,162

Net increase (decrease) in cash	$(459,535)	$51,673	$586,758	$(68,629)

Comparison of the six months ended June 30, 2022 and 2021

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $1,136,060, primarily due to a net loss of $1,955,388 and a decrease of $218,809 in net operating assets and liabilities, partially offset by total non-cash items of $1,038,137. The cash flow impact from changes in net operating assets and liabilities was primarily driven by increases in accounts receivable of $54,018, inventories of $41,605, and a decrease in accrued expenses of $274,806, partially offset by increases in accounts payable of $106,593 and customer prepayments of $50,000. The primary non-cash adjustments to net loss included $897,060 of non-cash interest expense, a change to the fair value of the derivative and warrant liabilities of $56,918 and $73,779, respectively, the amortization of debt issuance costs of $68,784, and noncash lease expense of $58,051, partially offset by the gain from the PPP loan forgiveness of $130,203.

Net cash used in operating activities for the six months ended June 30, 2021 was $189,731, primarily due to a net loss of $1,299,485, partially offset by an increase of $38,932 in net operating assets and liabilities and total non-cash items of $1,070,822. The cash flow impact from changes in net operating assets and liabilities was primarily driven by increases in accrued expenses of $150,368 and accounts payable of $21,730, partially offset by increases in accounts receivable of $37,798 and inventories of $34,433 and a decrease in customer deposits of $56,875. The primary non-cash adjustments to net loss included $837,827 of stock-based compensation expense, $160,769 of deferred compensation expense and $181,137 of non-cash interest expense, partially offset by the gain from the PPP loan forgiveness of $129,400.

Investing Activities

Net cash used in investing activities totaled $45,500 and $7,422 for the six months ended June 30, 2022 and 2021, respectively, and consisted of payments made for test equipment, leasehold improvements and patent applications.

Financing Activities

Net cash provided by financing activities totaled $722,025 for the six months ended June 30, 2022. We raised $420,000 from issuance of convertible notes, $150,000 from the issuance of promissory notes, $80,000 from the sale of common stock, and $168,335 from the exercise of stock options and warrants. These sources of cash were partially offset by $18,000 used for the repayment of notes payable and $70,750 of payments for offering costs.

Net cash provided by financing activities totaled $248,826 for the six months ended June 30, 2021, resulting from the issuance of $50,000 of notes payable to related parties, $84,000 from the sale of common stock, and $130,203 from a PPP loan, offset by $15,000 for the repayment of notes payable and related party notes payable.

Comparison of the years ended December 31, 2021 and 2020

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $1,197,487, primarily due to a net loss of $3,142,515, partially offset by an increase of $556,568 in net operating assets and liabilities and total non-cash items of $1,388,460. The cash flow impact from changes in net operating assets and liabilities was primarily driven by an increase in accounts payable of $96,727 and accrued expenses of $534,691, principally reflecting an increase in accrued interest from additional debt. The primary non-cash adjustments to net loss included $837,827 related to the extension of stock options, $296,071 of non-cash interest expense, and $185,000 of deferred compensation.

Net cash used in operating activities for the year ended December 31, 2020 was $574,272, primarily due to a net loss of $1,692,893, partially offset by an increase of $382,602 in net operating assets and liabilities and total non-cash items of $736,019. The cash flow impact from changes in net operating assets and liabilities was primarily driven by increases in accounts payable of $184,976 and accrued expenses of $285,112. The primary non-cash adjustments to net loss included $298,567 of deferred compensation, $202,231 related to the extension of stock options, and $112,525 of stock-based compensation expense.

Investing Activities

Net cash used in investing activities totaled $23,043 and $11,519 for the years ended December 31, 2021 and December 31, 2020, respectively, and consisted of payments made for patent applications and, in 2021, the purchase of equipment.

Financing Activities

Net cash provided by financing activities totaled $1,807,288 for the year ended December 31, 2021. We raised $1,875,000 from the issuance of convertible notes, $130,203 from a PPP loan, $84,000 from sales of common stock, and $50,000 from the issuance of related party notes. These sources of cash were partially offset by payments for debt issuance costs of $275,125, repayments of notes payable of $31,000, and cash payments for offering costs of $25,000.

Net cash provided by financing activities totaled $517,162 for the year ended December 31, 2020. We raised $179,071 from issuance of notes, $75,000 from issuance of convertible notes, and $95,000 from sales of common stock. We also received $279,400 from PPP and SBA loans. These sources of cash were partially offset by $100,000 used for the repayment of notes payable to related parties.

Funding Requirements

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our clinical evidence development, research studies and clinical trials, and general and administrative expenditures. We anticipate that we will continue to incur significant expenses for the foreseeable future as we continue to advance our products and product candidate, expand our corporate infrastructure, including the costs associated with being a public company and further our research and development initiatives for our products and product candidate. We are subject to all of the risks typically related to the development of medical devices, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We believe that our existing cash as of the date of this prospectus, together with the net proceeds from this offering, will fund our current operating plans through at least the next twelve months from the date of this offering. Until we can generate a sufficient amount of revenue from the commercialization of our products or from collaboration agreements with third parties, if ever, we expect to finance our future cash needs through public or private equity or debt financings, third-party (including government) funding and marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or any combination of these approaches. The future sale of equity or convertible debt securities may result in dilution to our stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our common stock. Debt financings may subject us to covenant limitations or restrictions on our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Our ability to raise additional funds may be adversely impacted by deteriorating global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable or acceptable to us. If we are unable to obtain adequate financing when needed or on terms favorable or acceptable to us, we may be forced to delay, reduce the scope of or eliminate one or more of our research and development programs.

Our future capital requirements will depend on many factors, including:

•        the timing, scope, progress, results and costs of research and development, testing, screening, manufacturing and clinical trials, including any impacts related to the COVID-19 pandemic;

•        the cost of building a sales force in anticipation of any product commercialization;

•        the costs of future commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for any of our products;

•        any product liability or other lawsuits related to our products;

•        the expenses needed to attract, hire and retain skilled personnel;

•        the revenue, if any, received from commercial sales, or sales to foreign governments, of products or product candidates;

•        the costs to establish, maintain, expand, enforce, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing our patents or other intellectual property rights;

•        expenses needed to attract, hire, and retain skilled personnel;

•        the costs of operating as a public company; and

•        the impact of the COVID-19 pandemic and deteriorating global economic conditions, which may exacerbate the magnitude of the factors discussed above.

A change in the outcome of any of these or other variables could significantly change the costs, timing and revenues associated with our products and product candidates. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such change.

Material Cash Requirements

Our material cash requirements from known contractual and other obligations primarily relate to following, for which information on both a short-term and long-term basis is provided in the indicated notes to our audited financial statements:

•        Lines of credit — Refer to Note 6.

•        Convertible notes payable — Refer to Note 7.

•        Notes payable and other loans — Refer to Note 8.

•        Deferred compensation plans — Refer to Note 12.

•        Lease commitments — Refer to Note 14.

Recent Accounting Pronouncements Not Yet Adopted

See Note 2 to our audited financial statements included elsewhere in this prospectus for more information.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Management bases its estimates on historical experience, market and other conditions, and various other assumptions it believes to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, the estimation process is, by its nature, uncertain given that estimates depend on events over which we may not have control. In addition, if our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material effect on our financial statements. Significant estimates contained within these financial statements include, but are not limited to, the estimated fair value of our common stock, stock-based compensation, derivative liabilities, and warrant liabilities. We base our estimates on historical experience, known trends and other market-specific or other relevant factors that we believe to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in facts and circumstances. If market and other conditions change from those that we anticipate, our financial statements may be materially affected.

While our significant accounting policies are described in more detail in the notes to our audited financial statements appearing elsewhere in this prospectus, we believe that the following critical accounting policies and estimates have a higher degree of inherent uncertainty and require our most significant judgments.

Stock-Based Compensation

We measure all stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur.

We estimate the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions for the volatility of common stock, the expected term of stock options, and the risk-free interest rate for a period that approximates the expected term of stock options and its expected dividend yield.

The expected term represents the period of time that awards granted are expected to be outstanding. An increase in the expected term would result in an increase to our expense. Volatility is a measure of the amount by which the price of our common units is expected to fluctuate each year during the expected term of the award and is based on the current implied volatilities from companies in our peer group. The implied volatilities are impacted by changes in market conditions. An increase in the volatility would result in an increase in our expense. The expected dividend yield is based on our historical dividend yield, which is zero — as we have not historically paid dividends. If we were to begin paying dividends, the dividend yield would increase and result in a decrease in our expense. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. As the risk-free interest rate increases, our expense increases.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by valuations of our common stock prepared by management with input from third-party valuation firms none of whom we consider to be an “expert” as such term is defined under Section 11(a) of the Securities Act of 1933 and Section 436(b) of Regulation C promulgated thereunder. These valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using an option pricing method (“OPM”). The OPM treats common stock and convertible debt that is share-settled as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

In addition to considering the results of these valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the progress of our research and development programs, including the status and expected results of pre-clinical studies and clinical trials for our product candidates;

•        our stage of development and commercialization and our business strategy;

•        our financial position, including cash on hand, and our historical and forecasted performance and results of operations;

•        the lack of an active public market for our common stock; and

•        the likelihood of achieving a liquidity event, such as an initial public offering or our sale in light of prevailing market conditions.

Through December 31, 2021, we estimated the enterprise value of our business and underlying equity value using the OPM. We believe the OPM was the most appropriate method at that time given the uncertainty of various potential liquidity outcomes and the difficulty of selecting and supporting specific outcomes given the stage of our business. In 2022, we changed from the OPM to a linear extrapolation model that factors in a near-term potential IPO scenario. We further adjusted the fair value of our common stock to recognize the lack of liquidity associated with shares of our common stock due to the fact that our shareholders do not have access to public trading markets similar to those available to shareholders of public companies. Accordingly, we applied a discount to reflect this lack of marketability of our common stock.

To the extent we grant equity, stock-based awards, or issue warrants or convertible notes with embedded derivatives between valuations, we will consider positive and negative factors or changes which may affect the value of our company and extrapolate the fair value of our common stock from the most recent valuation date. The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Warrant and Derivative Liabilities

We account for our warrant and conversion feature, a derivative, issued in connection with our senior secured, convertible notes issued in August and September 2021 as liabilities at fair value and adjust the instruments to fair value at each reporting period. The fair values of the warrant liability and the derivative liability were developed using a lattice formula pricing model. The significant inputs to the lattice formula pricing model are the fair value of our common stock and assumptions for the volatility of common stock, the expected term until exercise or conversion, and the risk-free interest rate for a period that approximates the expected term of the warrants and convertible debt and its expected dividend yield.

The expected term represents the period of time that the instruments are expected to be outstanding. An increase in the expected term would result in an increase to our expense. Volatility is a measure of the amount by which the price of our common units is expected to fluctuate each year during the expected term of the instrument and is based on current implied volatilities from companies in our peer group. The implied volatilities are impacted by changes in market conditions. An increase in the volatility would result in an increase in our expense. The expected dividend yield is based on our historical dividend yield, which is zero – as we have not historically paid dividends. If we were to begin paying dividends, the dividend yield would increase and result in a decrease in our expense. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of valuation. As the risk-free interest rate increases, our expense increases.

JOBS Act

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period.

For as long as we remain an “emerging growth company” under the recently enacted JOBS Act, we will, among other things:

•        be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal controls over financial reporting;

•        be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•        be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” including the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be materially and adversely affected.

BUSINESS

We are a specialty medical devices company that is developing products for treatment of oral inflammation and chronic wounds based on our class of chemical formulations that act as aggressive desiccation and debriding agents. We refer to this proprietary process as Desiccation Shock Technology (“DST”). Eleven published clinical trials have shown that our products reduce and, very often, eliminate the need for antibiotics to treat topical infectious wounds, including oral infections and open infectious wounds. While standard treatments can take months and even years of daily antibiotic use to heal an open infectious wound. In 2013, the European Regulatory Agency cleared our HYBENX and ERADX product lines for use as an adjunctive rinse of tooth root surfaces during periodontal debridement procedures, including scaling and root planing, to aid in the removal of contaminated debris from the sulcus. In 2021, our HYBENX and ERADX product lines received 510(k) clearance from the U.S. FDA as a medical device for the same indications. We plan to initiate several clinical trials to support an FDA de novo clearance for our REVITY product line for treatment of chronic wounds in 2023.

Our DST enables our easy-to-use, topically applied products that desiccate bacterial microfilm in seconds. Under existing dental standard of care practices today, antibiotics are typically used to reduce harmful microorganisms. However, over the past fifteen years, serious medical concerns have been raised regarding antibiotic resistance and the overuse of antibiotics. HYBENX and ERADX assist in the removal of these harmful microorganisms and contaminated debris. More importantly, using HYBENX and ERADX avoids use of antibiotics, thereby avoiding the risk of resistance, as DST is a non-biologic formulation to which resistance could not develop.

Our REVITY acute and chronic wound care product candidate also uses our proprietary DST. Bacterial biofilm exists when harmful microorganisms begin to colonize. This process causes inflammation, which further weakens the immune system’s ability to naturally fight infectious diseases. DST is a physical mechanism of action that uses a proprietary combination of sulfonated phenols to instantly extract water from all microorganisms. By using REVITY, a clinician can reduce bacteria at a molecular level by debriding the tissue.

HYBENX, ERADX and REVITY are applied directly to the surface of a wound, using a syringe to deliver the product in liquid or gel form in the mouth or on the skin. Treatment times range from five to 60 seconds, depending on the severity of the infection. The products are then simply removed by rinsing with copious amounts of water.

With over ten million treatments of DEBACTEROL, ORALMEDIC and HYBENX sold in the U.S., Canada, Asia and the EU, there have only been approximately 130 instances of side effects reported to us by consumers who have purchased our DST-based products, over the course of eleven years.

Our KONKURE product line also uses our proprietary DST in the oral veterinary market.

Our Technology

Our products and our product candidate are formulated by combining various isomers of sulfonic acids with sulfuric acid in a manner that greatly attenuates the intensity and capacity of its combined desiccation activity to a level that causes no injury to intact healthy tissue even after extensive exposure. Our products and product candidate can be used by practitioners to deliver what is essentially a very superficial and highly controlled, beneficial “sulfuric acid injury” that is limited to the pathogenic material on a wound bed to aid healing.

The clinical functions of the DST products can be characterized as a combination of enhanced wound decontamination and relief from wound discomfort. Our products are primarily intended for use by healthcare practitioners to facilitate the disruption and removal of pathogenic material from the surface of wounds. In addition, our products can also be used to provide immediate pain relief by allowing for natural sealing of nerve ends.

Our DST products are typically applied as a focal coating onto a wound surface with a variety of applicators. Alternatively, they can be delivered from an irrigation syringe and spread with a gloved finger over larger skin wounds. With either technique, the products are applied directly to the surface of a wound, in the mouth or on the skin, for periods of time ranging from 5-60 seconds, depending on the condition of the wound. The products are then removed by rinsing, wiping or evacuation. It is common to only use the product once to treat a wound, but it also may be used more often when additional procedures are clinically indicated.

The physical effect of contact with a DST product on tissue can be described as the type of precipitation and denaturation reaction that would be expected from any product that produces a molecular coagulum. DST products actively extract so much water from the surface of a wound that the most superficial layer of tissue becomes irreversibly denatured and converted to a coagulum. A thin translucent white membrane of denatured tissue, the coagulum, forms over the treated area. The coagulum membrane is either mechanically removed, allowed to slough or to autolyze and be resorbed as the lesion heals, depending on the clinical situation and treatment goals.

As water molecules are critical to all life chemistry, this process instantly denatures the living molecules within the biofilm and completely disables its ability to remain infectious. Our DST also exhibits a molecular cleansing effect that facilitates the removal of biofilm residue from tissue surfaces, permanently disabling all microbial components. This “debridement” effect is limited to the biofilm and infectious detritus associated with the biofilm. Our products and product candidate are not absorbed and leave no residue.

Our Products and Product Candidate

Products

HYBENX Restorative Dental Debridement

HYBENX is a root canal cleanser used by oral endodontists to treat infected root canals. In addition to reducing any harmful bacteria, HYBENX also stops bleeding by sealing blood vessels and reduces pain by allowing for sealing of nerve endings. By applying HYBENX, the dentist or endodontist can skip several steps that are in the standard operating procedure. HYBENX received European regulatory clearance in 2013 to be used by dental professionals for treating bleeding and/or inflammatory mucosal tissue in relation to periodontal disease. In September 2021, the FDA provided commercial regulatory clearance for HYBENX for the same indications and we began selling HYBENX in the U.S. in February 2022.

A typical application of HYBENX begins with layering, or irrigating, varying amounts, usually less than one milliliter, directly onto the surface of an oral lesion, such as a mucosal ulcer or periodontal pocket. The product is left in place for 5-60 seconds and then is removed with a water rinse. HYBENX is most often applied only once during treatment of a lesion. HYBENX can be characterized by its functionality as a clinical tool that was designed to perform controlled, intense, instantaneous water extraction from the topmost layer of necrotized tissue on a lesion surface. HYBENX is sold directly or through dental distributors to dental professionals for the treatment of all types of periodontal infections, including gingivitis, periodontitis and peri-implantitis. In addition, HYBENX can also reduce infectious bacteria during root canal procedures.

HYBENX was developed for over a decade using our DST platform, including over twenty-one biocompatibility tests for safety and efficacy, pre-clinical trials and numerous randomized clinical trials. These trials and studies were not conducted directly by the company. The most notable published clinical trials and studies involving HYBENX are outlined below.

In 2012, Giorgio Lombardo et al published a study entitled “Full-mouth ultrasonic debridement in combination with HYBENX Oral Tissue Decontaminant as an initial approach to the treatment of chronic periodontitis.” The purpose of this study was to evaluate the efficacy of HYBENX in combination with full-mouth ultrasonic debridement, in the initial treatment of chronic periodontitis. Thirty-six (36) generalized chronic periodontitis patients were selected in this clinical trial study, representing a total of 393 periodontal defects. All subjects met the following inclusion criteria: no periodontal treatment during the previous 12 months, no use of antibiotics during the 3 months prior to periodontal treatment, free of systemic health complications which could interfere with periodontal healing, non-smokers, and having at least 6 sites with probing depth > 5 mm (excluding teeth to be extracted and molars with furcation compromised). The subjects were randomly assigned into two treatment groups: Group A — Control patients treated with full-mouth ultrasonic debridement and Group B — Test patients treated with full-mouth ultrasonic debridement in combination with HYBENX. The clinical parameters assessed at baseline, after 45 days, and at three months, were probing depth (“PPD”), gingival margin, clinical attachment level, visible plaque index, and the percentage of bleeding sites compared to baseline (“BOP”). At 3 months, the Test Group B showed significantly better outcomes than the Control Group A. In particular, the BOP in deep pockets (PPD > 7 mm), values fell from 89% to 41% in the test group versus 90% to 63% in the control group. HYBENX was considered to be a valuable aid in the initial treatment of chronic periodontitis.

In 2012, Zachary Rifkin et al of the School of Dental Medicine at the University of Buffalo published an abstract entitled “Antimicrobial effects of a root canal cleanser in treating contaminated implants.” The purpose of this study was to assess the effectiveness of a root canal cleanser (HYBENX) on suppressing bacterial growth in bony defects and on implant surfaces. Fresh porcine ribs were obtained and cut into bone blocks, then sterilized in a steam autoclave at 121 degrees Celsius. Ten sterile titanium implants were used, and each implant was placed into a block; a 4mm deep circumferential bony defect was created within a 1mm distance to the implant. Each defect was inoculated with a suspension of S. sanguinis and blocks placed into an atmosphere of 5% CO2 at 37 degrees Celsius for 24 hours. Subsequently, five implants were treated with the root canal cleanser (HYBENX). The tip for gel delivery was placed into the defect and removed once the gel encompassed the entire defect. The remaining five-implant/bone blocks were not treated (control group). Each gel-treated defect was rinsed with sterile saline, and irrigated until no gel was visible. Subsequently, the defects were rinsed with 20 uL of tryptic soy broth (“TSB”) to retrieve any remaining bacteria. The rinse was placed in 200 uL of TSB transport media. The five untreated defects received the same process. Implants were removed from the defects and sonicated in the transport media to retrieve any bacteria on the implant surface. Acquired media was then plated on tryptic soy agar and left for 48 hours to grow. The trial was repeated twice. The agar plates containing plated media from the defects treated with HYBENX had significantly less colony forming units present when compared to the plates from untreated defects. Most of the specimens from the gel-treated group showed no growth at all. HYBENX successfully suppressed bacteria growth in ex vivo bony defects and on implant surfaces.

In 2015, Giorgio Lombardo et al published a study entitled “A topical desiccant agent in association with ultrasonic debridement in the initial treatment of chronic periodontitis: a clinical and microbiological study” in New Microbiologica. The aim of this randomized study was to evaluate the clinical and microbiological effects of the adjunctive administration of a locally delivered desiccant liquid with molecular hygroscopic properties (HYBENX) in association with sub-gingival ultrasonic debridement (“UD”) in a hospital setting. Sixteen patients presenting moderate to severe chronic periodontitis were followed in a randomized 3 month, split-mouth, single-blind, prospective study. At baseline, control and test sides were treated with supra and subgingival UD with or without the association of a locally delivered desiccant liquid (HYBENX). Treatment was repeated after 6 weeks. Clinical and microbiological parameters were assessed at baseline, after 6 weeks, and at 3 months. The test group sites presented a significantly greater reduction in visible plaque index, bleeding on probing scores and gingival index at 6 weeks and 3 months compared to the control group sites. HYBENX as monotherapy reached the same bacterial load reduction as UD. Compared to UD, a combined HYBENX-UD treatment resulted in a statistically significant greater bacterial load reduction immediately after treatment. A significantly lower anaerobic bacterial load was still present at 6 weeks. Data obtained showed that decreased inflammatory signs and reduction of the bacterial load can be obtained in the short term by topical association of HYBENX with UD.

In 2015, Giorgio Lombardo et al published a case report entitled “Decontamination Using a Desiccant with Air Powder Abrasion Followed by Biphasic Calcium Sulfate Grafting: A New Treatment for Peri-Implantitis.” The case report noted that peri-implantitis is characterized by inflammation and crestal bone loss in the tissues surrounding implants. Contamination by deleterious bacteria in the peri-implant microenvironment is believed to be a major factor in the etiology of peri-implantitis. Prior to any therapeutic regenerative treatment, adequate decontamination of the peri-implant microenvironment must occur. A novel approach to the treatment of peri-implantitis that incorporates the use of a topical desiccant (HYBENX), along with air powder abrasives as a means of decontamination, followed by the application of biphasic calcium sulfate combined with inorganic bovine bone material to augment the intrabony defect was presented. The case of a 62-year-old man presenting peri-implantitis at two neighboring implants, who underwent access flap surgery, followed by the procedure was highlighted in the report. After an uneventful 2-year healing period, both implants showed an absence of bleeding on probing, near complete regeneration of the missing bone, probing pocket depth reduction, and clinical attachment gain. While a slight mucosal recession was observed, there was no reduction in keratinized tissue. Based on the results described, it was concluded that the use of HYBENX and air powder abrasives, followed by bone defect grafting, represents a viable option in the treatment of peri-implantitis.

In 2015, Dorina Lauritano et al published a case report entitled “THE EFFICACY OF HYBENX ORAL TISSUE DECONTAMINANT FOR PERIODONTAL DISEASE TREATMENT: A CASE SERIES STUDY” in the International Journal of Advances in Case Reports. The objective of this study was to evaluate the efficacy of a chemical device (HYBENX) in the treatment of chronic periodontitis in adult patients. With the aim to identify the antibacterial property of HYBENX, two samples of periodontal pocket microbiota were collected by paper probes, at two different time points. The first sampling was performed before treatment, while the second sampling was performed 15 days after HYBENX treatment. A total of 11 patients were enrolled. For each patient, at each time point, two paper probes were collected. Polymerase Chain Reaction methodology was used to detect microbial activity.

After the treatment, a remarkable decrease in bacteria amount was observed, both for total bacteria and some specific periodontal pathogens representing the red complex bacteria (i.e. Porphyromonas gingivalis, Treponema denticola and Tannerella forsythia). The average reduction was about 99% for each of the red complex bacteria and about 96% for total bacteria. This decrease was highly statistically significant based on P-values. HYBENX was determined to be an effective adjunct to eradicate bacterial loading in the pockets of patients affected by periodontitis and is an efficacious medical device for use in the management of moderate to severe chronic periodontitis.

In 2015, Dorina Lauritano et al published a study entitled “SINGLE APPLICATION OF A DESSICATING AGENT IN THE TREATMENT OF RECURRENT APHTHOUS STOMATITIS” in the Journal of Biological Regulators & Homeostatic Agents. The study noted that recurrent aphtous stomatitis (aphthae, canker sores) is ones of the most common and painful oral mucosal inflammatory ulcerative conditions; etiopathogenesis is uncertain and only symptomatic therapy is available. The study used a dessicating agent based on a concentrated mixture of sulfates (HYBENX). The rationale for use of this product on canker sores is that it cauterises the epithelial tissue affected by the immune response. The aim of this study was to evaluate the topical application of this dessicating agent on aphtous ulcers, and verify its efficacy in reducing pain. Fifty-seven patients, with oral minor aphtous lesions and a history of recurrent aphtous stomatitis were enrolled into this study and were assigned into two groups: 30 patients were treated with a single topical application of a dessicating agent and 27 without any treatment. A subjective evaluation of symptoms was completed by each patient using a visual analog scale (VAS) of 0-10. Patients’ oral lesions were clinically observed before entering the study and at day 6. The study found that from day three the mean differences in pain score between the two groups was about 16.33% with a decrease of symptoms of 49.57% compared with pretreatment VAS score at baseline. The data suggested that a single application of HYBENX could become a valid support in the management of recurrent aphtous stomatitis.

In 2015, James Bracke et al published a pilot study entitled “PILOT EVALUATION OF A SIMPLE ADJUNCTIVE METHOD FOR IMPROVED REMOVAL OF ORAL BIOFILM DURING CONVENTIONAL SCALING AND ROOT PLANING THERAPY” in the Journal of Biological Regulators & Homeostatic Agents. The study demonstrated the elimination of two classes of surrogate molecular markers from periodontal disease sites, which suggests that HYBENX may be a more effective adjunctive cleansing agent for complete biofilm removal. A patient with advanced chronic periodontitis was subjected to standard scaling and root planing therapy (“SRP”), supplemented by irrigation with HYBENX. Samples of gingival crevicular fluid were collected with triplicate absorbent paper points from each of three quadrants at three time points: 1) at baseline prior to treatment; 2) after irrigation with the topical agent for 20 seconds and rinsing; and 3) after SRP followed by a second irrigation/rinsing treatment with the agent. Paper points were extracted to assess the presence of 13 bacterial species known to be primarily associated with periodontal disease using DNA pyrosequencing. In addition, the presence of Matrix Metalloproteinase-8 (MMP8), as well as IL-1ß, IL-6, and TNF-alpha were also assessed by immunoassay of the paper point sample extracts. The combined adjunctive treatment indicated a complete absence of detectable bacterial DNA and the four inflammatory mediators from samples taken from the gingival sulci treated with HYBENX. The study indicated that the use of HYBENX appeared to provide a level of cleanliness not currently achieved with other SRP adjunctive procedures.

In 2016, Karan Sahni et al published a research article entitled “Exploring Mechanisms of Biofilm Removal.” The goal of this study was to evaluate the effects of a novel anti-plaque formulation on oral biofilm removal. The specific aim was to elucidate the role of 2 potentially complementary mechanisms on dental biofilm removal using HYBENX like desiccating action leading to denaturation and destabilization of plaque and mechanical removal of destabilized plaque through forceful rinsing action. Twenty-five extracted teeth, after routine debriding and cleaning, underwent standard biofilm incubation model over 4 days. Samples were then randomly divided into five groups of five teeth each, treated and stained with GUM®Red-Cote® plaque disclosing solution and imaged. Samples were subsequently treated with HYBENX. The study demonstrated that HYBENX effect alone causes some disruption of dental biofilm. Additional dynamic rinsing is needed to achieve complete removal of dental biofilm.

In 2016, Giovanpaolo Pini-Prato et al published a case report study entitled “Treatment of Acute Periodontal Abscesses Using the Biofilm Decontamination Approach: A Case Report Study.” Clinical cases showing acute periodontitis were treated using an oral tissue decontaminant material that contains a concentrated aqueous mixture of hydroxybenzenesulfonic and hydroxymethoxybenzene acids and sulfuric acid (HYBENX). The material was positioned into the pocket on the root surface and left in the site for 30 seconds. No instrumentation was performed before the treatment. No systemic or local antibiotics were used in any of the cases. A questionnaire was used for each patient to record the pain/discomfort felt when the material was administered. All of the treated cases healed well and very rapidly. The infections were quickly resolved without complications, and the pockets associated with marginal tissue recession were also reduced. The momentary pain upon introduction of the material was generally well tolerated in the nonsurgically treated cases, and it completely disappeared after a few seconds. The biofilm decontamination approach (using HYBENX) appears to be a very promising technique for the treatment of acute periodontal abscess. The local application of this material avoids the use of systemic or local antibiotics.

In 2016, Evelyn Andrea Mancini et al published a case report entitled “The biofilm decontamination approach for the treatment of periodontal abscess and peri-implantitis.” An acute periodontal abscess and a peri-implantitis were treated using an oral tissue desiccation material that contains a concentrated aqueous mixture of hydroxybenzenesulfonic and hydroxymethoxybenzene acids and sulfuric acid (HYBENX). The material was positioned in the periodontal pockets and around the implant. No systemic or local antibiotics were used in any of the cases. All of the treated cases healed well and very rapidly. The infections were quickly resolved without complications. The momentary pain upon introduction of the material was generally well tolerated and it completely disappeared after few seconds. The case report concluded that biofilm desiccation approach (use of HYBENX) seems to be a very promising technique for the treatment of acute periodontal abscess and peri-implantitis. The local application of this material avoids the use of systemic or local antibiotics.

In 2016, Giovnpaolo Pini-Prato et al published a case report study entitled “Nonsurgical Treatment of Peri-implantitis Using the Biofilm Decontamination Approach: A Case Report Study.” Clinical cases showing peri-implantitis were treated using an oral tissue decontaminant material that contains a concentrated aqueous mixture of hydroxybenzenesulfonic and hydroxymethoxybenzene acids and sulfuric acid (HYBENX). The material was positioned into the pocket around the implant without anesthesia in nonsurgically treated cases. No instrumentation and no systemic or local antibiotics were used in any of the cases. A questionnaire was used for each patient to record the pain/discomfort felt when the material was administered. All of the treated cases healed well and very rapidly. The infections were quickly resolved without complications. The momentary pain upon introduction of the material was generally well tolerated and completely disappeared after a few seconds. The biofilm decontamination approach (using HYBENX) appears to be a very promising technique for the treatment of peri-implantitis. The local application of this material avoids the use of systemic or local antibiotics.

In June 2017, Gaetano Isola et al published a paper entitled “The effects of a desiccant agent in the treatment of chronic periodontitis: a randomized, controlled clinical trial” in Clinical Oral Investigations. This study investigated and compared a desiccant agent as an adjunct to SRP versus SRP alone for the treatment of chronic periodontitis (“CP”). Thirty-six patients with CP were studied. Using a split-mouth design, the maxillary right and left quadrants were randomly assigned to SRP plus desiccant (HYBENX) or SRP alone. Patients were examined on a regular basis for clinical, microbiological, and inflammatory mediator changes over a 1-year period. Clinical attachment level was the primary outcome variable. In addition, the red complex bacteria and gingival crevicular fluid inflammatory mediators were monitored. Compared to baseline, both treatments demonstrated an improvement in periodontal parameters. Compared to SRP alone, SRP plus HYBENX yielded a significant improvement in probing depth and bleeding on probing at 12 months. Similarly, in the SRP plus HYBENX group, the bacteria of the red complex were significantly reduced, and the level of inflammatory mediators was significantly reduced compared to SRP alone. SRP plus HYBENX resulted in a greater reduction in clinical, microbial and inflammatory mediators compared to SRP alone. HYBENX, when combined to SRP, was demonstrated as a significant approach to control the levels of certain periodontal pathogens, inflammatory mediators in patients with CP.

In 2019, Riccardo Pace et al published the results of a randomized controlled study entitled “THE EFFECTS OF A NEW DECONTAMINANT SOLUTION ON ROOT CANAL BLEEDING DURING ENDODONTIC TREATMENT: A RANDOMIZED CONTROLLED STUDY” in the Journal of Biological Regulators & Homeostatic Agents. The study noted that blood contamination of the canal during preparation and obturation can be a problem in Endodontics, which may result in apical microleakage. The purpose of the investigation was to observe and evaluate the hemostatic properties of biofilm decontaminant material (sulfonic/sulphuric acid solution, HYBENX) used in teeth with necrotic pulp and unstoppable bleeding after root canal shaping. A prospective study was designed with 2 randomized parallel groups: decontaminant material (experimental group) and sodium hypochlorite 5% (control group). The analysis of the root canal bleeding was evaluated by the clinician before and after the application of the sulfonic/sulphuric solution or sodium hypochlorite 5%, by measuring the millimeters of blood on a sterile paper point introduced in the root canal. Sixty patients with necrotic pulp and unstoppable bleeding were enrolled in this study and randomly divided into 2 groups: decontaminant material in 30 patients (experimental group) or sodium hypochlorite

5% in 30 patients (control group). T-test showed that the percentage change in millimeters of blood detected in the root canal was statistically greater for experimental group. The hemostatic properties were better in the experimental group than in the sodium hypochlorite 5% group (control).

In 2019, Alberto Antonelli et al published a report entitled “In Vitro Antimicrobial Activity of the Decontaminant HybenX Compared to Chlorhexidine and Sodium Hypochlorite against Common Bacterial and Yeast Pathogens.” The report noted that the recent increase in infections mediated by drug-resistant bacterial and fungal pathogens underlines the urgent need for novel antimicrobial compounds. In this study, the antimicrobial activity (inhibitory and cidal) of HYBENX, a novel dessicating agent, in comparison with commonly used sodium hypochlorite and chlorhexidine, against a collection of bacterial and yeast strains representative of the most common human pathogenic species was evaluated. The minimal inhibitory, bactericidal, and fungicidal concentrations of the three different antimicrobial agents were evaluated by broth microdilution assays, followed by subculturing of suitable dilutions. HYBENX was active against 26 reference strains representative of staphylococci, enterococci, Enterobacterales, Gram-negative nonfermenters, and yeasts, although at higher concentrations than sodium hypochlorite and chlorhexidine. HYBENX exhibited potent inhibitory and cidal activity at low concentrations against several bacterial and yeast pathogens. These findings suggested that HYBENX could be of interest for the treatment of parodontal and endodontic infections and also for bacterial and fungal infections of other mucous membranes and skin as an alternative to sodium hypochlorite and chlorhexidine.

In 2020, Riccardo Pace et al published a study entitled “Analysis of dentinal erosion and removing smear layer of different irrigation protocols: an in vitro study.” This study aimed to investigate the effect of HYBENX used as an irrigating solution, estimating its efficacy in the elimination of the smear layer and rating how it may influence dentinal erosion. One hundred extracted, single-rooted, human teeth were used. Five groups were made in a random way (n=20), considering the type of irrigant used at the end of the instrumentation with ProTaper Gold sequence SX F4: Group A (NaOCl), Group B (NaOCl — EDTA 17%), Group C (NaOCl — EDTA 17% — NaOCl), Group D (NaOCl — HybenX), Group E (NaOCl — HybenX — NaOCl). The amount of the smear layer and the erosion were evaluated according to the Torabine-jad method using a scanning electron microscope. A Kruskal-Wallis test was performed at each portion (i.e. apical, middle, coronal) and overall for both smear layer removal and erosion variables. A multiple comparison analysis was implemented as well within each portion and overall for both variables. The difference in debris removal at all three levels of the canals was statistically significant, comparing the five treatment groups. The statistic test showed a statistically significant greater erosion overall between group A and the other four groups. Under the conditions of the study, the use of a combination of HaOCl and HYBENX, efficiently removed the smear layer and produced a lower degree of erosion if compared with 17% EDTA.

In 2020, Riccardo Pace et al published a study entitled “In Vitro Alteration by Dentine and Protein of the Antimicrobial Activity of Two Endodontic Irrigants: HybenX and Sodium Hypochlorite.” The study noted that irrigant solutions commonly used for the treatment of endodontic infections can be inhibited by both organic and inorganic substances. The aim of this study was to evaluate the in vitro antimicrobial activity of the novel irrigant HYBENX and 2.5% and 5% sodium hypochlorite against Enterococcus faecalis, in presence of dentine powder (“DP”) or bovine serum albumin 20% (“BSA”) as inhibitory agents. An E. faecalis American Type Culture Collection 29212 suspension was added to the irrigants (HYBENX or NaOCl) and one or two different inhibitors (BSA and DP) either after one-hour pre-incubation at 35 ± 1 ˚C or not. The antimicrobial activity of HYBENX against E. faecalis was already proved at 15 min and was neither affected by BSA nor by DP or combinations thereof. NaOCl 2.5% showed an effective antimicrobial activity starting from 15 min and this activity was partially inhibited by BSA and BSA plus DP combination within one hour when pre-incubation occurred. NaOCl 5% showed antimicrobial activity within 15 min, which was inhibited within one hour only in the presence of both BSA and DP regardless of the pre-incubation period. The study concluded that HYBENX could represent a good alternative to common irrigants for the treatment of E. faecalis endodontic infections, showing a rapid antimicrobial activity not inhibited by organic and inorganic inhibitors.

In 2021, Michele Antonio Lopez et al published an article entitled “The Treatment of Peri-Implant Diseases: A New Approach Using HYBENX as a Decontaminant for Implant Surface and Oral Tissues.” The aim of this study was to demonstrate the efficacy of HYBENX in the treatment of peri-implantitis and to compare HYBENX with other chemical agents used in the surgical treatment of peri-implantitis. The study included a population of ten subjects with severe peri-implantitis. The procedure used in the study involved the application of HYBENX after open-flap debridement. Each patient was followed for 12 months after a single application of the decontaminant agent. Clinical and radiographical parameters were recorded at baseline, 3 months, and 12 months after treatment completion. At baseline, a mean pocket probing depth (PPD) of 7.3 ± 0.5 mm and a mean clinical attachment level

(CAL) of 8.8 ± 0.8 mm was recorded. An average residual PPD of 4.2 ± 0.5 mm and a mean CAL of 5.2 ± 0.8 mm were observed after 1 year. Additionally, the average of bone gain was about 3.4 mm, with a mean marginal bone level (MBL) change from 5.8 mm (baseline) to 2.4 mm (12 months). In total, 90% of the treated implants reached the success rate after the 1-year follow-up. Only in one case out of ten treated implants was resolution of the disease not achieved. The study concluded that the clinical improvements highlight that the procedure of open-flap debridement (OFD) + HYBENX may be considered an effective technique in the treatment of peri-implantitis. From the results obtained, it was concluded that the use of HYBENX in the surgical treatment of peri-implantitis was promising.

ERADX Dental Cleanser

ERADX is marketed for use in removing harmful bacteria during dental crown prep, cavity restorations and vital pulp exposures. Separate regulatory clearance for ERADX in the European Union and with the FDA was not required due to its composition and mechanism of action being identical to HYBENX. As a consequence, no separate clinical trials or studies were performed specifically related to ERADX.

KONKURE Veterinary Dental Debridement

KONKURE has also been developed using our DST technology for veterinarians to use for animal oral care, and its composition and mechanism of action are identical to HYBENX and ERADX. KONKURE is a topical liquid for veterinary use in the treatment of infected lesions of tissue in the mouth cavity of animals. The FDA does not require submission of a 510(k) or any pre-market approval for devices intended for animal use. However, the following clinical study has indicated that KONKURE has similar effects in animals as HYBENX and ERADX have in humans. As a consequence, no additional clinical trials or studies were performed specifically related to KONKURE.

In 2016, M.D. Rohrer et al published a study entitled “A HISTOLOGIC ASSESSMENT OF A HYBENX ORAL TISSUE DECONTAMINANT IN VITAL PULP THERAPY IN DOGS” in the Journal of Biological Regulators & Homeostatic Agents. The aim of the study was to assess HYBENX Oral Tissue Decontaminant in treating vital pulp exposure in a canine model. The use of the HYBENX solution was compared to an accepted and standard regimen for vital pulp exposure, an application of a commercial calcium hydroxide product (Ca(OH)2). Both control and experimental treatments were followed by restoration with a commercial zinc oxide and eugenol obtundant intermediate restorative material and thermal insulator (ZOE). At 7 days there was 100% pulp vitality with HYBENX and 50% with Ca(OH)2. New dentin formation was seen in 62.5% of the HYBENX treated pulps and none of the Ca(OH)2 treatment group. The vital pulp exposures at day 21 post treatment with HYBENX also showed significant improvement over Ca(OH)2 in the presence of odontoblasts, new dentin formation and pulp survivability. The presence of odontoblasts and new dentin was noted in 71% of the HYBENX cases versus 50% of the survivable Ca(OH)2 cases. Furthermore, 100% of HYBENX cases had vital pulps versus 62.5% of Ca(OH)2 cases. The 60-day specimens of both experimental and control techniques exhibited histologically similar appearances and were similar in outcomes. HYBENX treatment at day 7 showed a significant positive difference, both in the formation of new dentin and tooth vitality. HYBENX proved better for the post 21-day specimens and equivalent for the 60-day pulp specimens with no evidence of untoward tissue reactions or results.

DEBACTEROL Canker Sore Pain Relief

DEBACTEROL is a topical debriding agent used for treating ulcerating oral mucosal lesions, commonly referred to as canker sores, aphthous ulcers, or oral ulcers, as well as minor oral abrasions. Management believes that DEBACTEROL was first formulated by Cargill, Inc. in or around 1931. The product was sold by Cargill until in or around 1985, when the rights to the formula were purchased by National Research Laboratories (“NRL”) for use in connection with the treatment of mouth ulcers. In 1991, Dr. Michael Basara, our Executive Vice President of Research and Development and a director of our company, and who is expected to resign as a director of our company upon the completion of this offering, purchased the rights from NRL. DEBACTEROL has unique chemical and physical properties that are particularly beneficial whenever a dental or medical procedure in the mouth requires controlled limited debridement of necrotic or damaged tissues. DEBACTEROL is prescription treatment for Aphthous Stomatitis that completely stops oral ulcer pain, seals damaged oral mucosal tissues, and forms a protective barrier after just one application. Since DEBACTEROL was formulated before the formation of the FDA, it is registered as a Grandfathered Drug by the FDA and therefore does not require specific clearance from the

FDA. Because it was formulated over 90 years ago, is grandfathered by the FDA, and has been successfully used by millions of patients, we have not performed any post-market studies involving DEBACTEROL since it was acquired from Cargill in 1985. DEBACTEROL is currently sold in the United States to dental clinics.

We plan to discontinue U.S. sales of DEBACTEROL when we achieve positive cash flow from our sales of HYBENX and ERADX.

ORALMEDIC Canker Sore Relief

ORALMEDIC is commonly used to treat oral ulcers, also referred to as canker sores, aphthae, or aphthous ulcers. The product is intended to be used to relieve the local pain and discomfort caused by superficial disease or minor injury to oral tissues. The ORALMEDIC solution acts through a chemical process that produces superficial tissue denaturization following a brief direct topical application to the site of the lesion. Superficial tissue cleaning and coagulation leaves behind a thin barrier of precipitated organic material that protects the ulcer from further painful stimulation by materials in the oral cavity during the natural healing process. ORALMEDIC is presently sold outside the United States (primarily in Europe) without requiring a prescription and is sold to consumers through pharmacies. Sales of ORALMEDIC began in 2009, after the European Union approved its use in 28 countries as a medical device.

In 2009, SR Porter et al published the results of a randomized controlled trial entitled “Randomised controlled trial of the efficacy of HYBENX in the symptomatic treatment of recurrent aphthous stomatitis.” While this trial references HYBENX, we subsequently changed the product name from HYBENX to ORALMEDIC. Our current HYBENX product, discussed above, is a different formulary from ORALMEDIC, which is the subject of this randomized controlled trial. The article noted that the treatment of recurrent aphthous stomatitis (“RAS”) is principally directed towards reducing the pain and duration of each episode of ulceration; however, there remain few agents for which there is definitive evidence of benefit. The aims of the study were to determine the efficacy of HYBENX (now known as ORALMEDIC) versus another device used for the treatment of RAS (Salicept) to reduce the symptoms and duration of RAS and determine the safety of ORALMEDIC for this clinical application. Sixty-three individuals (36 male, 27 female) were entered into a prospective randomized controlled trial of ORALMEDIC versus an occlusive covering device (Salicept oral patches). Painful symptoms over a 5-day posttreatment period were reduced by both agents although ORALMEDIC was statistically more effective at day 2 than Salicept, and there was a trend for ORALMEDIC to cause greater pain reduction than Salicept over this 5-day period. Both agents gave rise to few adverse side effects – a total of nine adverse events in eight patients were recorded. All were unlikely to be related to the treatment devices. ORALMEDIC was only applied on one occasion to the ORALMEDIC group, while individuals in the Salicept group were able to self-medicate as required. The mean number of Salicept patches used per day per subject was three on day 1 posttreatment, 3.4 on day 2 and 2.7 on day 3. Thereafter, the number of applications fell to a mean of 0.8 on day 7. It was concluded that ORALMEDIC safely and effectively reduced the painful symptoms of RAS.

We plan to license the rights to sell ORALMEDIC to a third-party licensee when we achieve positive cash flow from our sales of HYBENX and ERADX.

Product Candidate

REVITY Regenerative Wound Debridement

REVITY, our product candidate, has also been developed using our DST technology to treat acute and chronic wound applications, including diabetic foot ulcers, pressure ulcers and vascular ulcers. To date, we have engaged the University of Miami to perform five studies using REVITY. Three of the five studies were completed in 2022 and two are currently ongoing.

On January 15, 2022, the University of Miami, Miller School of Medicine — Department of Dermatology completed a study entitled “Determination of the Debridement Effects of REVITY on Deep Dermal Wounds in a Porcine Model." The study concluded that wounds treated with REVITY had a higher percentage of slough removal and methicillin-resistant staphylococcus aureus (“MRSA”) reduction. REVITY treated wounds had a desirable effect on slough removal the day of treatment (day 0) and 4 days after this single application the count reached more than 99% of bacterial reduction compared with the baseline and untreated wounds. The effects were noticeable when compared against the other groups. Ultimately, REVITY was able to reduce the MRSA microbial counts by half compared with untreated control on every assessment day. Additionally in the histology analysis, those wounds treated with REVITY showed high values of re-epithelialization on day 4. Consistently, while REVITY treated samples showed an initial very robust increase in TNFα expression levels, TNFα expression was rapidly reduced as wound healing progressed. REVITY did not inhibit the wound healing process since REVITY treated wounds almost reached full re-epithelialization by day 11. Additional studies with more animals would be needed to substantiate these claims and acquire statistical data.

On May 6, 2022, the University of Miami, Miller School of Medicine — Department of Dermatology completed a study entitled “Effects of REVITY on Dermatophytes Using a Deep Partial Thickness Wound Porcine Model." The study concluded that those wounds treated with REVITY showed substantially lower fungal counts against three microorganisms in both 20 minutes and 24 hours. Lamisil positive control had lower fungal counts when treating wounds infected with Candida albicans, however it did not appear as effective in wounds infected with either Trichophyton interdigitale or Trichophyton rubrum. Additional samples would be required to substantiate these claims.

On June 30, 2022, the University of Miami, Miller School of Medicine — Department of Dermatology completed a study entitled “Determination of the Debridement Effects of REVITY on Deep Dermal Wounds in a Porcine Model — Advanced Study." The study concluded that for the microbiology analysis, wounds treated with REVITY exhibited significantly better efficacy at reducing counts for both MRSA and a gram negative bacteria, pseudomonas aeruginosa (“PA”) when compared against saline gauze and the untreated control. The onset slough removal in the early stages of wound infection is paramount to prevent acute wounds from developing into persistent chronic wounds. REVITY provided significantly superior effective slough removal percentages as soon as day 0 when compared against saline gauze and the untreated control for both pathogens. This study confirmed the ability of REVITY to remove slough from infected wounds as well as its ability to reduce both gram positive and negative pathogens from wounds.

The University of Miami is currently conducting the following two studies: “Effects of REVITY on Dermatophytes Using a Deep Partial Thickness Wound Porcine Model — Advanced Study” and “Evaluating the effects of REVITY solution on human squamous cell carcinoma in mouse xenograft model in vivo.” Initial histology results on the solid tumor study are expected to be available in December 2022, with full study results in the first quarter of 2023.

We have initiated and plan to continue clinical trials during the remainder of 2022 for the purpose of obtaining FDA clearance for REVITY. We had initially applied for 510(k) clearance of REVITY by the FDA, but the FDA determined that REVITY was “not substantially equivalent” to a previously cleared device. We subsequently withdrew our 510(k) request and plan to submit, during the first quarter of 2023, a risk-based classification determination for our product in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. Our regulatory team is currently working on a “de novo” application for REVITY. Using the FDA’s “de novo” application process will allow us to establish a new “device type” along with classification, regulation, necessary controls and product code. We believe that obtaining a “de novo” classification for REVITY will be a benefit to our marketing and sale of REVITY.

We will attempt to obtain FDA clearance for our REVITY product candidate and begin commercialization before the end of 2023, although no assurance can be given that we will be able to obtain such clearance by such date or at all. If FDA “de novo” clearance for REVITY is not obtained to treat acute and chronic wound applications, we will continue to seek FDA clearance for REVITY under a pre-market approval, or PMA, application. The PMA process would require us to demonstrate safety and effectiveness of our product based on extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labelling data. As such, we would likely initiate several new clinical studies and trials to provide this additional evidence, which would support the safety and effectiveness data that we have already obtained through previous studies. The PMA process is typically required for products that are deemed to pose the greatest risk, such as life sustaining, life supporting or implantable devices. Products that are approved through a PMA application generally need FDA approval before they can be modified. The PMA process can be expensive and lengthy and require the payment of significant fees, unless an exemption applies.

The FDA’s stated goal is to review “de novo” classification requests within 150 days, but, in reality, the process for many applicants generally takes even longer, up to a year or more. The process of obtaining a PMA is much more costly and uncertain than the “de novo” process and generally takes from one to three years, or longer, from the time the application is submitted to the FDA until an approval is obtained. The process of obtaining regulatory clearances, approvals, and emergency use authorization to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances, approvals, or authorizations on a timely basis, or at all for our REVITY. See “Business — Regulatory Pathway” on page 99.

Our Industry and Market

EPIEN’s product family was designed to treat any infectious, inflamed, acute or chronic wounds faster and more effectively than current industry remedies. We market ORALMEDIC, HYBENX and ERADX as frontline products to treat infectious dental problems that focus on periodontitis, gingival bleeding, cavity restoration and root canal infections. Our REVITY product candidate, if it receives clearance from the FDA and other regulatory authorities, will be marketed to treat chronic, non-healing wounds, including diabetic foot ulcers, pressure ulcers and vascular ulcers.

Oral Care Market

Periodontal disease is mainly the result of infections and inflammation of the gums and bone that surround and support the teeth. In its early stage, called gingivitis, the gums can become swollen and bleed. In its more serious form, called periodontitis, the gums can pull away from the tooth, bone can be lost, and the teeth may loosen or even fall out.

Gingivitis, the first stage of periodontal disease, is the most widespread disease globally, and it represents EPIEN’s largest sales opportunity. The severity of gingivitis varies from country to country based on its economic development. For example, poorer countries have less access to dental care because there is little to no hygiene care or the cost of dental work may be prohibitive; consequently, their populations suffer the most. Based on discussions with dentists and government healthcare officials in China and India, we believe that there is a potential for our HYBENX product to lower the cost of good hygiene in these and other countries having less access to dental care, while also offering certain benefits for reversing the infectious condition. This means reducing the inflammation, while stopping the bleeding and pain at the same time.

Our company will also be focusing marketing and sales efforts on countries with better economic conditions like the U.S., Canada and Europe because those countries’ current therapies for periodontal disease still remain minimally effective. According to the CDC, approximately 47% of adults (ages 30 and older) have some form of periodontal disease, which increases with age and occurs in approximately 70% of adults over the age of 65 years old. In a recent journal publication, Economic Burden of Periodontitis in the United States and Europe, it was estimated that the aggregate cost of periodontal disease in 2018 in the United States was approximately $3.49 billion.

Acute and Chronic Wound Market

In an article on Medmalfirm.com in December 2021, it was reported that across the United States, there were estimated to be over 2.5 million people that develop a pressure ulcer each year. The vast majority of these injuries will develop in a healthcare setting. Pressure ulcers are painful, and increase the risk of complications including infection, sepsis, gangrene, or necessary amputation. Not only does a pressure ulcer increase the risk of health complications, but it is also a significant cause of death. Each year, around 60,000 patients die as a result of pressure ulcers. Additionally, Brown & Barron LLC, in a post on October 16, 2020, reported that out of the 3.42 million people in the United States suffering from diabetes, about 15% of these patients develop diabetic foot ulcers, which are open sores or wounds usually located in the sole of the foot, according to the American Podiatric Medical Association. Further, as reported in the September 2019 issue of American Family Physician, venous ulcers are the most common type of chronic lower extremity ulcers, affecting 1% to 3% of the U.S. population, representing between 330,00 and 990,000 venous ulcerations annually. In the aggregate, we believe that the acute and chronic wound market consists of a broad population of more than eight million patients in the United States suffering from conditions such as venous leg ulcers, diabetic foot ulcers, pressure ulcers, and non-healing surgical wounds. Chronic and difficult-to-heal wounds are caused by impairment in the biochemical and cellular healing processes due to local or systemic (physiological) conditions and generally can take from months to years to heal. Such wounds can lead to significant morbidity, including pain, infection, impaired mobility, hospitalization, reduced productivity, limb amputation, and mortality.

Based on industry reports and our internal estimates, we believe that:

•        Approximately $28 billion is spent annually treating chronic wounds;

•        Chronic wounds’ total annual impact on the U.S. healthcare system is approximately $50 billion; and,

•        By 2027, the total amount spent on wound care products in the U.S. will be approximately $5 billion.

Chronic wounds span a variety of forms, but our REVITY product will primarily target the following wound indications:

Venous Leg Ulcers:

Venous leg ulcers are associated with poor venous return (ischemia), primarily occurring because of age, obesity, previous leg injuries, deep vein thrombosis, and phlebitis. Venous ulcers are often recurrent, and an open ulcer can persist for weeks to years. Current treatment options for venous ulcers include leg elevation, compression therapy, advanced wound dressings, pentoxifylline, and aspirin therapy. Surgical management, including skin grafting, is indicated for ulcers that are large, of prolonged duration, or are subject to refractory to conservative measures (stubborn or unmanageable wounds that only receive a saline rinse and a sterile covering, rather than more traditional procedures such as scalpel debridement or the use of antibiotics or negative-pressure wound therapy). The refractory nature of these ulcers increases the risk of morbidity and mortality, and they have a significant impact on patient quality of life. According to an article in the Journal of Medical Economics, the financial burden of venous ulcers is estimated to be $14.9 billion per year in the United States.

Diabetic Foot Ulcers:

A diabetic foot ulcer (“DFU”) is an open sore or wound that is commonly located on the bottom of the foot. According to an article in the World Journal of Diabetes, approximately 15% of people with diabetes will suffer from DFUs in their lifetime. Of those who develop a foot ulcer, 6% will be hospitalized due to infection or other ulcer-related complication. DFUs are the leading cause of non-traumatic lower extremity amputations in the United States. In the United States, it is estimated that approximately 1.3 million people have a DFU, and over $15 billion was spent on the care of this condition in 2019. Current standard of care for DFUs includes offloading therapy to help redistribute foot pressure away from the ulcer, and moist wound therapy. For DFUs non-responsive to standard of care, surgical closure utilizing autografts, skin substitutes, or biologics is often required.

Suppliers of our Raw Materials

All of the Company’s raw materials are sourced from within the U.S. and have been supplied for the past twenty years by Spectrum Laboratory Products, Inc. (New Jersey) and BOC Sciences (New York). We are subject to the risk of shortages and long lead times in the supply of our raw materials, and our ability to meet temporary unforeseen increases in demand has been, and may in the future be, impacted by our reliance on the availability of raw materials from our suppliers. We do not have any formal agreements with our suppliers, but normally purchase our raw materials pursuant to blanket purchase orders. Until recently, we negotiated prices with our suppliers annually, but as a result of changes in the market and rising inflation in 2022, we currently negotiate prices quarterly. We may in the future experience shortages of raw materials, and the predictability of the availability of these raw materials may be limited, which may be heightened in light of the ongoing COVID-19 pandemic. While we experienced some shipping delays during the COVID-19 pandemic, we maintain inventory control and have kept a sufficient volume of raw materials in our inventory to maintain our operations without interruption or delay during the COVID-19 pandemic. Although we do not presently anticipate the need for it, should we require additional raw materials, we would need to negotiate supply agreements with other third-party suppliers of raw materials, which may be time-consuming, difficult and costly, and we may not be able to source raw materials from other suppliers on terms that are acceptable to us, or at all, which may undermine our ability to continue operations at our optimal capacity.

Sales and Marketing

We sell our products primarily through multinational and regional distributors of dental supplies. Our limited internal sales personnel seek to increase awareness of our products through interactions with the sales forces of those distributors, at trade shows, and through key opinion leaders within the dental industry. At times, our personnel will provide training and instruction on the use of our products to those external sales forces as well as to dentists and hygienists. We have no plans to create our own internal sales force in the foreseeable future and will continue to utilize global and regional distributors for our products.

In 2022, we have increased the number of dental distributors that carry our products from none to eleven. Such distributors include Henry Schein Dental, Patterson Dental, Atlanta Dental, Burkhardt Dental Supply, Midway Dental, Benco Dental, Midwest Dental, Puragraft, Nashville Dental, Dental City and IQ Dental.

Competition

The medical device, biotechnology and pharmaceutical industries are intensely competitive and subject to significant technological change and changes in practice. While we believe that our innovative technology, knowledge, experience, and scientific resources provide us with competitive advantages, we face competition from many different sources with respect to our DST or any of our products that we may seek to develop and commercialize in the future. Possible competitors may include medical device, pharmaceutical and wound care companies, academic and medical institutions, governmental agencies, medical practitioners, and public and private research institutions, among others. Any product that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

Although our DST will be complementary with autografts for the treatment of many chronic, non-healing wounds, we will face competition from this traditional surgical procedure for many chronic wound patients. However, based on our trials and experience, we believe that our DST possesses competitive clinical and economic advantages over the current standard of care.

The products and treatments which pose the greatest competitive threat to our platform, by product line, are listed below:

•        DEBACTEROL:    Chlorohexidine, a common, low-cost cleanser sold by many dental companies, including Henry Schein, Patterson Dental, Darby and Benco.

•        ORALMEDIC:    Oralixir (manufactured by StellNaturals); Canker-Rid (manufactured by Durham’s Bee Farm, Inc.); Kank-A (manufactured by Blistex, Inc.); and Peroxyl Mouthwash and Mouth Sore Rinse (manufactured by Colgate-Palmolive).

•        HYBENX:    ARESTIN (manufactured by Bausch Health Companies Inc.), as well as the use of photo-dynamic therapy.

•        REVITY:    V.A.C. VERAFLO Therapy (by 3M); ACTICOAT (by Smith & Nephew), as well as a variety of Hydrogels, Hydrocolloids, Cadexomer iodine, Isotonic dressings, Hypertonic saline and silver dressings from various manufacturers.

Our Competitive Strengths

We believe that we have the ability to be a leader in the oral care and acute and chronic wound markets and to present compelling value propositions for the following reasons:

•        Broad Platform Technology:    Our DST platform targets a range of applications covering significant markets, including oral health (including periodontal disease, gingivitis, peri-implantitis), and acute and chronic, non-healing wounds (diabetic ulcers, pressure ulcers and venous stasis ulcerations).

•        Strong Intellectual Property Position:    Through numerous patents and trade secrets, we hold intellectual property rights for treatment of any topical oral or wound infection based on our unique DST.

•        Advantages over Standard of Care:    Our DST platform can significantly reduce all microorganisms with one application. Other advantages include the stoppage of bleeding and reduction of pain. We also believe that HYBENX and REVITY are alternatives to antibiotic treatment, which is the standard of care in the case of infection. Our belief is based, in part, on a peer reviewed paper published in the January 2020 Journal of Biological Regulators and Homeostatic Agents by Dr. Marcus Gitterle entitled “Treatment with novel HYBENX root canal cleanser suggests biofilms blocked healing of human wounds: case series.” The six-month evaluation period in the study provided data to support the hypotheses that pathogenic biofilm actively prevents the healing of chronic wounds, and that biofilm can be disrupted with a single treatment of HYBENX. Our belief is also supported, in part, by research studies performed by the University of Miami that validated these assumptions with respect to mechanical debridement, reduction of bacterial, fungal yeast infection, and reduction in the post inflammatory factors that maintain chronicity in wounds. We have multiple studies performed in the oral and dental sciences over the past decade that confirm the identical outcomes. In addition, certain antibiotics are too expensive for use by the public; side effects are common and sometimes cause serious complications; and bacteria can develop resistance to antibiotics over time. These concerns can be overcome with treatment using our DST-based products, which avoid antibiotic use.

•        Distribution:    We have strong relationships with distributors of dental supplies, who have distributed our existing products over a number of years. Our ORALMEDIC mouth ulcer over-the-counter product is already sold in over thirty countries. We have initiated sales of HYBENX to dentists in Europe, and product acceptance is growing. For the past five years, our products have been used off-label by U.S. and Italian wound care specialists aimed at chronic, non-healing wounds, which we believe will support distribution if and when our REVITY product is cleared for distribution in the United States through our future distribution partners.

•        Management:    Our management has over 100 years of experience and includes clinical professionals who have had broad experience bringing medical products from the laboratory to market. For example, our VP of Regenerative Medicine has 20 years of chronic wound management experience at the Mayo Clinic in Rochester, MN, and our VP of Sales has 14 years of dental sales experience, including eleven years working with Patterson Dental, one of the largest dental distributors in the U.S. In addition, our VP of R&D has over 35 years of experience as a clinical pathologist and toxicologist at the University of Minnesota Medical Hospital and the U.S. Veteran’s Administration. Our company also hired a VP of Clinical Research who has 32 years of experience working on clinical trials with clinical research organizations.

Our Strategy

We intend to become a leading medical devices company focused on wound healing by developing, manufacturing, and commercializing novel products to address unmet needs in the fields of periodontal disease, acute, chronic and other hard-to-heal wounds, dermatologic infections, and inflamed skin problems. The key components of our growth strategy include:

•        Build our commercial organization:    We hired a VP of Sales with 14 years of dental sales management experience, including eleven years working with Patterson Dental (one of the largest dental distributors in the U.S.), and a VP of Regenerative Medicine with 25 years of experience with chronic wounds and 20 years at the Mayo Clinic. Both of these executives have significant experience in their fields to help effectively commercialize our HYBENX and ERADX products and REVITY product candidate. Their major objective will be to penetrate our dental and chronic wound markets by building their departments with staff who will ensure a smooth transition from development to commercialization.

•        Penetrate the dental care market with HYBENX and ERADX:    Following our receiving marketing clearance for HYBENX and ERADX from the FDA in September 2021, we intend to seek additional product clearances for worldwide commercialization of HYBENX and ERADX. In the United States market, we intend to focus on obtaining reimbursement for HYBENX and ERADX and educating the market regarding these products. We will seek to leverage our established long-term sales relationships with major distribution partners including Henry Schein, Inc., Patterson Dental and Cardinal Health, Inc. to market HYBENX and ERADX.

•        Obtain regulatory clearance for our product candidates:    During 2021 and 2022, we initiated four pivotal studies at the University of Miami, Miller School of Dermatology, pursuant to research agreements with the University of Miami related to the performance of animal studies in its laboratory. The following studies are currently being conducted under those research agreements:

Effect of Dermatophytes Agreement: Under the terms of a research agreement, dated January 11, 2022, for a study titled — “Effects of Revity on Dermatophytes Using a Porcine Model” — we have paid to the University of Miami $23,936 to conduct clinical studies relating to the effect of REVITY on Candida albicans and two clinically dominant dermatophytes that cause topical fungal infections on skin, with respect to our product candidate REVITY. The University of Miami provided us with a study report upon completion of the study in May 2022. The term of this research agreement is for one (1) year; provided that either we or the University of Miami may terminate the agreement, at any time, upon thirty (30) days written notice, for any reason. The research agreement contains customary mutual confidentiality provisions and provides the University of Miami with publication privileges relating to the study. Each party maintains all rights to its pre-existing intellectual property. Inventions and discoveries are either owned by us, the University of Miami or jointly, as provided in the research agreement. Each of us has agreed to indemnify the other for liabilities arising out of such person’s acts or omissions and we have agreed to maintain general liability insurance. The foregoing description of the terms of the research agreement is qualified in its entirety by reference to the full text of such agreement which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Under the terms of an amendment dated June 22, 2022 to the research agreement dated January 11, 2022, for a study titled — “Effects of Revity on Dermatophytes Using a Porcine Model” — we agreed to pay to the University of Miami $48,471 to conduct additional clinical studies relating to the effect of REVITY on Candida albicans and two clinically dominant dermatophytes that cause topical fungal infections on skin, with respect to our product candidate REVITY. We believe that this additional study will validate and give statistical significance to the prior pilot study that has been completed, although there is no assurance of such validation or statistical significance. Additionally, a positive result would allow a peer reviewed paper to be submitted for medical publication as we would then have met the requirements for statistical significance. If we are successful in such endeavors, we would then likely explore potential partners to bring REVITY to commercialization for the topical treatment of yeast and fungal infections. We believe that this could eventually be used as either a device or drug in the treatment of major burns, surgical wounds, and the acute and chronic wounds. We were required to pay one-half of the cost of the study upon commencement and the remainder upon completion of the study.

Determination of the Debridement Effects Agreement: Under the terms of a research agreement, dated August 20, 2021, for a study titled — “Determination of the Debridement Effects of Revity on Deep Dermal Wounds” — we paid the University of Miami $38,902 upon completion of the initial clinical study relating to the debridement properties of REVITY in deep dermal wounds, with respect to our product candidate REVITY. A second debridement study was completed in May 2022 by the University of Miami for which we owe the university $67,362. In August 2022, we signed a further debridement study to be completed by the University of Miami for which we will be required to pay one-half of the cost of the study (or $16,305) upon commencement and the remainder upon completion of the study.

Research Agreement: Under the terms of an agreement dated June 1, 2022, for a study titled — “Evaluation of the effects of HYBENX solution on human squamous cell carcinoma in mouse xenograft model in vivo” — we agreed to pay the University of Miami $32,490 to study the therapeutical effects of our HYBENX solution on skin squamous cell carcinomas. This study commenced in June 2022. We paid one-half of the cost of the study upon commencement and will pay the remainder upon completion of the study. The terms of this agreement are the same as the dermatophytes agreement dated January 11, 2022.

We intend to seek regulatory clearance for REVITY from the FDA and the EU MDR, which is the latest European Union directive that governs how medical devices are produced and distributed in Europe, on the basis of those pivotal studies.

•        Penetrate the wound care market:    If REVITY is cleared by the FDA, we intend to establish partnerships with major pharmaceutical companies in order to bring REVITY to market. We formed a Medical Advisory Board that includes key opinion leaders in the care of acute and chronic wounds to educate healthcare providers regarding REVITY and its use cases.

•        Develop additional product candidates and enter additional markets:    We intend to expand the use of our DST to develop more product candidates. For example, we are seeking to develop product candidates aimed at treating topical infectious skin diseases, such as Athlete’s Foot, psoriasis, and possibly acne. We are also developing products aimed at the veterinary market. These potential new product candidates, if they obtain regulatory clearance, will allow us to enter new markets.

•        Pursue business development opportunities.    We will continue to explore additional business development opportunities to further drive growth. We will seek to engage in targeted business development activities, such as licensing, strategic partnerships, and acquisitions that are synergistic with our business, to expand the market penetration of HYBENX, ERADX and REVITY and our other pipeline product candidates.

Intellectual Property

We have built a robust portfolio of intellectual property that includes patents, trademarks, and key trade secrets. As several of our original patents had less than five years remaining before those patents expired, our company created one European chronic wound patent and one U.S. chronic wound patent, which both have now been allowed. These patents are expanded versions of our original patents, which now adds another 20 years of protection around our technology and products.

Patents

Our patents cover three primary indications: periodontal disease treatment, wound treatment (skin exfoliation), and mucosal discontinuity treatment. No patent has been held invalid by a court of law or been subject to any patentability challenge. Related foreign patent applications have been filed in various countries or regions, including the EU, Germany, the United Kingdom, Hong Kong, China, Canada, Japan, and Mexico. Our patents are listed in the below table:

APPLICATION NUMBER	TITLE	COUNTRY	FILING DATE	STATUS	GRANT DATE	ANTICIPATED EXPIRATION DATE
10/405,296	METHOD OF TREATING PERIODONTAL DISEASE	U.S.	April 2, 2003	Issued	December 14, 2004	April 2, 2023
047002316	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	Germany	January 5, 2004	Issued	October 26, 2011	January 5, 2024
04700231.6	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	European Patent Office	January 5, 2004	Issued	October 26, 2011	January 5, 2024
047002316	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	United Kingdom	January 5, 2004	Issued	Oct 26, 2011	January 5, 2024
06104954.0	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	Hong Kong	January 5, 2004	Issued	September 7, 2012	January 5, 2024
PA/a/2005/007319	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	Mexico	January 5, 2004	Issued	August 8, 2008	January 5, 2024
MX/a/2008/010077	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	Mexico	January 5, 2004	Issued	June 10, 2013	January 5, 2024

APPLICATION NUMBER	TITLE	COUNTRY	FILING DATE	STATUS	GRANT DATE	ANTICIPATED EXPIRATION DATE
10/443,446	ODORLESS FORMULATION FOR TREATING MUCOSAL DISCONTINUITIES	U.S.	May 21, 2003	Issued	November 7, 2006	May 21, 2023
10/443,445	METHOD FOR EXFOLIATING SKIN	U.S.	May 21, 2003	Issued	October 3, 2006	May 21, 2023
D002016049975	ORALMEDIC (CLASS 5)	Indonesia	October 19, 2016	Pending	N/A	October 19, 2036
018557353	HYBENX (Class 5)	European Union	September 13, 2021	Pending	N/A	September 13, 2041
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	Germany	September 2, 2015	Issued	May 26, 2021	September 2, 2035
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	European Patent Office	September 2, 2015	Issued	May 26, 2021	September 2, 2035
21174479.2	FORMULATION FOR TREATING CHRONIC WOUNDS	European Patent Office	September 2, 2015	Pending	N/A	September 2, 2035
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	France	September 2, 2015	Issued	May 26, 2021	September 2, 2035
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	United Kingdom	September 2, 2015	Issued	May 26, 2021	September 2, 2035
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	Italy	September 2, 2015	Issued	May 26, 2021	September 2, 2035
15838487.5	FORMULATION FOR TREATING CHRONIC WOUNDS	Netherlands	September 2, 2015	Issued	May 26, 2021	September 2, 2035
15/508,306	FORMULATION FOR TREATING CHRONIC WOUNDS	U.S.	March 2, 2017	Issued	December 1, 2020	March 16, 2037
17/107,478	FORMULATION FOR TREATING CHRONIC WOUNDS	U.S.	November 30, 2020	Pending	N/A	November 30, 2040
16110118.8	SULFONIC ACID FORMULATION FOR APPLICATION TO MUCOSAL DISCONTINUITIES	Hong Kong	August 24, 2016	Issued	Aug 18, 2017	August 24, 2024
A0110510	REVITY (Class 5)	Canada	June 29, 2021	Pending	N/A	June 29, 2041
A0110510	REVITY (Class 5)	European Union	June 29, 2021	Pending	N/A	June 29, 2041
A0110510	REVITY (Class 5)	United Kingdom	June 29, 2021	Pending	N/A	June 29, 2041
90424503	REVITY (Class 5)	U.S.	December 29, 2020	Allowed	N/A	December 29, 2040

We do not believe that patents expected to expire in 2023 or 2024 will have a material impact on our business.

Trademarks

EPIEN also protects its valuable brands and generated goodwill with registered trademarks worldwide. These include HYBENX, EPIEN, ORALMEDIC and DEBACTEROL. We have also submitted an application to register the ERADX and REVITY trademarks.

Trademark	Application Number	Status	Jurisdiction
ORALMEDIC	1235168	Registered	Canada
ORAL MEDIC	004081618	Registered	European Union
ORALMEDIC	007021736	Registered	European Union
ORAL MEDIC	004081618	Registered	United Kingdom
ORALMEDIC	007021736	Registered	United Kingdom
ORALMEDIC (CLASS 5)	D002016049975	Pending	Indonesia
ORALMEDIC (CLASS 10)	D002016049978	Registered	Indonesia
HYBENX	1637979	Registered	Canada
HYBENX (Class 5)	018557353	Pending	European Union
HYBENX (Class 5)	UK00003693753	Registered	United Kingdom
HYBENX	78583357	Registered	U.S.
DEBACTEROL	75019445	Registered	U.S.
奥美迪克 (ORALMEDIC in Chinese)	303827331	Registered	Hong Kong
奥美迪克 (ORALMEDIC in Chinese)	303827340	Registered	Hong Kong
ORALMEDIC	40201650969	Registered	Republic of Korea
ORALMEDIC	40201650970	Registered	Republic of Korea
ORALMEDIC	40201609881Q	Registered	Singapore
ORALMEDIC	40201609880V	Registered	Singapore
奥美迪克 (ORALMEDIC in Chinese)	40201610318Q	Registered	Singapore
奥美迪克 (ORALMEDIC in Chinese)	40201610319W	Registered	Singapore
ORALMEDIC	20305308	Registered	China
ORALMEDIC	20305307	Registered	China
REVITY (Class 5)	A0110510	Pending	Canada
REVITY (Class 5)	A0110510	Pending	European Union
REVITY (Class 5)	A0110510	Pending	United Kingdom
REVITY (Class 5)	A0110510	Registered	International Bureau (WIPO)
REVITY (Class 5)	90424503	Allowed	U.S.
EPIEN (Class 5)	97234446	Registered	U.S.

Government Regulation

Our products, product candidates and our operations are subject to extensive regulation by the FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our products are subject to regulation as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act, or the FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, record-keeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket approval (“PMA”) notification, or approval of a PMA application. Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”) registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. None of our products are currently approved under a PMA. However, we may in the future develop products which will require the approval of a PMA.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption (“IDE”) regulations, which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of record-keeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety, or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record-keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and record-keeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•        establishment registration and device listing with the FDA;

•        QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

•        labeling regulations and FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products;

•        requirements related to promotional activities;

•        clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

•        medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•        correction, removal, and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•        the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•        post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

In addition, our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•        warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•        recalls, withdrawals or administrative detention or seizure of our products;

•        operating restrictions or partial suspension or total shutdown of production;

•        refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•        withdrawing 510(k) clearances or PMA approvals that have already been granted;

•        refusal to grant export approvals for our products; or

•        criminal prosecution.

Regulation of Medical Devices in the EEA

The EU has adopted legislation, in the form of directives to be implemented in each Member State, concerning the regulation of medical devices within the EU. The directives include, among others, the Medical Device Directive (Council Directive 93/42/EEC) that establishes certain requirements, such as the essential requirements, with which medical devices must comply before they can be commercialized in the EEA (which is comprised of the Member States of the EU plus Norway, Liechtenstein and Iceland). Under the EU Medical Device Directive, medical devices are classified into four Classes, I, IIa, IIb and III, with Class I being the lowest risk and Class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each Member

State to monitor and ensure compliance with the Directive. To demonstrate compliance of their medical devices with the essential requirements, manufacturers must undergo a conformity assessment evaluation, which varies according to the type of medical device and its classification. Except for certain types of low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the Medical Devices Directive, a conformity assessment evaluation requires the intervention of an organization accredited by a Member State of the EEA to conduct conformity assessments, a so-called Notified Body. The Notified Body would typically audit and examine the quality system for the manufacture, design, and final inspection of the medical devices, along with conducting a technical review of data supporting the device’s safety and efficacy, before issuing a certification demonstrating compliance with the essential requirements. Both the quality system and the product are reviewed and certified. We are subject to annual surveillance audits by the Notified Body and must undergo re-certification every five years. During these audits, we may be issued (minor or major) non-conformities to the essential requirements. We could potentially lose marketing authorization if these non-conformities are not remediated with the Notified Body. Significant modifications to the quality system or product changes for Class III devices must be submitted to the Notified Body for review prior to implementation. Non-significant changes are subject to review during the annual surveillance audits. Medical devices that comply with the essential requirements are entitled to bear the CE mark, which is an abbreviation for Conformité Européenne or European Conformity. Medical devices properly bearing the CE mark may be commercially distributed throughout the EEA.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (“MDR”) which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA Member States, the regulations would be directly applicable without the need for adoption of EEA Member State laws implementing them in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The MDR, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and in vitro diagnostic devices and ensure a high level of safety and health while supporting innovation.

The MDR became effective in May 2021. The provisions of the MDR, among other things:

•        strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•        establish explicit provisions on manufacturers’ responsibilities for the follow-up on the quality, performance and safety of devices placed on the market;

•        improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•        set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•        strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These new rules and procedures may result in increased regulatory oversight of our products and product candidate, and this may, in turn, increase the costs, time and requirements that we need to meet in order to maintain or place such products on the EEA market.

Further, the advertising and promotion of our products in the EEA is subject to the laws of individual EEA Member States implementing the EU Medical Devices Directive, Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State laws governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

Federal, State and Foreign Fraud and Abuse, Data Privacy and Security and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, data privacy and security laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services issued regulations in July 1991, which the Department has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback law. Additional safe harbor provisions providing similar protections have been published intermittently since 1991.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below). Violations of the Anti-Kickback Statute can result in imprisonment, exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including criminal fines of up to $5,000 and imprisonment of up to five years. Violations are subject to civil monetary penalties up to $50,000 for each violation, plus up to three times remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act of up to $11,000 for each claim submitted, plus up to three times the amounts paid for such claims. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and, in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act. The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim. In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for False Claim Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Additionally, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Physician Payment Sunshine Act, enacted in 2010, which imposes annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately, and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1 million per year for “knowing failures.” Manufacturers must submit reports by the 90th day of each calendar year. Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

Many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. We may also be subject to similar foreign laws, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. In addition, many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

We are also subject to various federal, state, and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA in the United States. HIPAA created new federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Under HIPAA, the Department of Health and Human Services (“HHS”) has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including health care providers and their business associates. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. HIPAA violations carry civil and criminal penalties, including civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year, for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can also bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state.

We intend to develop and implement processes designed to comply with these regulations. The requirements under these regulations may change periodically and could influence our business operations if compliance becomes substantially more costly than under current requirements. Additionally, a breach of unsecured protected health information, such as by employee error or an attack by an outsider, could have an adverse effect on our business in terms of potential penalties and corrective action required. In addition to federal privacy regulations, there are several state laws governing confidentiality and security of health information that are applicable to our business. New laws governing privacy may be adopted in the future as well. State privacy laws can also be more stringent and more broadly applicable than HIPAA. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of Protected Health Information (PHI).

In the EU, we are subject to laws relating to our collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual). We may process personal data in relation to our operations. We may process data of both our employees and our customers, including health and medical information. The data privacy regime in the EU includes the EU Data Protection Directive (95/46/EC) regarding the processing of personal data and the free movement of such data, the E-Privacy Directive 2002/58/EC and national laws implementing each of them. As each EU Member State has transposed the requirements laid down by this Privacy and Data Protection Directive into its own national data privacy regime, the laws differ significantly by jurisdiction. We need to ensure compliance with the rules in each jurisdiction where we are established or are otherwise subject to local privacy laws.

The requirements include that personal data may only be collected for specified, explicit and legitimate purposes based on legal grounds set out in the local laws and may only be processed in a manner consistent with those purposes. Personal data must also be adequate, relevant, not excessive in relation to the purposes for which it is collected, be secure, not be transferred outside of the EEA unless certain steps are taken to ensure an adequate level of protection and must not be kept for longer than necessary for the purposes of collection. To the extent that we process, control, or otherwise use sensitive data relating to living individuals (for example, patients’ health or medical information), more stringent rules apply, limiting the circumstances and the manner in which we are legally permitted to process that data and transfer that data outside of the EEA. In particular, in order to process such data, explicit consent to the processing (including any transfer) is usually required from the data subject (being the person to whom the personal data relates).

We are subject to the supervision of local data protection authorities in those jurisdictions where we are established or otherwise subject to applicable law. We depend on a number of third parties in relation to our provision of services, a number of which process personal data on our behalf. With each such provider we enter into contractual arrangements to ensure that they only process personal data according to our instructions, and that they have sufficient technical and organizational security measures in place. Where we transfer personal data outside the EEA, we do so in compliance with the relevant data export requirements. We take our data protection obligations seriously, as any improper disclosure, particularly with regard to our customers’ sensitive personal data, could negatively impact our business and/or our reputation.

Additionally, the collection and use of health data and other personal data is governed in the EU by the General Data Protection Regulation (the “GDPR”), which extends the geographical scope of EU data protection law to entities and operations outside of the EU under certain conditions and imposes substantial obligations upon companies and new rights for individuals, and by certain EU Member State-level legislation. Failure to comply with the GDPR may result in fines up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. The GDPR may increase our responsibility and liability in relation to personal data that we may process, and we may be required to put in place additional measures in an effort to comply with the GDPR and with other laws and regulations in the EU, including those of EU Member States, relating to privacy and data protection. This may be onerous, and if our efforts to comply with GDPR or other applicable EU laws and regulations are not successful, or are perceived to be unsuccessful, it could adversely affect our business in the EU. Further, the European Court of Justice (ECJ) invalidated the EU-U.S. Privacy Shield, which had enabled the transfer of personal data from the EU to the U.S. for companies that had self-certified to the Privacy Shield in July 2020. The ECJ decision also raised questions about the continued validity of one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, and EU regulators have issued additional guidance regarding considerations and requirements that we and other companies must consider and undertake when using the Standard Contractual Clauses. Although the EU has presented a new draft set of contractual clauses, at present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the Standard Contractual Clauses. To the extent that we were to rely on the EU-U.S. or Swiss-U.S. Privacy Shield programs, we will not be able to do so in the future, and the ECJ’s decision and other regulatory guidance or developments otherwise may impose additional obligations with respect to the transfer of personal data from the EU and Switzerland to the U.S., each of which could restrict our activities in those jurisdictions, limit our ability to provide our products and services in those jurisdictions, or increase our costs and obligations and impose limitations upon our ability to efficiently transfer personal data from the EU and Switzerland to the U.S.

Further, the exit of the United Kingdom (UK) from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the EU on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the EU and the UK, the UK and EU have agreed that transfers of personal data to the UK from EEA member states will not be treated as “restricted transfers” to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two-month extension (the “Extended Adequacy Assessment Period”). Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an “adequacy decision” in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act of 2018 without the consent of the EU (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the EU’s data protection regime). If the European Commission does not adopt an “adequacy decision” in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an “inadequate third country” under the GDPR, and transfers of personal data from the EEA to the UK will require a “transfer mechanism” such as the Standard Contractual Clauses. The UK has implemented legislation similar to the GDPR, referred to as the UK GDPR, which provides for fines of up to the greater of £17.5 million or 4% of global turnover. As of January 1, 2021, the UK is a “third country” under the GDPR, and the relationship between the UK and EU in relation to aspects of data protection law in the medium and longer term remains unclear, including with respect to cross-border data transfers and the role of the UK Information Commissioner’s Office with respect to the EU, which exposes us to further compliance risk. We may incur liabilities, expenses, costs, and other operational losses relating to the GDPR, the UK GDPR, and other laws and regulations in the EU and UK relating to privacy and data protection, including those of applicable EU Member States in connection with any measures we take to comply with them. Finally, state and foreign laws may apply generally to the privacy and security of information we maintain, and may differ from each other in significant ways, thus complicating compliance efforts and potentially requiring us to undertake additional measures to comply with them.

In the United States, there are a broad variety of data protection laws and regulations that may apply to our activities such as state data breach notification laws, state personal data privacy laws (for example, the California Consumer Privacy Act of 2018 (“CCPA”)), state health information privacy laws, and federal and state consumer protection laws. A range of enforcement agencies exist at both the state and federal levels that can enforce these laws and regulations. For example, the CCPA requires covered businesses that process personal information of California residents to disclose their data collection, use and sharing practices. Further, the CCPA provides California residents with new data privacy rights (including the ability to opt out of certain disclosures of personal data), imposes new operational requirements for covered businesses, provides for civil penalties for violations as well as a private right of action for data breaches and statutory damages (that is expected to increase data breach class action litigation and result in significant exposure to costly legal judgements and settlements). Aspects of the CCPA and its interpretation and enforcement remain uncertain. In addition, it is anticipated that the CCPA will be expanded on January 1, 2023, when the California Privacy Rights Act of 2020 (“CPRA”) becomes operative. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new legislation. Although there are limited exemptions for clinical trial data under the CCPA, the CCPA and other similar laws could impact our business activities, depending on their interpretation.

With the GDPR, CCPA, CRPA and other laws, regulations and other obligations relating to privacy and data protection imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other obligations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. Additionally, if third parties we work with, such as vendors or service providers, violate applicable laws or regulations or our policies, such violations may also put our or our customers’ data at risk and could in turn have an adverse effect on our business. Any failure or perceived failure by us or our service providers to comply with our applicable policies or notices relating to privacy or data protection, our contractual or other obligations to third parties, or any of our other legal obligations relating to privacy or data protection, may result in governmental investigations or enforcement actions, litigation, claims and other proceedings, harm our reputation, and could result in significant liability.

Regulatory Pathway

We have successfully completed approval processes with the European Regulatory Agency and the FDA over the past 15 years. Our HYBENX and ERADX dental products have been cleared as Medical Devices Class 1 in Europe and the United States for all indications where infectious conditions persist. Our ORALMEDIC product for oral ulcerations is cleared in 30 countries across Europe, Canada, and parts of Asia.

HYBENX and ERADX received their latest clearance in September 2021 from the FDA for expansion of our oral products to treat periodontal disease in the U.S. market. This clearance complements the existing indications for use of HYBENX and ERADX to treat root canals by endodontic specialists.

FDA and EU Regulatory Requirements for REVITY

If the FDA finds that a medical device is substantially equivalent to a predicate device currently on the market, it will normally grant 510(k) clearance to commercially market the device. After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines or penalties.

If the FDA determines that a medical device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. Our regulatory team is currently working on a “de novo” application for REVITY. Using the FDA’s “de novo” application process will allow us to establish a new “device type” along with classification, regulation, necessary controls and product code. We believe that obtaining a “de novo” classification for REVITY will be a benefit to our marketing and sale of REVITY. We plan to allocate approximately $0.5 million of the net proceeds raised in this offering to obtaining “de novo” clearance by the FDA for REVITY, which we hope to in 2023, although there can be no assurance that we will be able to obtain such clearance by that date or at all.

In 2020, the EU established the EU MDR directive, under which a human clinical study or trial is required before we will be allowed to seek clearance for a product or a product candidate. Depending on the type or class of clearance sought, studies are required to be tailored to the claims made. We intend to seek a medical device Class 2B clearance with the EU MDR for REVITY. We have engaged Bentley Biomedical Consulting, LLC (“BBC”), a leading industry-specialized business that provides advisory services to lead our plan for regulatory clearance for REVITY. BBC has a proven track record in assisting companies through the FDA and MDR regulatory process for both medical device and drug manufacturers. We are currently preparing our REVITY submission for clearance under the EU MDR requirements and expect to file such submission in the first quarter of 2024. We believe that our biocompatibility testing profile completed with HYBENX, the peer-reviewed paper published in the January 2020 Journal of Biological Regulators and Homeostatic Agents by Dr. Marcus Gitterle entitled “Treatment with novel HYBENX root canal cleanser suggests biofilms blocked healing of human wounds: case series” and the clinical studies performed by the University of Miami will provide sufficient clinical data to support our REVITY submission. We anticipate the EU MDR timeline to clear REVITY by the end of 2024, although there can be no assurance that we will be able to obtain such clearance by that date or at all. We are working with BBC to develop clinical protocols for a human study for REVITY, which may be needed to comply with the EU MDR guidelines for a medical device submission.

Company Employees

As of September 20, 2022, we had 13 full-time employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe we have good relations with our employees, and most have been with the company since 2006.

Properties and Facilities

We lease approximately 4,100 square feet of office space for our corporate headquarters and executive offices located at 600 Highway 169 South, St. Louis Park, MN 55426. The lease commenced in February 2022 and extends through August 2029, with monthly rent payments increasing incrementally from $6,185 to $7,387 over the term of the lease.

Additionally, we lease approximately 8,000 square feet of industrial space for our laboratory and manufacturing facility at a cost of approximately $7,800 per month. This leased facility is located at 4225 White Bear Parkway, Suite 600 in St. Paul, Minnesota. We anticipate renewing this lease in June 2023.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

Corporate Information

We were incorporated in the State of Minnesota, under the name Northern Research Laboratories, Inc. on January 6,1992. On March 22, 2005, our wholly-owned subsidiary, EPIEN Medical, Inc. was merged with and into us and in connection with the merger we changed our name to EPIEN Medical, Inc. Our principal executive offices are located at 600 Highway 169 South, Suite 820, St. Louis Park, Minnesota 55426.

In connection with this offering, EPIEN Medical, Inc., a Minnesota corporation, the registrant whose name appears on the cover of this registration statement (“EPIEN MN”), intends to transfer its corporate domicile and become a Nevada corporation under the same name (“EPIEN NV”) pursuant to sections 302A.682 to 302A.692 of the Minnesota Business Corporation Act and Section 92A.270 of the Nevada Revised Statutes (the “Domicile Transfer”). As a result of the Domicile Transfer, every three shares of common stock of EPIEN MN will become one share of common stock of EPIEN NV on a three-for-one basis, and such shares shall carry the same terms in all material respects as the shares of EPIEN MN. The Domicile Transfer was approved on August 16, 2022 by shareholders of EPIEN MN holding a majority of the outstanding shares entitled to vote thereon.

The financial statements and summary historical financial data included in this registration statement are those of EPIEN MN and do not give effect to the Domicile Transfer. All disclosure herein related to our governance and corporate law give effect to the Domicile Transfer.

Our corporate website address is www.epien.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors:

Name	Age	Position(s)
Executive Officers and Directors
Reginald R. Dupre	70	Chief Executive Officer and Chairman of the Board
David A. Ufheil	54	Chief Financial Officer
Michael L. Basara, M.D.(1)	71	Executive Vice President, Research and Development
Steven J. Kavros, DPM	67	Chief Medical Officer and VP of Regenerative Medicine

Non-Employee Directors
Jonathan B. Dodge, CPA	75	Independent Director
Anne B. Mootz, CPA	53	Independent Director Nominee(2)
Mark D. P. Davis, MD	59	Independent Director Nominee(2)
William A. Faubion, MD	56	Independent Director Nominee(2)

____________

(1)      Dr. Basara is currently a director of the company, but is expected to resign from his position as a director effective upon the consummation of this offering.

(2)      Ms. Mootz, Dr. Davis and Dr. Faubion have committed to joining as directors of the company upon consummation of this offering.

Executive Officers and Directors

Reginald (“Reg”) Dupre

Reginald Dupre has served as the Chief Executive Officer of the Company since 1999 and led the Company through its start-up and technology development stages. During the past five years, Mr. Dupre has led the company through its commercialization stage and today the company’s products are sold in more than forty countries. Mr. Dupre is responsible for developing and implementing the strategic direction of the Company, creating a state-of-the-art nonbiologic technology platform. Having served in the capacity of the Company’s CEO for over twenty-one years, Mr. Dupre was also the Chairman of the Board from October 1999 to May 2015 and was reappointed as Chairman in June 2019.

Prior to becoming CEO of EPIEN Medical, Mr. Dupre held various leadership positions in several start-ups and mature companies that needed turnaround leadership expertise and/or needed new capital. Some of these companies include Sustane Corporation, Rem-Con Inc. and the Minnesota Renaissance Festival, LLC. Prior to these executive roles, Mr. Dupre spent fourteen years in a variety of business development, strategic marketing, and sales management roles at Honeywell International Inc. and Control Data Corporation. Mr. Dupre is well-qualified to serve on our board of directors due to his experience leading other companies from early stage through commercialization of products.

Following Mr. Dupre’s undergraduate studies at the University of Minnesota, he received a bachelor’s degree in Business Administration from the Metropolitan State University. He continued his studies at the University of St. Thomas in International Marketing.

David A. Ufheil

David Ufheil, CPA, has served as the Chief Financial Officer of the Company since April 2022. Mr. Ufheil has over thirty years of experience in accounting and financial leadership roles and has previously served as an auditor or advisor to companies ranging from venture-backed startups to large, multi-national public companies across a variety of industries including life sciences, automotive, manufacturing, consumer products, transportation and technology. Since June 2019, Mr. Ufheil has been the president of the Board of Directors of Minnetonka-Hopkins Gymnastics Association, a 501(c)(3) nonprofit organization. Prior to joining the Company, Mr. Ufheil was self-employed from May 2020, and worked as a contracted advisor to several private companies, helping them navigate toward their initial public offerings. From January 2019 to May 2020, Mr. Ufheil was a managing director in the Minneapolis office of Riveron, a business advisory firm. From December 2013 to December 2018, Mr. Ufheil was a Financial Accounting Advisory Services executive director in the Minneapolis office of Ernst & Young. From September 1990 to March 2012, Mr. Ufheil was in the audit practice of KPMG (Chicago, Detroit and Minneapolis), and was on secondment with KPMG in Germany (in Frankfurt and Stuttgart) for six and a half years.

Over his career, Mr. Ufheil has assisted numerous companies on changes in accounting practices and transaction-related accounting issues, including revenue recognition, leases, public equity and debt offerings, private-equity transactions, purchase price allocations, carve-out financial statements and GAAP conversions. Mr. Ufheil graduated with distinction from Indiana University-Bloomington with a Bachelor of Science degree in Accounting. He is a licensed CPA in the state of Minnesota, and is also a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.

Michael L. Basara, M.D.

Dr. Michael Basara is one of the founders of the Company, and has served as our Executive Vice President, Research and Development and Director since February 2002. Dr. Basara is expected to resign as a Director upon the consummation of this offering. Dr. Basara created the Company’s core product development platform, DST, and is listed as the inventor on our patents. Dr. Basara’s ongoing work is focused on two overlapping R&D tracks. The first involves expanding our understanding of how delivery of an intense unique water extraction process, i.e., desiccation, can be used to inactivate and clear pathologic processes from body surfaces and promote healing, including the eradication of biofilm infections. The second track involves the development of novel chemical formulations and delivery systems designed to provide the most appropriate desiccation activity needed by clinicians and consumers for specific clinical situations in a safe and effective manner.

Dr. Basara is responsible for executing the Company’s overall technology vision, shaping its technical strategy, and driving its research and development execution, with the goal of making the Company a leader in providing cutting-edge innovations in chemical debridement on mucosal tissues and on the skin. As the inventor of the chemistry behind the Company’s products, Dr. Basara is also involved extensively in the preparation and presentation of technical data for the marketing approval applications submitted to the FDA and European regulators.

Prior to the founding of EPIEN Medical, from 1995 to 2002, Dr. Basara worked in the clinical laboratories at the Minneapolis Veterans Administration Medical Center, where he helped establish a VA National Reference Laboratory for providing specialized testing services to the entire VA Healthcare System. Dr. Basara was appointed Chief of the Laboratory Service for the Upper Midwest Region of the VA, supervising clinical laboratory service delivery across multiple states in the north central U.S.

Dr. Basara received his undergraduate degree from the University of Minnesota, School of Biological Sciences, and a medical degree from the University of Minnesota Medical School. Dr. Basara completed residency training in Pathology at the University of Minnesota Hospitals and is Board Certified in Clinical Pathology and Chemical Pathology.

Steven J. Kavros, DPM

Dr. Steven Kavros has served as our Chief Medical Officer and VP, Regenerative Medicine since July 2020 and as a consultant for the six months prior to July 2020. Dr. Kavros is responsible for overseeing clinical trials, research and development of new products and guiding the launch of such products to the public. From January 2019 to December 2019, Dr. Kavros was a physician provider, Wound Healing and Limb Preservation at the Pinnacle Foot and Ankle Clinics, where he was responsible for patient care centered on clinical podiatric medicine and surgery, as well as diabetic foot screening for amputation prevention. From 2015 to 2019, Dr. Kavros was President of the American Professional Wound Care Association and was Scientific Chair from 2001 to 2014. The American Professional Wound Care Association is the largest national multidisciplinary wound healing organization. After ten years in private practice — from August 1982 to December 1990 and October 2014 to December 2019 — and a 17-year career — from January 1995 to April 2012 — at the Mayo Clinic in Rochester, MN, Dr. Kavros transitioned to the medical device industry, focusing on regenerative medicine and its implications pertaining to advanced wound healing. As Associate Professor at Mayo Clinic Alix School of Medicine, Dr. Kavros has presented over 1,600 scientific presentations pertaining to his research at national and international conferences. Dr. Kavros is the primary author of numerous peer-reviewed papers addressing evidence-based medicine. He has brought multiple medical devices to the market involving advanced wound healing, limb preservation, and orthopedics.

Prior to becoming Chief Medical Officer and VP Regenerative Medicine of EPIEN Medical, Dr. Kavros held various leadership roles with TEI Biosciences, Miromatrix Medical, and Innovacyn, focusing on the regulatory, clinical and reimbursement requirements necessary for commercialization.

Dr. Kavros has held multiple leadership positions in his career. At the Mayo Clinic, he was Director of the Vascular Wound Healing Center, the multidisciplinary clinic for medicine and surgery focused on limb preservation. Dr. Kavros was a founding member of the American Professional Wound Care Association, the largest medical multidisciplinary wound healing association in the country, where he was scientific chair for fifteen years and is the past president of the society (2016 -2019).

Dr. Kavros received his bachelor’s degree in Biology with honors and a minor in Chemistry from Rutgers University. He graduated from Temple University School of Podiatric Medicine with highest honors in surgery, orthopedics, biomechanics and podiatric medicine.

Non-Employee Director

Jonathan B. Dodge

Jonathan Dodge has served as a Director since our Company’s inception and has previously served as Chairman of the Board from March 2015 until June 2019. Mr. Dodge is a CPA and specializes as a taxation expert and is a former partner for Thoreson Diaby Helle Condon & Dodge. Mr. Dodge was also a partner with McGladrey & Pullen LLP and prior to that position was a Director of Financial Services at Coopers & Lybrand LLP. Additionally, Mr. Dodge serves on the Board of Directors of OrangeHook, Inc. Mr. Dodge received his Bachelor of Arts and Masters in Accounting from the University of Iowa. Mr. Dodge is well-qualified to serve on our board of directors due to his financial background and experience.

Non-Employee Director Nominees

Anne B. Mootz

Anne B. Mootz has agreed to serve as a Director of our Company upon the consummation of this offering. Ms. Mootz is a CPA that specialized in financial audits of private and public companies including audits of internal controls under the auditing standards of the Public Accounting Oversight Board. Ms. Mootz is a former Partner for Ernst & Young LLP where she served in varying levels of responsibility and leadership over her entire career, including as an Audit Partner from 2004 until her retirement in 2020. Ms. Mootz received her Bachelor of Arts, Cum Laude, in Economics and a Minor in Spanish from Carleton College. Further, she received her concentration in accounting from the University of Minnesota to satisfy the accounting credit requirements for the CPA. Ms. Mootz has served as the Chair of the Board of Junior Achievement North, a non- profit, as well as served in varying Board leadership roles on other non-profits. She is also a Member of the Minnesota Society of CPAs. Ms. Mootz is well-qualified to serve on our board of directors due to her financial background and public accounting experience.

Mark Davis, M.D.

Mark Davis, M.D. has agreed to serve as a Director of our Company upon the consummation of this offering. Dr. Davis is a consultant and has served as chair of the Department of Dermatology at the Mayo Clinic in Rochester, Minnesota since February 2017. Dr. Davis joined the staff of the Mayo Clinic in 1997 and holds the academic rank of professor of dermatology, Mayo Clinic College of Medicine and Science. Dr. Davis earned his medical degree (M.S., B.Ch.), from the Royal College of Surgeons of Ireland. His initial training included four years of internal medicine residency based at and coordinated by the hospitals of the Royal College of Physicians of Ireland. He then completed a residency in internal medicine followed by a residency in dermatology at the Department of Dermatology at the Mayo Clinic, where he also served as chief resident. He subsequently earned his medical doctorate degree at the National University of Ireland. Dr. Davis’s broad clinical and research interests include complex medical dermatology, hospital dermatology, psychodermatology and vascular disorders, including erythromelalgia, skin ulcerations and patch testing/allergic contact dermatitis. In recognition of his contributions to the specialty of dermatology, he received the 2022 Presidential Citation Award, conferred by the American Academy of Dermatology. Dr. Davis is an active member of the American Academy of Dermatology, American Contact Dermatitis Society, European Academy of Dermatology and Venereology, International Society of Dermatology,

and Rheumatologic Dermatology Society, where he serves on the Board of Directors. Dr. Davis is well-qualified to serve on our board of directors due to his more than 25 years of medical experience, making him an invaluable asset to EPIEN Medical’s mission as we advance our REVITY product candidate through the approval process with the FDA.

William Faubion, M.D.

William Faubion, M.D. has agreed to serve as a Director of our Company upon the consummation of this offering. Dr. Faubion has served as the Dean of Research at the Mayo Clinic in Phoenix, Arizona, since August 2022. He specializes in the pathophysiology and novel therapeutics of Crohn’s disease and ulcerative colitis. He also serves as a consultant and professor in the Departments of Internal Medicine, Pediatric and Adolescent Medicine, and Immunology at the Mayo Clinic in Rochester, Minnesota. Dr. Faubion joined the staff of the Mayo Clinic in 1999 and has since held various professional positions and major appointments within the College of Medicine and Science and Harvard Medical School. Dr. Faubion earned his Bachelor of Arts degree from Dartmouth College and his medical degree from the University of Texas, Houston. His initial training included four years of internal medicine and pediatrics residency at the Texas Medical Center of the University of Texas - Houston. He then completed a fellowship in pediatric and adult gastroenterology at the Mayo Clinic in Rochester, a fellowship at the Center for Basic Research in Digestive Diseases at the Mayo Clinic and was a Mayo Clinic Scholar at the Beth Israel Deaconess Medical Center of the Harvard Medical School in Boston, Massachusetts. Dr. Faubion is board certified in internal medicine and gastroenterology by the American Board of Internal Medicine. In recognition of his contributions, he received the J. Arnold Bargen Award from the Mayo Clinic in 2001, the REGAL Award through the University of Kansas Medical Center in 2005, and the Scholar Award from the Berry Family Foundation in 2005. Dr. Faubion also served as a major in the 133rd Airlift Wing of the United States Air Force Reserve from 2000 to 2010. Dr. Faubion is well-qualified to serve on our board of directors due to his more than 25 years of medical and research experience, making him an invaluable asset to EPIEN Medical’s mission as we advance our products and product candidate.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of three members and which we intend to increase prior to the Offering to conform with the Nasdaq Marketplace Rules. Our directors hold office until the earlier of their death, resignation, removal, or disqualification, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling, and direction to our management. Our board of directors meets on a regular basis. Upon completion of this offering, our Amended and Restated Bylaws will provide that the authorized number of directors may be changed only by resolution of the board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Jonathan Dodge is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules and that Anne Mootz, Mark Davis and William Faubion will also be “independent directors” upon their commencement of service as Directors. Our board of directors also determined that Anne Mootz, Jonathan Dodge, and William Faubion, who will comprise our audit committee following this offering, Jonathan Dodge, Anne Mootz, and Mark Davis, who will comprise our compensation committee following this offering, and William Faubion, Mark Davis, and Jonathan Dodge, who will be members of our nominating and corporate governance committee following this offering, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.epien.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Upon consummation of this offering, our audit committee will consist of Anne Mootz, who will be the chair of the committee, Jonathan Dodge and William Faubion. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

•        evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•        reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Anne Mootz qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. In making this determination, our board has considered extensive financial experience and business background. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

Compensation Committee

Upon consummation of this offering, our compensation committee will consist of Jonathan Dodge, who is the chair of the committee, Anne Mootz and Mark Davis. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•        reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•        reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

•        reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•        reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•        preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Upon consummation of this offering, our nominating and corporate governance committee will consist of William Faubion, who is the chair of the committee, Mark Davis and Jonathan Dodge. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•        identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•        evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•        evaluating, nominating and recommending individuals for membership on our board of directors; and

•        evaluating nominations by stockholders of candidates for election to our board of directors.

Medical Advisory Board

EPIEN has a Medical Advisory Board (“MAB”) that is currently working to advance the clinical and basic science of REVITY. The MAB was developed to guide EPIEN in the newly developing area of acute and chronic wound and burns treatment. Our MAB is comprised of medical and scientific experts, who are leaders in their respective fields. Each member of the MAB was carefully selected based on their qualifications and leadership roles in specific specialties and subspecialties to enable strategic focus and development of REVITY. More specifically, members of the MAB have expertise in acute and chronic wounds, plastic surgery, burn surgery, trauma surgery and regenerative medicine. The focus of the MAB is to provide guidance to EPIEN on a combination of evidence-based medicine and evidence-based medical economics. Some of the initial intended applications and uses of REVITY include acute wounds, chronic wounds, surgical site infections, burns and regenerative medicine

(reduction of post-inflammatory markers). Through the MAB, we have engaged a number of leaders in each of these areas. The MAB is comprised of individuals who are nationally and internationally renowned for their work in the areas of pressure, venous, arterial and diabetic foot wounds, adult and pediatric burns, surgical site infections and regenerative medicine.

The MAB is chaired by Steven J. Kavros, DPM, the current Chief Medical Officer/VP Regenerative Medicine of EPIEN Medical. A large portion of his career was spent in wound healing and limb preservation at the Mayo Clinic in Rochester, MN, and he has national and international recognition for patient care, education, and research. The following are current members of the MAB:

•        Steven J. Kavros, DPM, FACCWS, MAPWCA: Board Chair — Past Director of Vascular Wound Healing Center, Mayo Clinic, Rochester, MN. National and international leader in wound bed science, limb preservation and regenerative medicine.

•        Raymond J. Abdo, DPM, CWS — Chief of Podiatric Medicine and Surgery, Mercy Hospital, South, St. Louis, MO.

•        M. Claire Buckley, MD — Assistant Professor of Plastic Surgery, University of Minnesota, Wound Consultant to the Greater Twin Cities LTAC.

•        Andrew J. Dennis, DO, FACS, FACOS, DME — Associate Professor of Surgery, Chairman of the Division of Emergency Services and Pre-Hospital Traumatology at the Cook County Trauma Burn Unit.

•        Paul M. Glat, MD, FACS — Chief of Plastic Surgery at St. Christopher’s Hospital and Director of the Burn Unit. Chairman of the John A. Boswick Burn and Wound Symposium. Excellence in research in medical device development.

•        Marcus Gitterle, MD, FACCWS — Co-founder and Chief Medical Officer of WoundCentrics, LLC. One of the initial physicians that treated numerous patients with REVITY.

•        Doris A. Taylor, PhD, Hon. D.Sc., FAHA, FACC, FESC, FAIMBE — Global leader in Regenerative Medicine. Developed perfusion decellularization technology for human organ replacement, heart tissue, liver and kidney.

Each member of the MAB, other than Dr. Kavros, received a one-time award of stock options under the 1998 Option Plan for the issuance of 3,333 shares of common stock upon exercise. These options expire 3 years after the date of issuance and each has an exercise price of $5.25 per share. Currently, there are no other compensation arrangements or other commitments regarding time devoted to EPIEN with the members of the MAB, but we plan to enter into more formal compensation and commitment arrangements with members after the consummation of this offering.

Code of Business Conduct and Ethics

Prior to the consummation of this offering, our board of directors will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the code and all disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code.

Board Leadership Structure

Our board of directors is free to select the Chairman of the board of directors and the Chief Executive Officer in a manner that it considers to be in the best interests of our company at the time of selection. Currently, Mr. Reginald Dupre serves as our Chief Executive Officer and Chairman of the board of directors. The Board will be expanded to add additional independent directors as necessary to comply with Nasdaq requirements prior to the offering.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating, and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal, and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2021 and 2020. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)	Total ($)
Reginald R. Dupre	2021	148,077	40,000	—	—	71,923	—	260,000
	2020	93,100	—	39,200	—	126,900	—	259,200
Michael L. Basara	2021	142,011	40,000	—	—	70,000	—	252,011
	2020	73,333	—	33,950	—	136,667		243,950
Steven J. Kavros	2021	156,923	—	—	—	43,077		200,000
	2020	65,000	—	4,200	—	35,000		104,200
David Ufheil(2)	2021	—	—	—	—	—		—
	2020	—	—	—	—	—		—

____________

(1)       Reflects salary deferred by each of the executive officers during the respective period under our deferred compensation plan, which was terminated as of August 31, 2021.

(2)       Mr. Ufheil was hired as the Company’s Chief Financial Officer effective as of April 4, 2022.

Employment Agreements

We have entered into employment agreements with each of our Chief Executive Officer, Executive Vice President — Research & Development, Chief Medical Officer and Vice President of Regenerative Medicine, and Chief Financial Officer, all of which will become effective upon the consummation of this offering. All references to equity awards assume the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer. The material terms of these employment agreements are as follows.

Reginald R. Dupre

Under the terms of our employment agreement with Mr. Dupre (the “Dupre Employment Agreement”) entered into on July 22, 2022, which shall become effective upon the consummation of this offering, we have agreed to pay Mr. Dupre an annual base salary of $350,000. Additionally, subject to his achieving certain goals reasonably established by our board of directors, Mr. Dupre is entitled to an annual bonus of $175,000 (the “Dupre Annual Target Bonus”), payable each year at the end of the month following the filing of the Company’s annual report on Form 10-K; provided, however, that the Dupre Annual Target Bonus payable for the year ending December 31, 2022 (the “2022 Dupre Annual Target Bonus”) will be payable on a pro rata basis, based on the number of days Mr. Dupre is employed during the period from the date of the consummation of this offering through and until December 31, 2022, and be subject to (a) the Company’s generating net revenue for 2022 in excess of $2.25 million, in which event he will be paid 50% of the 2022 Dupre Annual Target Bonus and (b) the Company’s receipt, after the consummation of this offering and before December 31, 2022, either third-party equity financing or an advance on future sales, in either case, equal to or exceeding $5 million, in which event he will be paid 50% of the 2022 Dupre 2022 Annual Target Bonus, each such payment being mutually exclusive. The Company also will pay Mr. Dupre a one-time cash bonus in the amount of $50,000, at the end of the month the registration statement filed in connection with this offering is declared effective by the SEC.

Upon the consummation of this offering, Mr. Dupre will also be awarded 150,000 restricted stock units (“RSUs”), pursuant to the 2022 Equity Plan which will vest, with respect to the first 50,000 RSUs, on January 1, 2023; with respect to an additional 33,334 RSUs on June 30, 2023; with respect to an additional 33,333 RSUs on December 31, 2023; and with respect to the remaining 33,333 RSUs on December 31, 2024, as long as Mr. Dupre remains employed by the Company on each of those dates. Upon the consummation of this offering, Mr. Dupre will also be awarded performance-based stock options exercisable for an aggregate of 300,000 shares of common stock, which will vest, with respect to 83,334 shares of common stock upon the Company’s achieving net income for a calendar year for the first time; with respect to 100,000 shares upon the completion of the next equity financing, after this offering, in which the Company raises a minimum of $10 million; and with respect to 116,666 shares upon the completion of a transaction involving the acquisition of another company or another company’s intellectual property resulting in additional saleable products. Mr. Dupre is also entitled to other benefits consistent with those provided to the Company’s other executive officers, including group health and dental benefits for which the Company will pay 80% of the premiums for Mr. Dupre and 50% for his spouse and family members. The Company also pays 100% of the premiums for group life insurance.

Mr. Dupre is also entitled to the payment of all deferred compensation due and payable to him as mutually agreed to by Mr. Dupre and the Company, upon the termination of the Deferred Compensation Plan (defined hereafter) on September 22, 2021.

If either party terminates the Dupre Employment Agreement by giving written notice, Mr. Dupre shall be entitled to (i) base salary earned through the date of termination, (ii) any expenses incurred through the date of termination for which Mr. Dupre is entitled to reimbursement, (iii) Mr. Dupre’s rights under any benefit plans, programs, or arrangements of the Company and (iv) any stock-based compensation grants made to Mr. Dupre pursuant to the terms of any of the Company’s equity award plans including, without limitation, the 1998 Option Plan and the 2022 Equity Plan. If the termination of Mr. Dupre’s employment is as a result of a termination by the Company without “Cause” (as such term is defined in the EPIEN Medical, Inc. Key Employee/Executive Severance and Change of Control Plan (the “Severance Plan”)) or by Mr. Dupre for Good Reason (as such term in defined in the Severance Plan), Mr. Dupre also shall be entitled to those benefits in accordance with the Severance Plan.

The Dupre Employment Agreement also contains customary noncompetition, non-solicitation and non-disparagement covenants, a customary business expenses reimbursement provision, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the term of employment.

Michael L. Basara

Under the terms of our employment agreement with Dr. Basara (the “Basara Employment Agreement”) entered into on July 22, 2022, which shall become effective upon the consummation of this offering, we have agreed to pay Dr. Basara an annual base salary of $325,000. Additionally, subject to his achieving certain goals reasonably established by our board of directors, Dr. Basara is entitled to an annual bonus of $130,000 (the “Basara Annual Target Bonus”), payable each year at the end of the month following the filing of the Company’s annual report on Form 10-K; provided, however, that the Basara Annual Target Bonus payable for the year ending December 31, 2022 (the “2022 Basara Annual Target Bonus”) will be payable on a pro rata basis, based on the number of days Dr. Basara is employed during the period from the date of the consummation of this offering through and until December 31, 2022, and be subject to (a) the Company’s generating net revenue for 2022 in excess of $2.25 million, in which event he will be paid 50% of the 2022 Basara Annual Target Bonus and (b) the Company’s receipt, after the consummation of this offering and before December 31, 2022, either third-party equity financing or an advance on future sales, in either case, equal to or exceeding $5 million, in which event he will be paid 50% of the 2022 Basara Annual Target Bonus, each such payment being mutually exclusive. The Company also will pay Dr. Basara a one-time cash bonus in the amount of $25,000, at the end of the month the registration statement filed in connection with this offering is declared effective by the SEC.

Upon the consummation of this offering, Dr. Basara will also be awarded 116,667 restricted stock units (“RSUs”), pursuant to the 2022 Equity Plan which will vest, with respect to the first 33,334 RSUs, on January 1, 2023; with respect to an additional 27,778 RSUs on June 30, 2023; with respect to an additional 27,778 RSUs on December 31, 2023; and with respect to the remaining 27,777 RSUs on December 31, 2024, as long as Dr. Basara remains employed by the Company on each of those dates. Upon the consummation of this offering, Dr. Basara will also be awarded performance-based stock options exercisable for an aggregate of 208,333 shares of common stock, which will vest, with respect to 83,334 shares of common stock upon the Company’s successful development of another technology unrelated to HYBENX or its derivatives; with respect to 66,666 shares upon the completion of new packaging for delivery of the HYBENX, or its derivatives, by end user customers; and with respect to 58,333 shares upon the finalization of increased production capacity permitting annual sales of the Company’s products equal to or in excess of $20 million. Dr. Basara is also entitled to other benefits consistent with those provided to the Company’s other executive officers, including group health and dental benefits for which the Company will pay 80% of the premiums for Dr. Basara and 50% for his spouse and family members. The Company also pays 100% of the premiums for group life insurance.

Dr. Basara is also entitled to the payment of all deferred compensation due and payable to him as mutually agreed to by Dr. Basara and the Company, upon the termination of the Deferred Compensation Plan on September 22, 2021.

If either party terminates the Basara Employment Agreement by giving written notice, Dr. Basara shall be entitled to (i) base salary earned through the date of termination, (ii) any expenses incurred through the date of termination for which Dr. Basara is entitled to reimbursement, (iii) Dr. Basara’s rights under any benefit plans, programs, or arrangements of the Company and (iv) any stock-based compensation grants made to Dr. Basara pursuant to the terms of any of the Company’s equity award plans including, without limitation, the 1998 Option Plan and the 2022 Equity Plan. If the termination of Dr. Basara’s employment is as a result of a termination by the Company without Cause or by Dr. Basara for Good Reason, Dr. Basara also shall be entitled to those benefits in accordance with the Severance Plan.

The Basara Employment Agreement also contains customary noncompetition, non-solicitation and non-disparagement covenants, a customary business expenses reimbursement provision, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the term of employment.

Steven J. Kavros

Under the terms of our employment agreement with Dr. Kavros (the “Kavros Employment Agreement”) entered into on July 22, 2022, which shall become effective upon the consummation of this offering, we have agreed to pay Dr. Kavros an annual base salary of $300,000. Additionally, subject to his achieving certain goals reasonably established by our board of directors, Dr. Kavros is entitled to an annual bonus of $120,000 (the “Kavros Annual Target Bonus”), payable each year at the end of the month following the filing of the Company’s annual report on Form 10-K; provided, however, that the Kavros Annual Target Bonus payable for the year ending December 31, 2022 (the “2022 Kavros Annual Target Bonus”) will be payable on a pro rata basis, based on the number of days Dr. Kavros is employed during the period from the date of the consummation of this offering through and until December 31, 2022, and be subject to (a) the Company’s generating net revenue for 2022 in excess of $2.25 million, in which event he will be paid 50% of the 2022 Kavros Annual Target Bonus and (b) the Company’s receipt, after the consummation of this offering and before December 31, 2022, either third-party equity financing or an advance on future sales, in either case, equal to or exceeding $5.0 million, in which event he will be paid 50% of the 2022 Kavros Annual Target Bonus, each such payment being mutually exclusive.

Upon the consummation of this offering, Dr. Kavros will also be awarded 33,333 restricted stock units (“RSUs”), pursuant to the 2022 Equity Plan which will vest, with respect to the first 13,334 RSUs, on January 1, 2023; with respect to an additional 6,667 RSUs June 30, 2023; with respect to an additional 6,666 RSUs on December 31, 2023; and with respect to the remaining 6,666 RSUs on December 31, 2024, as long as Dr. Kavros remains employed by the Company on each of those dates. Upon the consummation of this offering, Dr. Kavros will also be awarded performance-based stock options exercisable for an aggregate of 250,000 shares of common stock, which will vest, with respect to 66,667 shares of common stock upon the first FDA or European regulatory clearance to commercialize REVITY for acute and chronic wounds; with respect to 83,333 shares upon the Company’s achievement of $2 million of gross sales of REVITY; and with respect to 100,000 shares upon Dr. Kavros’s upon the consummation of a merger or acquisition of the Company’s chronic wound business which has been approved by the Company’s board of directors and stockholders. Dr. Kavros is also entitled to other benefits consistent with those provided to the Company’s other executive officers, including group health and dental benefits for which the Company will pay 80% of the premiums for Dr. Kavros and 50% for his spouse and family members. The Company also pays 100% of the premiums for group life insurance.

Dr. Kavros is also entitled to the payment of all deferred compensation due and payable to him as mutually agreed to by Dr. Kavros and the Company, upon the termination of the Deferred Compensation Plan on September 22, 2021.

If either party terminates the Kavros Employment Agreement by giving written notice, Dr. Kavros shall be entitled to (i) base salary earned through the date of termination, (ii) any expenses incurred through the date of termination for which Dr. Kavros is entitled to reimbursement, (iii) Dr. Kavros’s rights under any benefit plans, programs, or arrangements of the Company and (iv) any stock-based compensation grants made to Dr. Kavros pursuant to the terms of any of the Company’s equity award plans including, without limitation, the 1998 Option Plan and the 2022 Equity Plan. If the termination of Dr. Kavros’s employment is as a result of a termination by the Company without Cause or by Dr. Kavros for Good Reason, Dr. Kavros also shall be entitled to those benefits in accordance with the Severance Plan.

The Kavros Employment Agreement also contains customary noncompetition, non-solicitation and non-disparagement covenants, a customary business expenses reimbursement provision, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the term of employment.

David Ufheil

Under the terms of our employment agreement with Mr. Ufheil (the “Ufheil Employment Agreement”) entered into on July 22, 2022, which shall become effective upon the consummation of this offering, we have agreed to pay Mr. Ufheil an annual base salary of $300,000. Additionally, subject to his achieving certain goals reasonably established by our board of directors, Mr. Ufheil is entitled to an annual bonus of $120,000 (the “Ufheil Annual Target Bonus”), payable each year at the end of the month following the filing of the Company’s annual report on Form 10-K; provided, however, that the Ufheil Annual Target Bonus payable for the year ending December 31, 2022 (the “2022 Ufheil Annual Target Bonus”) will be payable on a pro rata basis, based on the number of days Mr. Ufheil is employed during the period from the date of the consummation of this offering through and until December 31, 2022, and be subject to (a) the Company’s generating net revenue for 2022 in excess of $2.25 million, in which event he will be paid 50% of the 2022 Ufheil Annual Target Bonus and (b) the Company’s receipt, after the consummation of this offering and before December 31, 2022, either third-party equity financing or an advance on future sales, in either case, equal to or exceeding $5.0 million, in which event he will be paid 50% of the 2022 Ufheil Annual Target Bonus, each such payment being mutually exclusive. The Company also will pay Mr. Ufheil a one-time cash bonus in the amount of $40,000, at the end of the month the registration statement filed in connection with this offering is declared effective by the SEC.

Upon the consummation of this offering, Mr. Ufheil will also be awarded 108,333 restricted stock units (“RSUs”), pursuant to the 2022 Equity Plan which will vest, with respect to the first 38,334 RSUs, on January 1, 2023; with respect to an additional 23,333 RSUs on June 30, 2023; with respect to an additional 23,333 RSUs on December 31, 2023; and with respect to the remaining 23,333 RSUs on December 31, 2024, as long as Mr. Ufheil remains employed by the Company on each of those dates. Upon the consummation of this offering, Mr. Ufheil will also be awarded stock options exercisable for 100,000 shares of common stock vesting over three years (8,333 shares at the end of each quarter beginning on March 31, 2023). Additionally, upon consummation of this offering, Mr. Ufheil will also be awarded performance-based stock options exercisable for an aggregate of 75,000 shares of common stock, which will vest, with respect to 50,000 shares upon the completion of the next equity financing, after this offering, in which the Company raises a minimum of $10 million; and with respect to 25,000 shares upon completion of management’s first assessment of the effectiveness of the design and operation of internal controls under the Sarbanes-Oxley Act. Mr. Ufheil is also entitled to other benefits consistent with those provided to the Company’s other executive officers, including group health and dental benefits for which the Company will pay 80% of the premiums for Mr. Ufheil and 50% for his spouse and family members. The Company also pays 100% of the premiums for group life insurance.

If either party terminates the Ufheil Employment Agreement by giving written notice, Mr. Ufheil shall be entitled to (i) base salary earned through the date of termination, (ii) any expenses incurred through the date of termination for which Mr. Ufheil is entitled to reimbursement, (iii) Mr. Ufheil rights under any benefit plans, programs, or arrangements of the Company and (iv) any stock-based compensation grants made to Mr. Ufheil pursuant to the terms of any of the Company’s equity award plans including, without limitation, the 1998 Option Plan and the 2022 Equity Plan. If the termination of Mr. Ufheil’s employment is as a result of a termination by the Company without Cause or by Mr. Ufheil for Good Reason, Mr. Ufheil also shall be entitled to those benefits in accordance with the Severance Plan.

The Ufheil Employment Agreement also contains customary noncompetition, non-solicitation and non-disparagement covenants, a customary business expenses reimbursement provision, provisions regarding the protection of confidential information and commitments to assign to us any inventions developed during the term of employment.

Deferred Compensation

In June 2015, the Company, through the actions of its Board, and certain executive officers of the Company agreed to provisions relating to the deferral of compensation by such executive officers (the “Deferred Compensation Plan”). On September 22, 2021, we terminated the Deferred Compensation Plan, which termination provides for the payment of an aggregate of $2,733,987 to such executive officers, some of whom are now former executive officers of the Company. Reginald Dupre, our Chief Executive Officer, is owed $760,830 of deferred compensation, pursuant to the terminated Deferred Compensation Plan. Additionally, Michael Basara, our Executive Vice President, Research and Development, is owed $1,235,080 of deferred compensation, pursuant to the terminated Deferred Compensation Plan. Further, Steven Kavros, our Chief Medical Officer and VP, Regenerative Medicine is owed $78,077 of deferred compensation, pursuant to the terminated Deferred Compensation Plan and Jonathan Dodge, a former executive officer of the Company, and currently a director of the Company, is owed $160,000 of deferred compensation, pursuant to the terminated Deferred Compensation Plan. The remaining $500,000 of deferred compensation is owed to three other former executive officers of the Company. The Company is required to pay all of the deferred compensation, between September 22, 2022 and September 22, 2023, in cash, to the above-mentioned persons; provided, however, that any of them may elect to receive his deferred compensation in shares of common stock of the Company, based on a valuation equal to 75% of the fair market value of the Company’s common stock at the time of the payment of such deferred compensation.

Employee Benefit Plans

1998 Stock Option Plan

On October 15, 1998, our board of directors and shareholders adopted the Company’s 1998 Stock Option Plan (the “1998 Option Plan”), which has been amended since its initial adoption. The principal purposes of the 1998 Option Plan are to: (a) improve individual performance by providing long-term incentives and rewards to certain of our employees, directors, and consultants; (b) assist the company in attracting, retaining, and motivating certain employees, directors, and consultants with experience and ability; and (c) align the interests of such persons with those of our shareholders.

The following description of the principal terms of the 1998 Option Plan is a summary and is qualified in its entirety by the full text of the 1998 Option Plan and all amendments thereto.

Administration

The 1998 Option Plan may be administered by our board of directors or our compensation committee, or the Stock Option Administrator. The Stock Option Administrator, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms and conditions of such awards.

Share Reserve

Initially, 3,000,000 shares of common stock (1,000,000 shares of common stock assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer) were made available for awards under the 1998 Option Plan. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares become available for new option awards under the 1998 Option Plan. In 2015, 2020, and 2021, the board increased the share reserve, and currently the 1998 Option Plan allows for up to 9,500,000 shares of common stock (3,166,667 shares of common stock assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer). The Company’s stockholders approved this increase on August 16, 2022 by an affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Eligibility

Employees (including officers), directors, and consultants who render services to us or any subsidiary are eligible to receive an option award under the 1998 Option Plan. Incentive stock options may be granted only to employees of us or our subsidiaries.

Types of Option Awards

The 1998 Option Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), which entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. An option holder may pay the exercise price of an option in cash or by any other method of payment which the Stock Option Administrator shall approve. The 1998 Option Plan initially provided that an option may have a term of up to 10 years, but our board subsequently took action in 2007, 2018, 2020, and 2021 to extend the expiration date of certain options, with the most recent action taken by the board to extend options through December 31, 2022. The Company intends to seek ratification by the Company’s stockholders of these extensions prior to the consummation of this offering.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the company’s total combined voting power or that of any of the company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of common stock on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Changes to Capital Structure

In the event of certain changes in capitalization, including a stock split, stock dividend, or an extraordinary corporate transaction such as any reorganization, merger, consolidation, recapitalization, or reclassification, proportionate adjustments will be made in the number and kind of shares available for issuance under the 1998 Option Plan, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Change in Control

In the event of a change in control (as defined in the 1998 Option Plan), if approved by the Stock Option Administrator in its sole discretion, either in the option agreement at the time of grant or at any time thereafter, all options will become immediately exercisable in full. In connection with a change in control, outstanding stock options can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option exercise price.

Transferability

An ISO will not be transferable other than by will or the laws of descent and distribution. A NSO may be transferred to a member of the option holder’s immediate family, to a trust established for the benefit of the option holder or a member of the option holder’s immediate family, or to a charitable non-profit organization.

Amendment and Termination

Our board may amend or terminate the 1998 Option Plan at any time. Any such termination will not affect outstanding awards. The 1998 Option Plan document initially provided that the plan would terminate ten years after its adoption by the board; however, our board subsequently took action to extend the options as described above. The Company intends to seek ratification by the Company’s stockholders in connection with such extensions prior to the consummation of this offering.

2022 Equity Incentive Plan

We plan to adopt the EPIEN Medical, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”) prior to the consummation of this offering. The principal purposes of the 2022 Equity Plan are to: (a) assist the Company in attracting, retaining, and motivating certain employees, directors, and consultants with experience and ability; (b) improve individual performance by providing long-term incentives and rewards to certain of our employees, directors, and consultants; and (c) align the interests of such persons with those of our stockholders.

The following description of the principal terms of the 2022 Equity Plan is a summary and is qualified in its entirety by the full text of the 2022 Equity Plan.

Administration

The 2022 Equity Plan will be administered by the Board of Directors or by a committee of the Board of Directors (the “Administrator”). The committee will be comprised solely of “non-employee” directors, as defined in Rule 16b-3 under the Exchange Act. Subject to the provisions of the 2022 Equity Plan, the committee will determine, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Share Reserve

Initially, there will be 7,500,000 shares of common stock (2,500,000 shares of common stock assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer) available for awards under the 2022 Equity Plan. Shares of common stock subject to awards that are forfeited or terminated, without having been exercised or settled in full, and shares of common stock acquired pursuant to an award subject to forfeiture or repurchase by the Company, if forfeited or repurchased by the Company, will be available for future award grants under the 2022 Equity Plan. If the exercise or settlement of an award is made by a payment in shares of common stock, the number of shares available for issuance under the 2022 Equity Plan shall be reduced only by the number of shares of common stock actually issued in such payment. If an exercise price (or purchase price, if applicable) of an award is paid through the tender of shares of common stock, or if shares of common stock are tendered or withheld to satisfy any tax withholding obligations, the number of the shares of common stock so tendered or withheld shall again be available for issuance pursuant to future awards under the 2022 Equity Plan, although such shares shall not again become available for issuance as incentive stock options.

Eligibility

We will be able to grant awards under the 2022 Equity Plan to employees, officers, directors, and consultants who are deemed to have rendered, or to be able to render, significant services to us or any of our subsidiaries and who are deemed to have contributed, or to have the potential to contribute, to its success. Incentive stock options will only be able to be granted under the 2022 Equity Plan persons who, at the time of the grant, are employees of our Company or our subsidiaries.

Types of Awards

Options.    The 2022 Equity Plan will provide both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and for non-qualified stock options, both of which may be granted with any other stock-based award under the 2022 Equity Plan. The committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the date of the grant. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of the plans of the Company, including the 2022 Equity Incentive Plan), measured at the date of the grant, may not exceed $100,000. A stock option may only be granted within 10 years from the effective date of the 2021 Plan. A stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock.

If a Stock Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Stock Option will not be first exercisable for any Shares until at least six (6) months following the Date of Grant of the Stock Option (although the Stock Option may vest prior to such date).

Stock Appreciation Rights.    The 2022 Equity Plan, will provide for the grant of stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or we may grant them alone and unrelated to an option. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right in tandem with a stock option will not affect the number of shares of common stock available for awards under the plan. In such event, the number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock    Under the 2022 Equity Plan, we may award shares of restricted stock either alone or in addition to other awards granted under the plan. The committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price (if any) to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Unless the committee determines otherwise, the 2022 Equity Plan will require that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Additionally, unless otherwise provided in a participant’s award agreement, we will pay all dividends and distributions made or declared with respect to the restricted stock during the restriction period. Further, unless the committee determines otherwise, holders of restricted stock will have the right to vote such shares.

Restricted Stock Units.    Under the 2022 Equity Plan, we may also award restricted stock units. Restricted stock units (“RSUs”) are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. Restrictions or conditions could also include, but are not limited to, the attainment of performance goals, continuous service with our Company, the passage of time or other restrictions or conditions. The committee determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock units awards. The value of the restricted stock units may be paid in shares, cash, or a combination of both, as determined by the committee.

The holders of RSUs will have no voting rights. Prior to settlement or forfeiture, RSUs awarded under the 2022 Equity Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one share of common stock while the RSU is outstanding. Dividend equivalents may be converted into additional RSUs. Settlement of dividend equivalents may be made in the form of cash, shares of common stock, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the RSUs to which they are payable.

Other Stock-Based Awards.    Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2022 Equity Plan and/or cash awards made outside of the 2022 Equity Plan. The committee shall have authority to determine the persons to whom and the time or times at which other stock-based awards will be made, the amount of such other stock-based awards, and all other conditions, including any dividend and/or voting rights.

Changes to Capital Structure

In the event of certain changes in capitalization, including a stock split, stock dividend, or an extraordinary corporate transaction such as any reorganization, merger, consolidation, recapitalization, or reclassification, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2022 Equity Plan, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Change in Control

In the event of a Change in Control (as such term is defined in the 2022 Equity Incentive Plan), each outstanding award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise the award as to all of the shares of common stock, including those as to which it would not otherwise be vested or exercisable, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Transferability

Unless determined otherwise by the Administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant, although the Administrator, in its discretion, may permit award transfers for purposes of estate planning or charitable giving. If the Administrator makes an award transferable, such award will contain such additional terms and conditions as the Administrator deems appropriate.

Amendment and Termination

Our board may amend or terminate the 2022 Equity Plan at any time. Any such termination will not affect outstanding awards. No amendment, alteration, suspension, or termination of the 2022 Equity Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company, which agreement must be in writing and signed by the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares of common stock available for issuance under the 2022 Equity Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2022 Equity Plan.

EPIEN Medical, Inc. Key Employee/Executive Severance and Change of Control Plan

We plan to adopt the EPIEN Medical, Inc. Key Employee/Executive Severance and Change of Control Plan (the “Severance Plan”) upon the closing of this offering.

The following description of the principal terms of the Severance Plan is a summary and is qualified in its entirety by the full text of the Severance Plan.

Purpose

The purpose of the Severance Plan is to provide reasonable severance protection to certain executive officers and other key employees of the Company and its affiliates who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

Participants

Any executive officer or key employee of the Company and its affiliates who are designated as participants by our compensation committee and consent to acceptance of benefits under the Severance Plan will be a participant in the Severance Plan. Such executive officer or key employee will cease to be a participant under the Severance Plan at such time that he or she ceases to be an employee of us or any of our affiliates, unless entitled to severance under the Severance Plan upon the termination of his or her employment and until all payments have been made to such him or her under the Severance Plan.

Eligibility for Severance

A participant is eligible for the payment of severance under the Severance Plan if termination of employment is in connection with a Qualifying Termination (i.e. a termination of employment by the Company without Cause (as such term is defined in the Severance Plan or by the participant for Good Reason (as such term is defined in the Severance Plan)). A participant is not entitled to the payment of severance if termination of employment is due to a participant’s Disability (as such term is defined in the Severance Plan) or the participant’s death.

A participant also is eligible for the payment of severance under the Severance Plan, if a Qualifying Termination occurs within 12 months after a Change of Control (as such term is defined in the Severance Agreement), or in certain cases, within three months prior to a Change of Control. A participant also is not entitled to the payment of severance, involving a Change of Control, if termination of employment is due to a participant’s Disability (as such term is defined in the Severance Plan) or the participant’s death. Additionally, a participant must deliver a release to the Company and his or her compliance with certain covenants provided in the Severance Plan.

Amount of Severance Payments

The amount of severance payable to a participant will be determined the following formula: The Participant’s Base Monthly Salary for the number of months equal to the Participant’s Severance Multiple plus the Participant’s Target Bonus times a fraction, the numerator of which is the Participant’s Severance Multiple and the denominator of which is 12. The Severance Multiple is either 24 months or 12 months depending on whether the participant has been designated as a “Tier 1 Participant” or a “Tier 2 Participant by the compensation committee, in the event of a Qualified Termination not involving a Change of Control or a Change of Control Severance Multiple which is either 24 months or 18 months depending on whether the participant has been designated as a “Tier 1 Participant” or a “Tier 2 Participant” by the compensation committee, in the event of a Qualifying Termination involving a Change of Control. Where the Qualifying Termination involves a Change of Control, any severance paid to the participant based on the Severance Multiple will be deducted from amounts owed in connection with a Qualifying Termination involving a Change of Control. Payments of severance, in either case, must be paid within 20 calendar days after the release required to be delivered by the participant, under the terms of the Severance Plan, has become effective and irrevocable.

Health Insurance Benefit

A participant covered under the Severance Plan and his or her eligible dependents will be entitled either (a) to receive a lump sum amount equal to the current cost of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s medical and dental plans in which the participant participated prior to termination of employment for the number of months equal to the Severance Multiple or the Change of Control Severance Multiple, as applicable. Alternatively, the participant may continue to participate in the Company’s medical and dental plans in which in which he or she participated immediately prior to the termination of employment for the number of months equal to the Severance Multiple or the Change of Control Severance Multiple, as applicable, commencing with the first calendar month following the date of termination of employment. Payment for COBRA benefits is payable in one lump sum at the same time as the severance payment is payable, Any continues participation in the Company’s plans is subject to early termination as provided under the terms of the Severance Plan.

Limitation of Liability and Indemnification Matters

Our Nevada Articles of Incorporation and our Amended and Restated Bylaws, which will become effective following the Domicile Transfer in connection with this offering, limit our directors’ liability, and may indemnify our directors and officers to the fullest extent permitted under the Nevada Revised Statutes (“NRS”).

Nevada law provides that our directors and officers will not be personally liable to us, our stockholders or our creditors for damages for any act or omission in his or her capacity as a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. Our Nevada Articles of Incorporation do not provide for greater liability of our officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. As permitted by Nevada law or our Nevada Articles of Incorporation, our bylaws also include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer, except that a director or officer will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to the best interest of the corporation if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law, or the payment of dividends in violation of the NRS. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

We intend to enter into separate indemnification agreements with all of our directors and officers. These indemnification agreements, among other things, largely mirror the indemnification rights provided for in our Nevada Articles of Incorporation, and will also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our Nevada Articles of Incorporation and Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of September 20, 2022, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on 10,136,322 shares of common stock outstanding as of September 20, 2022, assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer. The percentage of beneficial ownership after this offering assumes the sale and issuance of shares of common stock in this offering and no exercise by the underwriters of their over-allotment option to purchase additional shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 20, 2022. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned Before Offering	Percent of Common Stock Beneficially Owned After Offering
Named Executive Officers and Directors
Reginald R. Dupre(2)	1,044,909	9.87%	7.07%
David A. Ufheil	—	—	—
Jonathan B. Dodge, CPA(3)	530,611	5.14%	3.66%
Michael L. Basara, M.D.(4)	1,461,416	13.86%	9.92%
Steven J. Kavros, DPM(5)	173,333	1.68%	1.20%
Anne Mootz(9)	—	—	—
Dr. Mark Davis(9)	—	—	—
Dr. William Faubion(9)	—	—	—
All directors and executive officers as a group (8 persons)	3,210,269	28.28%	20.65%
5% Stockholders
Dale Anderson, M.D.(6)	875,836	8.64%	6.11%
Eugene F. Kloeckner Trust U/A/D December 15, 2005(7)	1,023,542	9.60%	6.89%
Barry Butzow(8)	1,122,489	10.30%	7.44%

____________

Percentage ownership is based on 10,136,322 shares of common stock outstanding as of September 20, 2022, assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer and 14,326,798 shares of our common stock outstanding after this offering, based on the issuance of 4,190,476 shares of common stock in this offering, assuming a public offering price of $5.25 per Unit, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, but not including the exercise of the underwriters’ over-allotment option or the exercise of any of the Warrants.

(1)      We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus and are owned of record by each individual named as beneficial owner, and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2)      Includes 595,575 shares of common stock that are held in joint tenancy by Mr. Dupre and his spouse, Janet Dupre. Also includes 453,333 shares of common stock issuable upon exercise of stock options held by Mr. Dupre, exercisable within 60 days of September 20, 2022.

(3)      Includes 2,000 shares of common stock that are held by Karen Dodge, Mr. Dodge’s spouse. Also includes 1,111 shares of common stock issuable upon the exercise of warrants and 183,333 shares of common stock issuable upon exercise of stock options held by Mr. Dodge, exercisable within 60 days September 20, 2022.

(4)      Dr. Basara will be resigning from his position as a director effective upon the consummation of this offering, but will continue as an executive officer. Includes 405,000 shares of common stock issuable upon exercise of stock options held by Dr. Basara, exercisable within 60 days of September 20, 2022.

(5)      Includes 173,333 shares of common stock issuable upon exercise of stock options held by Dr. Kavros, exercisable within 60 days of September 20, 2022.

(6)      Includes shares of common stock held by Dr. Anderson directly.

(7)      Includes 513,333 shares of common stock issuable upon the exercise of warrants and 8,333 shares of common stock issuable upon exercise of stock options held by Eugene F. Kloeckner Trust U/A/D December 15, 2005, exercisable within 60 days of September 20, 2022.

(8)      Includes 647,222 shares of common stock issuable upon the exercise of warrants and 116,666 shares of common stock issuable upon exercise of stock options held by Mr. Butzow, exercisable within 60 days of September 20, 2022.

(9)      Ms. Mootz, Dr. Davis and Dr. Faubion are each Director nominees who have committed to joining as Directors of the Company upon consummation of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation.”

At various times in 2011, 2018, 2020 and 2022, Barry Butzow, an owner of greater than 5% of the outstanding shares of common stock of the Company, provided loans to the Company in an aggregate principal amount of $235,000, with interest rates ranging from 6% to 10% per annum. These loans remain outstanding and have accrued interest of $45,457 as of September 20, 2022. Loans totaling $85,000 are due on December 31, 2022 with the remaining $150,000 loan due on October 29, 2022. In July 2022, the Company also entered into unsecured subordinated promissory note with Mr. Butzow in the amount of $300,000, with interest accruing on the unpaid principal at the rate of 15% per annum. This promissory note matures on February 1, 2023 and has accrued interest of $6,868 as of September 20, 2022.

At various times between 2016 and 2021, Dale Anderson, an owner of greater than 5% of the outstanding shares of common stock of the Company, provided loans to the company in an aggregate principal amount of $505,000 with an interest rate of 10% per annum. These loans remain outstanding and have accrued interest of $188,453 as of September 20, 2022 and are due on December 31, 2022.

Indemnification of Officers and Directors

Our Nevada Articles of Incorporation and Amended and Restated Bylaws, which will become effective following the Domicile Transfer in connection with this offering, will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the NRS.

The NRS limits or eliminates the personal liability of directors to corporations and their stockholders for damages for breaches of directors’ fiduciary duties as directors. Our Nevada Articles of Incorporation implement the indemnification provisions permitted by Chapter 78 of the NRS and contain provisions that require the Company to indemnify our officers or directors against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (1) other than an action by or in the right of the Company, by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; and (2) by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The NRS also include provisions that require the Company to indemnify and make advancements of expenses to our directors or officers against damages for breach of fiduciary duty as a director or officer of our Company, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law, or (b) the payment of dividends in violation of NRS. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. As permitted by Nevada law or our Nevada Articles of Incorporation, our bylaws also include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer, except that a director or officer will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to the best interest of the corporation if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law, or the payment of dividends in violation of the NRS. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Further, we intend to enter into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances. For further information, see “Executive and Director Compensation — Limitations of Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

DESCRIPTION OF OUR SECURITIES

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our Nevada Articles of Incorporation and Amended and Restated Bylaws s as they will be in effect following the Domicile Transfer upon completion of this offering and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Nevada Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

Immediately prior to the completion of this offering and upon the filing of our Nevada Articles of Incorporation, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of September 20, 2022, there were 10,136,322 shares of common stock issued and outstanding, 2,567,940 shares of common stock issuable upon exercise of outstanding warrants, and 3,155,524 shares of common stock issuable upon exercise of outstanding stock options, in each case assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer.

Under the terms of our Nevada Articles of Incorporation to be in effect following the Domicile Transfer, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Upon the closing of this offering, we will have no shares of preferred stock designated or outstanding, but our board of directors will be authorized, without further action by the shareholders, to establish one or more class or series, and fix the relative rights and preferences of the company’s undesignated capital stock.

Options

As of September 20, 2022, we had outstanding options to purchase an aggregate 3,155,524 shares of our common stock, with a weighted-average exercise price of $0.66 per share, assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer.

Warrants

As of September 20, 2022, there are warrants outstanding, which were issued to certain purchasers of our convertible notes, to purchase an aggregate of 2,567,940 shares of our common stock at exercise prices between $0.24 and $10.50 per share. The expiration date of each of such warrants is currently December 31, 2022. In addition, between August 13, 2021 and March 19, 2022, we issued warrants, including the Bridge Warrants, to investors, who provided us with convertible debt financing in an aggregate principal amount of $2,249,000, to purchase a number of shares of our common stock equal to 80% of the aggregate outstanding principal amount of those convertible notes divided by 90% of the public offering price of in this offering, which warrants are exercisable for a price that is 90% of such public offering price and are exercisable for a period of five years after the consummation of this offering.

Warrants Offered in this Offering

Overview.    The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement (the “Warrant Agent Agreement”) between us and VStock Transfer, LLC (the “Warrant Agent”), and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and form of Warrant.

Exercisability.    The Warrants are exercisable at any time after their original issuance and at any time up to 5:00 p.m., New York City time, five years after the closing of this offering. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to shares of our common stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Price.    Each Warrant is exercisable for one share of common stock at a price equal to $ per share (equal to 100% of the initial public offering price per Unit). The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. Subject to certain exemptions outlined in the Warrant, for a period commencing on the date the Warrants are issued to the later of: (i) two years from the date of issuance of the Warrants, or (ii) on the date no Qualified Holders hold any Warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or a security convertible into shares of common stock, at an effective price per share less than the exercise price of the Warrant then in effect (each a “Dilutive Issuance”), the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrants be reduced to an exercise price lower than 50% of initial public offering price per Unit.

On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will be reduced to the Reset Price, provided that the Reset Price is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the Warrants on the issuance date or (b) 100% of the lowest daily volume weighted average price per share of common stock occurring on any day between the initial exercise date and 90 calendar days following the issuance date of the Warrants.

The lowest Reset Price is $2.625 per share of common stock, which is 50% of the assumed initial public offering price per Unit, which is the midpoint of the range set forth on the cover page of this prospectus.

The term “Qualified Holder” means each holder of Warrants that purchases at least                Warrants in connection with this offering and the term “Qualified Warrants” means at least                Warrants purchased in connection with the offering by any Warrant holder, including each beneficial holder of the Warrants, taken together with all affiliates of such Warrant holder and/or beneficial holder.

Fractional Shares.    No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability.    Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Redemption.    If shares of common stock trade at a price of at least 200% of the exercise price for 30 consecutive trading days, the Company may, at its option, redeem the Warrants.

Listing.    We have applied to list our Warrants on the Nasdaq Capital Market under the symbol “EPMIW.” No assurance can be given that our listing application will be approved.

Global Certificate.    The Warrants will be issued in registered form under a Warrant Agent Agreement between the Warrant Agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions.    In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In lieu of the foregoing, in the event of a fundamental transaction, the holders of the Warrants, under certain circumstances, have the right to cause us to purchase their warrants, for cash, at a price equal to the “Black Scholes Value” (as such term is defined in the Warrants”) of the remaining unexercised portion of such Warrants.

Rights as a Stockholder.    The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law.    The Warrants and the Warrant Agent Agreement are governed by the law of the State of New York.

Additional Warrants

In the event that the Reset Price is equal to 50% of the Initial Exercise Price, then each Qualified Holder will receive two Warrants (“Additional Warrants”) for each one Qualified Warrant held by such holder on the date that such Reset Price becomes effective. If there are no Additional Warrants issued as a result of the Reset Price, until the later of (a) two years after the date the Warrants are issued or (b) the date no Qualified Holders (as defined below) hold any Warrants, in the event of a reduction of the exercise price of the Warrants, in aggregate, to 50% of the Initial Exercise Price as a result of a Dilutive Issuance, each Qualified Holder will be issued two Additional Warrants for each one Qualified Warrant held by such holder on the date of such reduction. The maximum number of Warrants subject to such adjustment by a given Qualified Holder will be limited to the number of Warrants purchased by such Qualified Holder in connection with this offering. Additional Warrants shall only be issued to Qualified Holders if the Reset Price is equal to 50% of the Initial Exercise Price or on the first Dilutive Issuance which causes the exercise price to be equal to 50% of the Initial Exercise Price, there being only one event requiring the issuance of the Additional Warrants.

Additional Warrants shall be on substantially the same terms as the Warrants issued in connection with this offering; provided, however, that (i) the term of the Additional Warrants shall be five (5) years from the date they are issued, and (ii) such Additional Warrants are being registered in the registration statement of which this prospectus forms a part, but will not be tradable warrants and not listed on any securities exchange or other nationally recognized trading system.

Representative’s Warrants

We have agreed to issue warrants to the representative of the underwriters of this offering, or its permitted designees, for nominal consideration, as additional consideration to the underwriters in this offering. See “Underwriting — Representative’s Warrants” on page 133.

Registration Rights

Upon the completion of this offering, holders of the Bridge Notes and Bridge Warrants and two of the investors providing convertible debt financing after September 2021, will be entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of the Subscription Agreement between us and the holders of the Bridge Notes and Bridge Warrants and in loan agreements with the other investors. The Subscription Agreement and such loan agreements provide both piggyback registration rights and demand registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Anti-takeover Effects of Nevada Law and Our Certificate of Incorporation and Bylaws

Nevada Articles of Incorporation and Amended and Restated Bylaws

Following the Domicile Transfer, our Nevada Articles of Incorporation and our Amended and Restated Bylaws, which will be in effect upon the completion of this offering, will:

•        permit our board of directors to issue up to 10,000,000 shares of preferred stock in one or more classes or series, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change in control;

•        provide that the authorized number of directors may be changed only by resolution of our board of directors;

•        provide that, subject to the rights of any series of preferred stock to elect directors, any director, or the entire board of directors, may be removed from office for cause by a vote of the stockholders representing a majority of the voting power of the then issued and outstanding common stock (or, if any holders of preferred stock then outstanding are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock) entitled to vote at a special meeting of the stockholders

•        provide that except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors shall be filled by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon;

•        provide that stockholders seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•        provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by the majority of the board of directors or a committee of the board of directors that has been duly designated by the board of director; and

•        not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66⅔% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Acquisition of Control Shares. The NRS contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These laws will apply to the Nevada Company as of a particular date if Company were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the Nevada Articles of Incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the Company Articles of Incorporation or bylaws are not amended to provide that these provisions do not apply to Company or to an acquisition of a controlling interest, or if Company’s disinterested shareholders do not confer voting rights in the control shares. The Company’s Articles of Incorporation will provide that it expressly elects not to be subject to NRS 78.378 through 78.3793, inclusive.

Combinations with Interested Stockholders. Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. The Company’s Articles of Incorporation will provide that it expressly elects not to be subject to NRS 78.411 through 78.444, inclusive.

Choice of Forum

Our Nevada Articles of Incorporation to be adopted in connection with this offering will require, to the fullest extent permitted by Nevada law, that unless we consent in writing to the selection of an alternative forum, the Second Judicial District Court of Washoe County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Nevada Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Our Nevada Articles of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Nevada Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Limitation on Liability and Indemnification

See the section titled “Management — Limitation on Liability and Indemnification Matters.”

Exchange Listing

We have applied to list our common stock and the Warrants on the Nasdaq Capital Market under the trading symbols “EPMI” and EPMIW, respectively.

Transfer Agent and Registrar

Our stock transfer agent is VStock Transfer, LLC, located at 18 Lafayette Pl, Woodmere, New York, 11598, with a telephone number of (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices and could impair our ability to raise capital through the offering of equity securities.

Based on the 10,136,322 shares of common stock outstanding as of September 20, 2022, assuming the conversion and exchange of one share of common stock of EPIEN NV for each three shares of EPIEN MN, in connection with the Domicile Transfer, upon the completion of this offering, we will have a total of 14,326,798 shares of common stock outstanding, assuming an initial public offering price of $5.25 per Unit, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming no exercise by the underwriters of their over-allotment option to purchase additional shares of common stock and/or Warrants, no exercise of the Warrants and no exercise of any other outstanding options or warrants to purchase shares of common stock. All of the shares sold in this offering will be freely tradable unless held by our “affiliates,” as defined in Rule 144 under the Securities Act.

As a result of contractual restrictions described below and the provisions of Rules 144 and 701 promulgated under the Securities Act, the shares of common stock sold in this offering will be available for sale in the public market as follows:

•        all the shares of common stock sold in this offering will be eligible for immediate sale upon the closing of this offering; and

•        shares of common stock will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, persons (or persons whose shares are required to be aggregated) who have beneficially owned shares of our common stock for at least six months, and any affiliate of ours who owns shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell those shares, subject only to the availability of current public information about us and provided that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has held our shares for at least one year, such person can resell such shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company and current public information requirements.

Affiliates

Any person (or persons whose shares are required to be aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be subject to the restrictions described above. Additionally, such person would be subject to additional restrictions, pursuant to which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 143,268 shares of common stock immediately after this offering, based on 10,136,322 shares outstanding as of September 20, 2022, based on the issuance of 4,190,476 shares of common stock in this offering, assuming a public offering price of $5.25 per Unit, which is the midpoint of the range set forth on the cover page of the prospectus, and also assuming no exercise of the Warrants, no exercise by the underwriters of their over-allotment option to purchase additional shares of common stock and/or Warrants and no exercise of other outstanding options or warrants; or

•        the average weekly trading volume of our shares of common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Under Rule 701 under the Securities Act, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•        persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•        our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Notwithstanding the foregoing, all our Rule 701 shares are subject to lock-up agreements as described below and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

We and certain of our executive officers, directors and other certain holders of our capital stock and securities convertible into or exchangeable for our capital stock have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of the underwriters, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options or warrants to purchase our shares of common stock, or any securities convertible into, or exchangeable for or that represent the right to receive our shares of common stock. The underwriters may, in their discretion, release any of the securities subject to these lock-up agreements at any time. Upon the expiration of the lock-up period, all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Form S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 1998 Option Plan and 2022 Equity Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC, (“EF Hutton”) or the representative, is acting as the sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of Units set forth opposite the underwriter’s name.

Underwriters	Number of Units
EF Hutton, division of Benchmark Investments, LLC
Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Units offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer a portion of the Units directly to the public at the offering price listed on the cover page of this prospectus and a portion of the Units to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the Units, the offering price and other selling terms may from time to time be varied by the representative.

Over-Allotment Option

We have granted to the underwriters an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 628,571 shares of our common stock at a price of $      per share (which is the public offering price of $      per Unit minus $0.01) and/or up to an additional 628,571 Warrants to purchase up to 628,571 shares of common stock at a price of $0.01 per Warrant, in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus, in any combination thereof, to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock and/or Warrants as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock and/or Warrants to the underwriters to the extent the option is exercised. If any additional shares of common stock and/or Warrants are purchased, the underwriters will offer the additional shares of common stock and/or Warrants on the same terms as those on which the other shares of common stock and/or Warrants are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $25.3 million and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $23.4 million.

Discount, Commissions and Reimbursements

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Unit	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the representative’s out-of-pocket accountable expenses, including the representative’s legal fees and disbursements, up to a maximum amount of $160,000, $50,000 of which will be allowed for the representative’s external counsel’s legal disbursements, irrespective of whether the offering is consummated. We have paid $10,000 to the representative as an advance to be applied towards reasonable out-of-pocket expenses (which we refer to as the Advance). Any portion of the Advance shall be returned to us to the extent not actually incurred. Additionally, we agreed to provide one percent (1%) of the gross proceeds of this offering to the representative for non-accountable expenses.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $1.1 million.

Representative Warrants

As additional compensation for EF Hutton, division of Benchmark Investments, LLC’s services, we have agreed to issue warrants to the representative or its designees, upon the closing of this offering, which entitle it to purchase 5% of the total number of shares of common stock being sold in this offering (the “Representative Warrants”). The exercise price of the warrants is equal to 120% of the public offering price per share of the common stock offered hereby. The Representative Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of this offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative Warrants may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days following the effective date of the registration for this offering, except that they may be assigned, in whole or in part, to any officer or partner of the representative, and to members of the underwriting syndicate or selling group (or to officers or partners thereof), or as otherwise permitted, in compliance with FINRA Rule 5110(g)(2). The Representative Warrants will contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense and unlimited “piggyback” registration rights for a period of five (5) years after the effective date of the registration statement for this offering at our expense. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock split or other corporate events and as otherwise permitted under FINRA Rule 5110(f)(2)(G).

Other than the underwriting agreement, the underwriters have had no material relationship with us or any of our affiliates and have not owned any of our securities prior to this offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Determination of Offering Price

Before this offering, there has been no public market for our common stock or the Warrants. Accordingly, the public offering price will be negotiated between us and the Representative. Among the factors to be considered in these negotiations are:

•        the information set forth in this prospectus and otherwise available to the underwriters;

•        the prospects for our Company and the industry in which we operate;

•        an assessment of our management;

•        our past and present financial and operating performance;

•        our prospects for future earnings;

•        financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

•        the prevailing conditions of United States securities markets at the time of this offering; and

•        other factors deemed relevant.

Neither we nor EF Hutton can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Lock-up Agreements

We are subject to lock-up agreements that, subject to certain exceptions, prohibit us from (i) directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our common stock, options to acquire shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, (ii) filing or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) completing any offering of debt securities of the Company other than entering into a line of credit with a traditional ban; or (iv) or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of six (6) months following the date of this prospectus, without the prior written consent of EF Hutton.

Tail Period

In the event that this offering is not consummated by the underwriters as contemplated herein, by March 31, 2023 (unless this offering has not be closed before December 31, 2022 and either party terminates the engagement, then such date will be twelve (12) months after such termination date) (such applicable date being the “Engagement Termination Date”), the Company agrees to pay to EF Hutton a cash fee equal to 7.5% of the gross proceeds received by the Company from the sale of securities to any investor actually introduced by the representative to the Company during the period beginning on April 1, 2021 and ending on the Engagement Termination Date (the “Tail Financing Period”), (a “Tail Financing”) and such Tail Financing is consummated during the Engagement Period or within twelve (12) month period following the expiration of the Tail Financing Period, provided that such financing is by a party actually introduced to the Company in an offering in which we have direct knowledge of such party’s participation.

Right of First Refusal

Until twelve (12) months from the closing date of this offering, the representative shall have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, for all future public and private equity and debt offerings, including all equity-linked financings (each, a “Subject Transaction”). The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. We agreed not to retain, engage, or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative.

Stabilization, Short Positions, and Penalty Bids

The underwriters may engage in stabilizing transactions for the purpose of pegging, fixing, or maintaining the price of our common stock. Stabilizing transactions permit bids to purchase the underlying common stock as long as the stabilizing bids do not exceed a specific maximum. These stabilizing transactions may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that stabilizing transactions may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market-making transactions in our common stock in accordance with Regulation M. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Electronic Offer, Sale, and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Nasdaq Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “EPMI.” We have also applied to list the Warrants on the Nasdaq Capital Market under the symbol “EMPIW.” We will not proceed with this offering in the event our common stock or the Warrants are not approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain civil liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

Selling Restrictions

Canada

The Units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of any Units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Units may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of the Units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the UK.

Hong Kong

The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the Units.

Accordingly, the Units have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Units are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our common stock and warrants under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Lucosky Brookman LLP, Iselin, New Jersey.

EXPERTS

The financial statements of EPIEN Medical, Inc. as of December 31, 2021 and 2020, and for the two years then ended, included in this prospectus, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.epien.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

EPIEN MEDICAL, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors

EPIEN Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EPIEN Medical, Inc. (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit, and cash flows for the two years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that EPIEN Medical, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, has a net shareholders’ deficit, and has stated that substantial doubt exits about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2018.

Minneapolis, Minnesota
August 3, 2022

EPIEN MEDICAL, INC.
BALANCE SHEETS
DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS
Current assets:
Cash	$601,114	$14,356
Accounts receivable, net of allowance for doubtful accounts of $22,000 in 2021 and 2020	94,904	72,179
Inventories	61,601	113,056
Prepaid expenses	95,448	67,721
Total current assets	853,067	267,312

Property and equipment, net	7,839	1,109
Other assets:
Intangible assets, net	146,665	144,543
Security deposits	43,978	—
Due from shareholders	2,700	2,700
Total other assets	193,343	147,243
Total assets	$1,054,249	$415,664

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Lines of credit, net of unamortized loan costs	$2,974,120	$2,974,120
Current portion, notes payable, net of debt discount	45,025	24,000
Notes payable – related party	798,658	—
Current portion, convertible notes payable	3,597,623	—
Current portion, PPP & SBA loans	20,390	2,586
Capital lease	1,206	1,996
Accounts payable	1,061,786	965,059
Accrued expenses	705,611	543,153
Customer deposits	—	56,875
Deferred compensation	2,733,987	—
Accrued interest	1,840,190	1,629,662
Total current liabilities	13,778,596	6,197,451

Long-term liabilities:
Convertible notes payable, noncurrent	524,058	3,498,808
Derivative liability	206,630	—
Warrant liability	1,110,829	—
Notes payable, noncurrent	—	47,025
Notes payable – related party, noncurrent	—	753,657
PPP & SBA loans, noncurrent	259,813	276,814
Deferred compensation, noncurrent	—	2,548,987
Total long-term liabilities	2,101,330	7,125,291
Total liabilities	15,879,926	13,322,742

Commitments and contingencies

Shareholders’ deficit:
Common stock - $0.01 par value; 60,000,000 shares authorized: 28,154,914 and 27,735,754 shares issued and outstanding, as of December 31, 2021 and 2020, respectively	281,550	277,358
Paid-in capital	41,573,672	39,026,230
Subscriptions receivable	(49,500)	(49,500)
Accumulated deficit	(56,631,399)	(52,161,166)
Total shareholders’ deficit	(14,825,677)	(12,907,078)
Total liabilities and shareholders’ deficit	$1,054,249	$415,664

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Product sales	$1,388,455	$1,160,036
Cost of goods sold	341,400	333,444
Gross profit	1,047,055	826,592

Operating expenses:
General and administrative expenses	3,388,939	1,939,339
Selling expenses	80,645	62,202
Research and development	108,799	23,796
Total operating expenses	3,578,383	2,025,337

Loss from operations	(2,531,328)	(1,198,745)

Other income and expense:
Interest expense	(732,477)	(494,148)
PPP loan forgiveness	129,400	—
Change in fair value of derivative liability	(15,838)	—
Change in fair value of warrant liability	7,728	—
Total other expense	(611,187)	(494,148)

Net loss	$(3,142,515)	$(1,692,893)
Net loss per share:
Basic and diluted net loss per common share	$(0.11)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	28,054,418	27,708,073

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2021 AND 2020

	Common stock		Paid-in capital	Subscriptions receivable	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount
Balances, December 31, 2019	27,622,420	$276,225	$38,369,990	$(49,500)	$(50,235,811)	$(11,639,096)
Common stock issued for services	100,000	1,000	9,000	—	—	10,000
Common stock retired in connection with settlement	(50,000)	(500)	500	—	—	—
Sale of common stock	63,334	633	94,367	—	—	95,000
Stock based compensation	—	—	112,525	—	—	112,525
Extension of stock options	—	—	202,231	—	—	202,231
Deemed dividend on extension of warrants	—	—	232,462		(232,462)	—
Warrants issued for services	—	—	4,755	—	—	4,755
Warrants issued with convertible notes	—	—	400	—	—	400
Net loss	—	—	—	—	(1,692,893)	(1,692,893)
Balances, December 31, 2020	27,735,754	$277,358	$39,026,230	$(49,500)	$(52,161,166)	$(12,907,078)
Common stock issued for services	35,751	358	53,269	—	—	53,627
Sale of common stock	60,000	600	83,400	—	—	84,000
Warrants exercised with accrued interest	323,409	3,234	158,471	—	—	161,705
Stock based compensation	—	—	77,178	—	—	77,178
Extension of stock options	—	—	837,827	—	—	837,827
Deemed dividend on extension of warrants	—	—	1,327,718		(1,327,718)	—
Warrants issued with convertible notes	—	—	9,579	—	—	9,579
Net loss	—	—	—	—	(3,142,515)	(3,142,515)
Balances, December 31, 2021	28,154,914	$281,550	$41,573,672	$(49,500)	$(56,631,399)	$(14,825,677)

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(3,142,515)	$(1,692,893)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	14,191	12,603
Loss on disposal of trademark	—	2,941
Noncash interest expense	296,071	94,746
Amortization of debt issuance costs	45,856	—
PPP loan forgiveness	(129,400)	—
Change in fair value of derivative liability	15,838	—
Change in fair value of warrant liability	(7,728)	—
Provision for returns and doubtful accounts	—	1,000
Benefit for inventory obsolescence	—	(3,349)
Deferred compensation	185,000	298,567
Extension of stock options	837,827	202,231
Common stock and warrants issued for services	53,627	14,755
Stock based compensation	77,178	112,525
Changes in operating assets and liabilities:
Accounts receivable	(22,725)	6,174
Inventories	51,455	(53,020)
Prepaid expenses and other assets	(46,705)	(47,515)
Customer deposits	(56,875)	6,875
Accounts payable	96,727	184,976
Accrued expenses	534,691	285,112
Net cash flows used in operating activities	(1,197,487)	(574,272)

Cash flows from investing activities:
Payment for property and equipment	(7,430)	—
Payment for intangible assets	(15,613)	(11,519)
Net cash flows used in investing activities	(23,043)	(11,519)

Cash flows from financing activities:
Proceeds from the issuance of PPP & SBA loans	130,203	279,400
Proceeds from the issuance of convertible notes	1,875,000	75,000
Payments of debt issuance costs	(275,125)	—
Proceeds from the issuance of related party notes	50,000	126,481
Repayment of related party notes	(5,000)	(100,000)
Proceeds from the issuance of common stock	84,000	95,000
Proceeds from notes payable	—	52,590
Payments of notes payable	(26,000)	(10,000)
Payments for offering costs capitalized into prepaid expenses	(25,000)	—
Other	(790)	(1,309)
Net cash flows provided by financing activities	1,807,288	517,162

Net change in cash	586,758	(68,629)
Cash, beginning of year	14,356	82,985
Cash, end of year	$601,114	$14,356

Cash paid for interest	$67,847	$147,506
Non-cash activity:
Discounts on notes payable	$9,579	$405
Derivative liability from issuance of convertible notes	$190,792	$—
Warrant liability from issuance of convertible notes	$1,118,557	$—
Deemed dividend on extension of warrants	$1,327,718	$232,462
Warrants exercised with accrued interest	$161,705	$—

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

1 NATURE OF BUSINESS

EPIEN Medical, Inc. (“we”, “us”, “our” or ”EPIEN”) develops, manufactures and markets over the counter (OTC) prescription and professional care products for the dental and medical industry based on proprietary chemical technology. We are a pioneer in the development of novel topical agents for the treatment of common disorders associated with epithelial tissues such as the skin and mouth (oral mucosa). Our primary objective is to develop proprietary, chemically-based, tissue resurfacing technology that improves the treatment of widespread chronic oral soft tissue and skin disorders. Our HYBENX product received 501(k) clearance in September 2021 as a medical device for use the treatment of severe adult periodontitis, gingivitis and other inflammatory conditions of the oral cavity. We have two locations, our corporate headquarters in St. Louis Park, Minnesota and our manufacturing facility in St. Paul, Minnesota. We market our products throughout the United States, Canada, Europe and Asia.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are (1) no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (1) the last day of the first fiscal year (A) following the fifth anniversary of the completion of this offering, (B) in which our total annual gross revenue is at least $1.07 billion or (C) when we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain prior year amounts have been reclassified to conform with the current year presentation, principally related to accounts payable and accrued interest and had no impact on our previously reported net loss.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment. All of our long-lived assets are located in the United States.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenue is recognized when we transfer promised goods or services to our customers, in amounts that reflect the consideration that we expect to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each agreement, we perform the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

Product Revenue

We generate revenue through the sale of oral care dental cleansing products directly to distributors. We consider customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with our customers. There is a single performance obligation in all of our contracts, which is our promise to transfer our product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized when a customer obtains control of our product, which occurs at a point in time and may be upon shipment or delivery, based on the terms of the contract.

Product Returns

Consistent with industry practice, we generally offer customers a limited right of return for products purchased. We estimate the amount of our product sales that may be returned by customers and record this estimate as a reduction of revenue in the period the related product revenue is recognized. We currently estimate product return reserves using our historical return rates as well as factors that we become aware of that we believe could significantly impact our expected returns, including product recalls, pricing changes, or changes in reimbursement rates. We do not record an asset for the returned product as the product is discarded upon receipt.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

We do not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

We recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. These costs are included in selling expenses.

We account for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. We record the related costs within cost of goods sold.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of Revenue

The following table sets forth revenue by geographic region for the years ended December 31:

	2021		2020
	Total revenue	Percentage of revenue	Total revenue	Percentage of revenue
United States	$782,415	56%	$588,793	51%
United Kingdom	324,919	23	312,851	27
Italy	95,350	7	69,159	6
Canada	43,304	3	59,391	5
Hong Kong	110,189	8	98,122	8
Other	32,278	3	31,720	3
Total	$1,388,455	100%	$1,160,036	100%

The following table sets forth revenue by product for the years ended December 31:

	2021	2020
DEBACTEROL and ORALMEDIC	$1,300,343	$1,137,941
HYBENX	120,949	113,891
Sales returns and allowances	(32,837)	(91,796)
	$1,388,455	$1,160,036

Concentrations of Risk

We had the following concentrations as of December 31:

Cash in Excess of Insured Limits

We maintain our cash balances in financial institutions in the United States of America. The balances are insured by the FDIC up to $250,000. At times, our deposits may exceed these limits. However, we have not experienced any losses in such accounts and do not believe we are exposed to significant credit risk on cash.

Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk as defined by current accounting guidance consist primarily of trade accounts receivable. We extend credit based on an evaluation of the customer’s financial condition and at times may require new customers to pay a deposit. We monitor our exposure to credit losses on receivables and maintain an allowance as necessary.

Major Customers

Two customers represented approximately 23% and 12% of net product sales during 2021 and 22% and 10% of net product sales during 2020, respectively. Outstanding receivables from these two customers were zero and $5,562 as of December 31, 2021 and zero and $12,144 as of December 31, 2020, respectively.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for returns and doubtful accounts is our best estimate of the amount of returns and probable credit losses in our existing accounts receivable. We determine the allowance based upon a review of past returns, credit risk factors, payment

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

history and other information for each customer. Although payment terms vary by account, receivables are generally received within 45 days and considered past due after 60 days. Actual collections of accounts receivable could differ from management’s estimates due to changes in future economic, industry or customers’ financial conditions. Receivables are credited when product is returned and written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for returns and doubtful accounts totaled $22,000 as of December 31, 2021 and 2020.

Inventories

Inventories are valued at the lower of cost (using the first-in, first-out (FIFO) method) or net realizable value and consisted of the following as of December 31:

	2021	2020
Raw materials	$32,221	$27,590
Work in process	1,098	4,456
Finished goods	1,111	55,746
Supplies	27,171	27,275
Reserve for obsolescence	—	(2,011)
	$61,601	$113,056

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets or when applicable for leasehold improvements, over the term of the lease, whichever is shorter. Repair and maintenance costs are expensed as incurred; major renewals and improvements are capitalized. As items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations.

The estimated useful lives range from five to seven years for machinery and equipment and are the shorter of the estimated useful life or the term of the lease for leased equipment. The estimate useful life for leasehold improvements is the shorter of the estimated useful life or the term of the lease.

Intangible Assets

Patents are amortized over their estimated useful lives, generally 13 to 20 years, using the straight-line method upon the patent approval date. Trademarks are considered to have an indefinite life and are not amortized but considered for impairment annually or upon certain triggering events. Costs incurred for patents and trademarks are capitalized as intellectual property, in process and are reclassified and amortized once the related intangible asset is placed in service.

Impairment of Long-Lived Assets

Long-lived assets, such as property, equipment, and finite-lived intangibles are reviewed for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. We have not recognized any asset impairment charges for the years ended December 31, 2021 and 2020.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Indefinite-lived intangible assets, which include trademarks are reviewed, for impairment annually and between annual tests if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. If it is determined based on the qualitative assessment that it is more likely than not that the asset is impaired, an impairment test is performed by comparing the fair value of the indefinite-lived intangible asset to its carrying amount. We did not identify an impairment of our indefinite-lived intangible assets during the years ended December 31, 2021 and 2020.

Warrants

We assess our warrants as either equity or a liability based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on our balance sheet and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on our balance sheet at their fair value on the date of issuance and are re-measured on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of equity-classified warrants using option pricing models and assumptions that are based on the individual characteristics of the warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate. Management estimates the fair value of liability-classified warrants at inception and on subsequent valuation dates using a lattice formula pricing model with input from an independent third-party valuation firm, whom we do not consider to be an “expert” as such term is defined under Section 11(a) of the Securities Act of 1933 and Section 436(b) of Regulation C promulgated thereunder.

Convertible Notes Payable

When debt is issued with warrants, we estimate the fair values of the debt and warrants and allocate the proceeds pro rata based on these values. The allocation of proceeds to the warrants results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to additional paid-in capital for equity-classified instruments or as a warrant liability.

We issue convertible notes that contain a provision in which the price of the conversion feature is priced at a fixed discount to the trading price of our common shares, as estimated by management. In these instances, we record a liability as the current portion of convertible notes payable, net of debt discount, in addition to the principal amount of the convertible note (and related accrued interest), as stock-settled debt for the fixed value transferred to the convertible note holder from the fixed discount conversion feature.

We also issue convertible notes, in certain circumstances, that contain a provision in which the conversion feature results in variable-share settlement. In these instances, we record a derivative liability for the embedded conversion feature resulting in an additional discount from the face amount of the debt. Management estimates the fair value of embedded derivative at inception and on subsequent valuation dates using a lattice formula pricing model with input from an independent third-party valuation firm, whom we do not consider to be an “expert” as such term is defined under Section 11(a) of the Securities Act of 1933 and Section 436(b) of Regulation C promulgated thereunder.

Debt Issuance Costs and Debt Discounts

We issue warrants and common stock as a cost of obtaining debt. We also incurred certain third-party costs in connection with the issuance of convertible senior secured notes in August and September of 2021. These costs are capitalized and amortized over the life of the respective loans. Amortization is computed using the effective interest method and is included in interest expense.

Research and Development Costs

We expense research and development costs as incurred.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Deferred tax assets (net of any valuation allowance) and liabilities resulting from temporary differences, net operating loss carryforwards and tax credit carryforwards are recorded using an asset-and-liability method. Deferred taxes relating to temporary differences and loss carryforwards are measured using the tax rates expected to be in effect when they are reversed or realized.

We account for income taxes pursuant to Financial Accounting Standards Board (“FASB”) guidance. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

In accordance with the guidance, we have adopted a policy under which, if required to be recognized in the future, interest related to the underpayment of income taxes will be classified as a component of interest expense and any related penalties will be classified in operating expenses in the statement of operations. We file income tax returns in the U.S. federal jurisdiction and the state of Minnesota.

Stock-Based Compensation

We issue stock options in exchange for services and to incentivize our employees. We account for the related stock-based compensation expense pursuant to FASB guidance, using the fair-value based method. Under this fair-value based method, stock-based compensation expense recognized for stock-based awards includes compensation expense for all stock-based compensation awards granted, based on the grant date fair value estimated in accordance with the provisions of ASC 718. No forfeitures have been estimated as all items issued to date have been fully vested at issuance.

The calculation of stock-based compensation expense involves estimates requiring management’s judgment. These estimates include the fair value of each stock-based award granted, which is estimated on the date of grant using the Black-Scholes option pricing model. There are three significant inputs in the Black-Sholes pricing model: expected volatility, expected term and the fair value of common stock. We estimate expected volatility based on the average volatilities of comparable public companies over the term of the stock-based award. The expected term of stock-based awards granted is management’s best estimate of the length of time the stock-based award will be outstanding and typically follows the Simplified Method as provided for in the guidance.

The estimated fair value of common stock has been determined by management with input from an independent third-party valuation firm, whom we do not consider to be an “expert” as such term is defined under Section 11(a) of the Securities Act of 1933 and Section 436(b) of Regulation C promulgated thereunder. These valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using an option pricing method. The option pricing model treats common stock and convertible debt that is share-settled as call options on the total equity value of our company, with exercise prices based on the value thresholds at which the allocation among the various holders of our company’s securities changes. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. In addition to considering the results of these valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the progress of our research and development programs, including the status and expected results of pre-clinical studies and clinical trials for our product candidates;

•        our stage of development and commercialization and our business strategy;

•        our financial position, including cash on hand, and our historical and forecasted performance and results of operations;

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        the lack of an active public market for our common stock; and

•        the likelihood of achieving a liquidity event, such as an initial public offering or our sale in light of prevailing market conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. To the extent we grant equity or stock-based awards after a valuation, we consider positive and negative factors or changes which may affect the value of our company and extrapolate the fair value of our common stock from the most recent valuation date.

Stock-based compensation expense for options issued was $77,178 and $112,525 for the years ended December 31, 2021 and 2020, respectively. During the year ended December 31, 2020, the expiration date of all expiring options was extended to December 31, 2021 and we recognized an expense of $202,231 associated with the extension. On May 12, 2021, the expiration date of these options was further extended to December 31, 2022 and we recognized an additional expense of $837,827 associated with the extension.

Per Share Data

Basic net income (loss) per share is computed by dividing net income (loss) available (attributable) to common stockholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net income (loss) per share is calculated by dividing net income (loss) available (attributable) to common stockholders as adjusted for the effect of dilutive securities, if any, by the weighted average number of common stock and dilutive common stock outstanding during the period. Potential common shares include the shares of common stock issuable upon the exercise of outstanding stock options and warrants (using the treasury stock method) as well as the conversion of the convertible notes and deferred compensation. Potential common shares in the diluted net loss per share computation are excluded to the extent that they would be anti-dilutive.

Fair Value

The FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine fair value, we use a fair value hierarchy categorized into three levels based on inputs used. Generally, the three levels are as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Level 3 inputs are used in the valuation of our derivative and warrant liabilities. The change in level 3 assets measured at fair value on a recurring basis is summarized as follows:

	Derivative liability	Warrant liability
Balance as of December 31, 2020	$—	$—
Additions	190,792	1,118,557
Change in fair value	15,838	(7,728)
Balance as of December 31, 2021	$206,630	$1,110,829

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The change in fair value is reflected in our statement of operations. The fair values of our derivative and warrant liabilities were developed using a lattice formula pricing model discussed above.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The carrying values of accounts receivable, accounts payable, accrued expenses, and other financial working capital items, including our borrowings, approximate fair values due to the short maturity of these items.

Our non-financial assets such as property and equipment and intangible assets are recorded at fair value upon acquisition and are remeasured at fair value only if an impairment charge is recognized. As of December 31, 2021 and 2020, we did not have any assets or liabilities measured at fair value on a non-recurring basis.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The standard is effective for public business entities for fiscal years beginning after December 15, 2018. As an emerging growth company, we adopted the new standard on January 1, 2022 for our year ending December 31, 2022. We had two operating leases for which we were required to recognize a right-of-use asset and lease liability amounting to $96,646 and $98,994, respectively.

In June 2016, the FASB issued a new credit loss accounting standard, ASU 2016-13, Current Expected Credit Losses (“Topic 326”). This guidance replaces the current allowance for loan and lease loss accounting standard and focuses on estimation of expected losses over the life of the loans instead of relying on incurred losses. The standard is effective for certain public business entities for fiscal years beginning after December 15, 2019. As an emerging growth company, we intend to adopt the new standard on January 1, 2023 for our year ending December 31, 2023. However if we lose our emerging growth company status prior to our intended adoption date, we may be required to adopt the new standard in the year we lose such status. We do not expect adopting Topic 326 will have a material impact on our financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which amends the approaches and methodologies in accounting for income taxes during interim periods and makes changes to certain income tax classifications. The new standard allows certain exceptions, including an exception to the use of the incremental approach for intra-period tax allocation, when there is a loss from continuing operations and income or a gain from other items, and to the general methodology for calculating income taxes in an interim period, when a year-to-date loss exceeds the anticipated loss for the year. The standard also requires franchise or similar taxes partially based on income to be reported as income tax and to reflect the effects of enacted changes in tax laws or rates in the annual effective tax rate computation from the date of enactment. Lastly, in any future acquisition, we would be required to evaluate when the step-up in the tax basis of goodwill is part of the business combination and when it should be considered a separate transaction. The standard will be effective for us beginning January 1, 2022, with early adoption of the amendments permitted. The adoption of ASU 2019-12 did not have a material impact on our financial statements and disclosures.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

3 GOING CONCERN

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the realization of assets and liquidation of liabilities in the normal course of business and the continuation of EPIEN as a going concern. However, as shown in the accompanying financial statements, we have incurred net losses of $3,142,515 and $1,692,893 during the years ended December 31, 2021 and 2020, respectively, and we had a working capital deficit of $12,925,529 and $5,930,139 and a stockholders’ deficit of $14,825,677 and $12,907,078, as of December 31, 2021 and 2020, respectively. As such, management has concluded that these factors raise substantial doubt about our ability to continue as a going concern.

To continue operations, we must raise additional debt or equity financing. There can be no assurance that the sources will be available or available on terms favorable to us. During 2021, we raised $1,775,000 from the issuance of convertible senior secured notes, $130,203 from the receipt of funds under the Paycheck Protection Program, a pandemic relief program offered by the U.S. Small Business Administration, $84,000 from the sale of common stock, and approximately $150,000 from the issuance of related party notes and convertible notes. During the first quarter of 2022, we raised $420,000 from the issuance of convertible notes.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Management believes that actions presently being taken provide the opportunity for us to continue as a going concern. Historically, we have secured private investments to sustain operations on an as-needed basis.

4 PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2021	2020
Machinery and equipment	$173,937	$464,196
Leasehold improvements	277,754	277,754
	451,691	741,950
Less: accumulated depreciation	(443,852)	(740,841)
Property and equipment, net	$7,839	$1,109

Depreciation expense was $700 for the years ended December 31, 2021 and 2020.

5 INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31:

	2021	2020
Patents	$245,394	$228,943
Less: accumulated amortization	(166,964)	(153,473)
Patents, net	78,430	75,470
Intellectual property, in process	7,659	13,509
Trademarks	60,576	55,564
Intangible assets, net	$146,665	$144,543

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

5 INTANGIBLE ASSETS (cont.)

Amortization expense was $13,491 and $11,903 for the years ended December 31, 2021 and 2020, respectively. The weighted average amortization period for patents is approximately 18 years.

The estimated amortization expense for patents for each of the following five years is as follows:

Years ending December 31,
2022	$13,692
2023	12,768
2024	11,843
2025	11,843
2026	9,772
Thereafter	18,512
$78,430

6 LINES OF CREDIT

We maintain three annual revolving credit promissory notes with a bank with maximum borrowings totaling $2,975,000 which mature on June 1, 2022. The outstanding balance, net of unamortized loan costs, on the lines totaled $2,974,120 as of December 31, 2021 and 2020. The lines bear interest at 1% under prime, which resulted in a rate of 2.3% per annum, as of December 31, 2021 and 2020. The lines of credit are secured by pledge agreements between the bank and certain shareholders.

There were 500,000 shares of common stock issued in 2018 in conjunction with the lines of credit. Over the initial term and subsequent extensions of the lines of credit, 3,700,000 warrants and 500,000 shares of common stock have been issued to individuals who either pledged security or provided other services related to the credit agreements. These warrants and shares of common stock are measured at their fair value when initially issued, are recorded as a debt discount, and are amortized over the respective terms of the underlying agreements.

7 CONVERTIBLE NOTES PAYABLE

As of December 31, 2021 and 2020, convertible notes payable consisted of the following:

	2021	2020
Principal amount	$4,207,576	$2,278,576
Liability on stock settled debt-principal	794,445	751,885
Liability on stock settled debt-interest	549,652	468,397
Less: unamortized debt discount	(1,429,992)	(50)
Convertible notes payable, net	4,121,681	3,498,808
Current portion	3,597,623	—
Long term portion	$524,058	$3,498,808

Warrants outstanding related to the convertible notes	3,836,578	3,774,428
Effective interest rate	18%	15%

Since our inception, we have primarily financed our operations through the issuance of convertible notes payable with warrants. A portion of these convertible notes have been issued to shareholders. The agreements contain similar terms:

•        Initial maturity dates of 2 to 3 years.

•        Interest rates ranging from 6% – 14%.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

7 CONVERTIBLE NOTES PAYABLE (cont.)

•        Convertible after one year at a discount of 25% of the current fair market value, including any accrued but unpaid interest.

•        Initial warrant coverage of 33% to 100% with immediate vesting and 2-3 year lives.

•        Warrant exercise price equal to fair value on date of grant, ranging from $0.08 to $4.00.

Upon issuance, we estimate the fair value of the convertible notes using a 20% interest rate and estimate the fair value of warrants using the Black-Scholes option pricing model. The note proceeds are then allocated pro rata based on these values. The allocation of proceeds to the warrants, as a percentage of fair value, results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to paid-in capital. The discount amount is then amortized to interest expense over the life of the respective note using the straight-line method, which approximates the effective interest method.

Periodically, the warrants have been extended under substantially the same terms. We evaluated the extensions and determined they did not result in significant and consequential changes to the economic substance of the debt. Accordingly, all warrant extensions were treated as modifications; the incremental value measured from the warrant extensions was recorded as a deemed dividend.

On May 12, 2021, the expiration dates of all expiring warrants were extended to December 31, 2022. As all the expiring warrants were extended regardless of whether the investors had convertible notes outstanding, the warrant extensions were treated as a deemed dividend. On October 5, 2021, the maturity dates of the convertible notes were extended to December 31, 2022. One note issued in 2020 for $25,000 matures in May 2023 and two notes issued in 2021 for $100,000 and $54,000 mature in May and October 2023, respectively.

We also evaluated the conversion option to determine whether there are embedded derivatives that are required to be bifurcated. Prior to August 2021, the convertible notes represented a fixed monetary amount known at inception that will be predominantly settled by issuing a variable number of our common stock, we determined the convertible notes are stock settled debt. Accordingly, bifurcation of the embedded conversion options is not required. However, due to the 25% discount, the face amount of the debt is required to be accreted up to its fair value represented by the 75% conversion rate. In addition, since the accrued interest is convertible, these amounts were also accreted to their respective fair values.

In August 2021, we entered into convertible senior secured notes with various investors for $1,775,000, consisting of an initial tranche of $900,000 and a second tranche of $875,000 pending FDA approval of the HYBENX product. The first tranche of funding was received by us in August 2021 and the second tranche of funding was received by us in September 2021. The convertible senior secured notes bear interest of 10% annually, paid upon the earlier of conversion or maturity. The convertible senior secured notes mature at the earlier of 24 months from closing or at the option of the holder following: i) a subsequent capital raise of at least $10 million; or ii) the first day EPIEN is traded as a public company on a national exchange. The convertible senior secured notes may not be prepaid prior to the maturity date without prior written consent. If the notes are repaid prior to the first anniversary of the effective date (either due to an additional capital raise, an IPO or change of control event), we are required to pay the holder a prepayment penalty equal to 10% of the original principal amount less accrued interest; however, the investors will still receive the bridge warrants (see below). At the option of the holder, the convertible senior secured notes may be converted into shares of our common stock at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. The convertible senior secured notes carry a first secured lien on all assets, including collateral assignment of equipment, inventory, intellectual property rights and leasehold interests.

The investors received 80% coverage warrants. The warrants have a five-year term with an exercise price equal to 90% of the price per share of the public offering. Shares issued through exercise of the warrants have standard piggyback registration rights with the public offering and have a cashless exercise provision. If and whenever on or after the issuance date of the convertible senior secured notes we issue or sell, or is deemed to have issued or sold,

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

7 CONVERTIBLE NOTES PAYABLE (cont.)

any shares of common stock for a consideration per share less than a price equal to the warrant exercise price, then immediately after such issuance or sale, the warrant exercise price shall be reduced to an amount equal to the new securities issuance price, subject to customary exceptions. The investors also received equity participation rights, which allow them to purchase, at their sole discretion, collectively up to 20% of any equity offering made by us during the 12-month period following the closing date at the price of the future equity offering, except in connection with our IPO.

With the issuance of $1,775,000 of convertible notes in August and September 2021, we determined that the conversion feature represented an embedded derivative, which was bifurcated from the note payable. Additionally, we determined that the warrants are liability classified. At inception, the embedded derivative and warrant liabilities were recorded at fair value representing a discount to the face amount of the debt amounting to $190,792 and $1,118,557, respectively. On a periodic basis, the derivative conversion feature and warrant liability are marked-to-market.

Conversion of Convertible Notes

During the year ended December 31, 2021, one shareholder elected to convert the accrued interest on their outstanding convertible notes of $161,705 into common stock via a cashless exercise of outstanding warrants. This conversion resulted in the issuance of 323,409 shares of common stock.

As of December 31, 2021, the conversion of outstanding debt and accrued interest under the terms of convertible notes payable would result in the issuance of approximately 3,677,805 shares of common stock, assuming a common stock price of $2.00 per share.

With the exception of the convertible notes issued in August and September 2021, the outstanding convertible notes are principally held by our existing shareholders.

8 NOTES PAYABLE AND OTHER LOANS

PPP & SBA Loans

On April 17, 2020, we entered into a promissory note for $129,400 under the terms of the Paycheck Protection Program (“PPP”), a stimulus program offered by the U.S. Small Business Administration (“SBA”) as part of the Coronavirus Aid, Relief, and Economic Security Act. The terms of the loan allowed for forgiveness of the loan if certain criteria were met. If those criteria were not met, the loan accrues interest at 1% per annum and matures on April 17, 2022. On April 21, 2021, we were notified that 100% of the loan was forgiven.

On June 17, 2020, we entered into a Secured Economic Injury Disaster Loan with the SBA in the amount of $150,000. The terms of the loan call for interest of 3.75% per annum and the loan matures on June 17, 2050. Monthly payments to repay the principal and interest on the loan begin on December 17, 2022. We granted a security interest in substantially all of our assets under the terms of the loan. We have classified $455 of the loan amount as a current liability as this represents the principal payments to be made in 2022 based on the current terms.

On February 24, 2021, we entered into a second promissory note for $130,203 under the terms of the PPP. The terms of the loan allow for forgiveness of the loan if certain criteria are met. If those criteria are not met, the loan accrues interest at 1% per annum and matures on February 24, 2026. On May 24, 2022, we were notified that 100% of the loan was forgiven.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

8 NOTES PAYABLE AND OTHER LOANS (cont.)

Notes Payable

In 2020, we issued an unsecured promissory note as settlement for certain legal accruals with one vendor in the principal amount of $52,590. The agreement required payments of $1,000 per month beginning January 1, 2021. In addition, we agreed to issue 100,000 stock options with a three-year term to this same vendor. We estimate the remaining notes payable balance of $45,025 will mature in 2022.

Notes payable to related parties

Below are the amounts due to related parties as of December 31 for each of the years:

	2021	2020
Notes payable-related parties	$798,658	$753,657

Notes payable to related parties represent advances from officers and shareholders to assist with short term liquidity needs. In May 2021, the maturity date of all the related party notes was extended to December 31, 2022.

The notes payable to related parties are primarily unsecured and bear interest at rates ranging from 6% – 10%. Interest expense related to the related party notes for the years ended December 31, 2021 and 2020 was $73,216 and $71,725, respectively. As of December 31, 2021 and 2020, accrued interest related to the related party notes was $288,298 and $214,569, respectively, which is included in accrued interest on our balance sheet.

Occasionally we have issued warrants in conjunction with new advances received. In these cases, the proceeds are allocated between the debt and warrants based on their relative fair values (see Note 7, Convertible Notes Payable). The amounts allocated to the warrants are recorded as a debt discount and are amortized over the initial term of the related party note payable.

9 INTEREST EXPENSE

Interest expense consisted of the following for the years ended December 31:

	2021	2020
Line of credit	$67,847	$77,676
Convertible notes payable	295,479	230,876
Notes payable-related parties	73,216	71,725
PPP & SBA loan	5,469	3,965
Amortization of debt discounts and issuance costs	162,178	81
Accreted interest on convertible notes payable	123,815	94,454
Other	4,473	15,371
Total interest expense	$732,477	$494,148

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

10 INCOME TAXES

Net deferred tax assets and liabilities consist of the following components as of December 31:

	2021	2020
Deferred tax assets:
Net operating losses	$1,380,000	$1,139,000
Property and equipment	28,000	30,000
Accrued vacation	129,000	107,000
Bad debt reserve	5,000	5,000
Inventory reserve	—	1,000
Stock-based compensation	2,146,000	1,686,000
Accrued interest	62,000	46,000
Deferred compensation	575,000	537,000
Charitable contribution on carryforward	—	8,000
Warrants	—	1,000
Deferred tax assets	4,325,000	3,560,000
Valuation allowance	(4,308,000)	(3,542,000)
Net deferred tax assets	17,000	18,000
Deferred tax liabilities:
Amortization	(17,000)	(18,000)
Total net deferred tax liabilities	(17,000)	(18,000)
Net deferred tax asset/(liability)	$—	$—

As of December 31, 2021, we have federal and state operating loss carryforwards of approximately $6.8 million and $265,000, respectively. The federal and state net operating loss carryforwards are available to offset future taxable income. The federal and state net operating losses generated prior to 2018 will begin to expire in 2028. The remainder of the federal and state net operating losses are carried forward indefinitely.

Under Internal Revenue Code Sections 382 certain stock transactions which significantly change ownership could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods. We have not yet performed an analysis of the annual net operating loss carryforwards and limitations that are available to be used against taxable income. Consequently, the limitations, if any, could result in the expiration of our loss carryforwards before they can be utilized.

We established a valuation allowance against our deferred tax assets to reduce the total to an amount management believes is appropriate. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. We evaluate the recoverability of the deferred tax assets by considering the expected reversals of deferred tax assets and liabilities to determine whether net operating loss carryforwards are recoverable prior to expiration. As of December 31, 2021 and 2020, we have recorded a valuation allowance against our net deferred tax assets as management believes it is more likely than not the attributes will not be utilized.

We file income tax returns in the U.S. federal and Minnesota state jurisdictions. We have previously filed returns in Italy and those returns may be subject to examination. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on our assessment of many factors, including past experience and judgements about future events, we do not currently anticipate significant changes in our uncertain tax positions over the next 12 months.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

10 INCOME TAXES (cont.)

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in our financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (“UTB”) is as follows:

	2021	2020
Beginning balance as of January 1	$—	$—
Additions for tax positions taken in the prior year	300,000	—
Reductions and settlements	—	—
Ending balance as of December 31	$300,000	$—

As of December 31, 2021, our unrecognized tax benefit, if recognized, would not affect the effective tax rate. We recognize interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the years ended December 31, 2021 and 2020, we recognized no interest and penalties related to uncertain tax positions.

No current or deferred income tax expense was recognized during the years ended December 31, 2021 and 2020 due to a full valuation allowance on our net deferred tax assets and our net operating loss carryforwards.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal statutory income tax rate as follows for years ended December 31:

	2021	2020
Expected federal income tax at statutory rate	$(660,000)	$(356,000)
State income taxes, net of federal tax effect	(1,000)	(1,000)
Interest on convertible debt	62,000	—
Amortization of debt discount and issuance costs	34,000	—
Other permanent book/tax differences	(3,000)	56,000
Non-qualified stock option expense	(264,000)	—
Provision to return true up and other	66,000	(18,000)
Change in valuation allowance	766,000	319,000
Total provision for income taxes	$—	$—

11 SHAREHOLDERS’ DEFICIT

In January 2020, we issued 100,000 shares of common stock. These shares were valued based on management’s estimated fair market value of each share of common stock of $0.10.

In March 2020, we entered into a settlement agreement with a former note holder. In connection with this settlement, we repaid the note plus accrued interest and in exchange the note holder returned 50,000 shares of our common stock, previously issued in lieu of repayment of the note. These shares were immediately retired.

In July, October and November 2020, we issued a total of 63,334 shares of common stock for cash of $95,000. We issued 35,751 shares of common stock for the year ended December 31, 2021 for services rendered totaling $53,627. In April 2021, we issued a total of 60,000 shares of common stock for cash of $84,000.

Subscriptions for 24,750 shares at $2.00 a share have not been collected and therefore have been recorded as an increase to shareholders’ deficit.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

11 SHAREHOLDERS’ DEFICIT (cont.)

Stock Options

We adopted a stock option plan, pursuant to which stock options to acquire shares of our common stock may be granted to employees, directors, and consultants. In general, options vest immediately and expire three to five years from the date of grant. Once expired, we have historically extended the options on a month-to-month basis. In May 2021, we extended the term of expiring options to December 31, 2022. As of December 31, 2021, total options authorized under the plan total 9,500,000 options.

Information regarding our stock options is summarized below:

	Number of Options	Weighted- Average Exercise Price
Options outstanding-December 31, 2019	5,685,974	$0.45
Granted	3,350,000	0.61
Canceled or expired	(5,000)	1.50
Exercised	—	—
Options outstanding-December 31, 2020	9,030,974	0.51
Granted	3,092,307	0.44
Canceled or expired	(2,811,307)	0.10
Exercised	—	—
Options outstanding-December 31, 2021	9,311,974	$0.61
Options exercisable-December 31, 2021	9,311,974	$0.61

Weighted average fair value of options granted during the year ended December 31, 2021		$0.19

Weighted average fair value of options granted during the year ended December 31, 2020		$0.03

The aggregate intrinsic value of both options outstanding and exercisable as of December 31, 2021 was $2,093,251 based on management’s estimated fair market value of each share of common stock of $0.64. The total number of in-the-money options outstanding and exercisable as of December 31, 2021 was 8,308,974. On May 12, 2021, the expiration date of 5,355,974 options was extended to December 31, 2022. We recognized expense of $837,827 associated with these extensions of the stock options.

The following table summarizes information about stock options outstanding as of December 31, 2021:

Exercise Prices	Options Outstanding and Exercisable	Weighted- Average Remaining Contractual Life
$0.38	2,811,307	1.00
$0.50	2,264,667	1.72
$0.56	3,233,000	1.60
$0.75	50,000	1.00
$1.00	40,000	1.72
$1.13	100,000	1.00
$1.50	380,000	1.00
$1.75	80,000	2.21
$2.00	353,000	1.11
	9,311,974	1.40

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

11 SHAREHOLDERS’ DEFICIT (cont.)

The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change or we use different assumptions, stock-based compensation expense could be materially different in the future. The following table summarizes the inputs used in the Black-Scholes pricing model during the years ended December 31:

	2021	2020
Expected dividend yield	None	None
Risk free interest rate	0.11 – 0.65%	0.17 – 0.88%
Expected volatility	92.6%	110.6%
Term	1.63 – 5 years	3 years

Stock Warrants

We have also issued warrants which are summarized below:

	Number of Warrants	Weighted- Average Exercise Price
Warrants outstanding-December 31, 2019	8,477,698	$0.48
Issued	180,067	2.39
Warrants outstanding-December 31, 2020	8,657,765	0.52
Issued	62,150	3.20
Exercised	(323,409)	0.50
Warrants outstanding-December 31, 2021(1)	8,396,506	$0.50

____________

(1)    Does not include the variable amount of warrants issuable to the convertible senior secured note holders that are based on price equal to 90% of the price per share of the public offering.

Stock warrants were issued for the following during the years ended December 31:

	2021	2020
Convertible notes payable	62,150	33,400
Services	—	110,000
Common stock purchase	—	36,667
	62,150	180,067

The following table summarizes the inputs used in the Black-Scholes pricing model for warrants issued or extended during the years ended December 31:

	2021	2020
Expected dividend yield	None	None
Risk free interest rate	0.11 – 1.22%	0.17 – 2.34%
Expected volatility	92.6%	110.6%
Term	1.63 – 5 years	3 years

The weighted-average grant date fair value of warrants granted during the years ended
December 31, 2021 and 2020 was $0.15 and $0.02, respectively. All warrants were immediately vested upon issuance.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

11 SHAREHOLDERS’ DEFICIT (cont.)

Warrants outstanding as of December 31, 2021 are as follows:

Exercise Prices	Warrants Outstanding and Exercisable	Weighted- Average Remaining Contractual Life
$0.08–$0.10	303,334	1.00
$0.25–$0.30	2,360,000	1.00
$0.50	5,053,789	1.00
$0.75–$1.50	253,333	1.00
$2.00–$2.50	210,000	1.18
$3.00–$4.00	216,050	1.84
	8,396,506	1.03

On May 12, 2021, the expiration date of 8,116,289 warrants was extended to December 31, 2022. We recorded a deemed dividend in connection with this extension of warrants of $1,327,718. During 2021, one shareholder elected to convert the accrued interest on their outstanding convertible notes of $161,705 into common stock via a cashless exercise of outstanding warrants.

12 DEFERRED COMPENSATION PLANS

Effective June 1, 2015, we implemented an executive compensation plan. As part of the plan, certain executives have agreed to defer portions of their salary to accommodate our cash flow needs, with an option to convert the unpaid salary to common stock at a 25% discount. To date, no amounts have been converted. This liability is recorded as deferred compensation on the balance sheet and is non-interest bearing. On September 22, 2021, we terminated any future deferrals under the deferred compensation plan and, at the executives’ option, will convert to equity or pay all deferred compensation to the executives after September 22, 2022, but before September 22, 2023.

13 EARNINGS PER SHARE

Because we reported a net loss for all periods presented, no potentially dilutive securities have been included in the computation of diluted net loss per share.

The following outstanding stock options, warrants, convertible notes and convertible deferred compensation that could dilute basic earnings per share in the future are as follows for the years ended December 31:

	2021	2020
Stock options outstanding	9,311,974	9,030,974
Warrants outstanding(2)	8,396,506	8,657,765
Conversion of convertible notes(1)	3,677,805	2,451,645
Conversion of deferred compensation(1)	1,822,658	1,699,325
	23,208,943	21,839,709

____________

(1) — Assumes a stock price of $2.00 per share

(2) — Does not include the variable amount of warrants issuable to the convertible senior secured note holders that are based on price equal to 90% of the price per share of the public offering.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

14 COMMITMENTS AND CONTINGENCIES

Operating leases

We lease office and laboratory space in St. Paul, Minnesota requiring base monthly rent of approximately $4,500 plus real estate taxes and operating expenses through December 31, 2023. Total rent expense was $93,161 and $86,265 for the years ended December 31, 2021 and 2020, respectively.

On November 8, 2021, we entered into an operating lease for office space in St. Louis Park, Minnesota commencing on February 1, 2022 requiring an initial base monthly rent of $6,185 plus real estate taxes and operating expenses to be paid after an abatement period of 7 months. The monthly base rent increases by $0.50 per square foot each year through the end of the lease on August 31, 2029.

On September 21, 2021, we entered into a capital lease of equipment commencing on March 1, 2022. The lease term is 60 months and requires a monthly payment of $1,800.

Future minimum rental payments due under active leases and leases yet to commence are as follows for the years ending December 31:

	Operating	Capital
2022	$79,014	$19,079
2023	131,518	21,866
2024	78,165	21,595
2025	80,227	21,595
2026	82,288	21,595
Thereafter	229,685	3,599
	$680,897	$109,329

Contingencies

We are, from time to time, subject to legal proceedings and claims arising in the ordinary course of business. We do not believe the ultimate resolution of these existing matters will have a material adverse effect on our financial position, results of operations, or cash flows.

15 SUBSEQUENT EVENTS

In January 2022, we entered into a convertible note agreement in the amount of $20,000, with interest accruing on unpaid principal at the rate of 10% per annum until the note is either repaid on January 21, 2023 or the note is converted to our common stock. The note may be converted into our common shares at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. In connection with the convertible note, the holder received 80% coverage warrants to purchase our common stock. The warrants have a five-year term, with an exercise price equal to 90% of the price per share of our public offering.

In February 2022, we entered into a convertible note agreement in the amount of $100,000, with interest accruing on unpaid principal at the rate of 10% per annum until the note is either repaid on February 17, 2023 or the note is converted to our common stock. The note may be converted into our common shares at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. In connection with the convertible note, the holder received 80% coverage warrants to purchase our common stock. The warrants have a five-year term, with an exercise price equal to 90% of the price per share of our public offering.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

15 SUBSEQUENT EVENTS (cont.)

In March 2022, we entered into two convertible note agreements totaling $300,000, with interest accruing on unpaid principal at the rate of 10% per annum until the notes are either repaid in March 2024 or the notes are converted to our common stock. The notes may be converted into our common shares at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. In connection with the convertible notes, the holders received 80% coverage warrants to purchase our common stock. The warrants have a five-year term, with an exercise price equal to 90% of the price per share of our public offering.

In March 2022, we amended a convertible note agreement in the amount of $54,000 from October 2021. Under the amendment, the original warrant issued with the convertible note was modified from a fixed amount to 80% coverage warrants to purchase our common stock. The warrants have a five-year term, with an exercise price equal to 90% of the price per share of our public offering.

In April 2022, we entered into an unsecured subordinated promissory note with an existing shareholder in the amount of $150,000, with interest accruing on the unpaid principal at the rate of 10% per annum until the note is repaid on October 29, 2022.

In April through August 2022, ten convertible note holders exercised their right to convert their principal and accrued interest into shares of our common stock at a conversion discount of 25%. The conversions resulted in a reduction of convertible note principal and accrued interest of $1,517,107 and the issuance of 1,011,400 shares of our common stock. Six shareholders exercised their warrants into 613,867 shares of common stock with cash, accrued interest and principal of $346,934. One shareholder exercised options for 15,000 shares of common stock and paid cash of $15,000. Additionally, we sold 77,500 shares of common stock at $2.00 per share for $155,000.

In June 2022, we extended the maturity dates for our three annual revolving credit promissory notes with a bank to December 1, 2022. The remaining terms of the revolving lines of credit remain unchanged.

In July 2022, we entered into an unsecured subordinated promissory note with an existing shareholder in the amount of $300,000, with interest accruing on the unpaid principal at the rate of 15% per annum until the note is repaid on February 1, 2023.

We have evaluated all subsequent events through August 3, 2022, the date the financial statements were available to be issued, for potential recognition or disclosure in the financial statements.

EPIEN MEDICAL, INC.
BALANCE SHEETS
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$141,579	$601,114
Accounts receivable, net of allowance for doubtful accounts of $22,000 as of June 30, 2022 and December 31, 2021	148,922	94,904
Inventories	103,206	61,601
Prepaid expenses	171,171	95,448
Total current assets	564,878	853,067

Property and equipment, net	118,214	7,839
Other assets:
Operating lease right-of-use assets	497,491	—
Intangible assets, net	153,446	146,665
Security deposits	43,978	43,978
Due from shareholders	2,700	2,700
Total other assets	697,615	193,343
Total assets	$1,380,707	$1,054,249

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Lines of credit, net of unamortized loan costs	$2,974,120	$2,974,120
Current portion, notes payable, net of debt discount	27,025	45,025
Notes payable – related party	948,658	798,658
Current portion, convertible notes payable	2,285,399	3,597,623
Current portion, PPP & SBA loans	3,185	20,390
Current portion of operating and finance lease liabilities and capital lease	105,169	1,206
Accounts payable	1,168,379	1,061,786
Accrued expenses	752,629	705,611
Customer deposits and prepayments	50,000	—
Deferred compensation	2,733,987	2,733,987
Accrued interest	1,480,203	1,840,190
Total current liabilities	12,528,754	13,778,596

Long-term liabilities:
Convertible notes payable, noncurrent	727,379	524,058
Derivative liability	330,107	206,630
Warrant liability	1,440,124	1,110,829
Operating and finance lease liabilities, noncurrent	531,772	—
PPP & SBA loans, noncurrent	146,815	259,813
Total long-term liabilities	3,176,197	2,101,330
Total liabilities	15,704,951	15,879,926

Commitments and contingencies

Shareholders’ deficit:
Common stock – $0.01 par value; 60,000,000 shares authorized: 29,785,880 and 28,154,914 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	297,860	281,550
Paid-in capital	44,014,183	41,573,672
Subscriptions receivable	(49,500)	(49,500)
Accumulated deficit	(58,586,787)	(56,631,399)
Total shareholders’ deficit	(14,324,244)	(14,825,677)
Total liabilities and shareholders’ deficit	$1,380,707	$1,054,249

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Six months ended June 30		Three months ended June 30
	2022	2021	2022	2021
Product sales	$621,511	$737,159	$273,610	$363,138
Cost of goods sold	159,176	192,732	66,291	92,317
Gross profit	462,335	544,427	207,319	270,821

Operating expenses:
General and administrative expenses	1,506,442	1,657,402	817,290	1,244,313
Selling expenses	45,303	36,269	33,631	11,988
Research and development	175,794	8,255	110,334	2,390
Total operating expenses	1,727,539	1,701,926	961,255	1,258,691

Loss from operations	(1,265,204)	(1,157,499)	(753,936)	(987,870)

Other income and expense:
Interest expense	(689,690)	(271,386)	(368,494)	(150,457)
PPP loan forgiveness	130,203	129,400	130,203	129,400
Change in fair value of derivative liability	(56,918)	—	(39,534)	—
Change in fair value of warrant liability	(73,779)	—	(10,866)	—
Total other expense	(690,184)	(141,986)	(288,691)	(21,057)

Net loss	$(1,955,388)	$(1,299,485)	$(1,042,627)	$(1,008,927)

Net loss per share:
Basic and diluted net loss per common share	$(0.07)	$(0.05)	$(0.04)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	28,529,616	27,988,857	28,900,201	27,960,138

See accompanying notes to financial statements

EPIEN MEDICAL, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(Unaudited)

	Common stock		Paid-in capital	Subscriptions receivable	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount
Balances, March 31, 2021	28,064,390	$280,645	$39,194,009	$(49,500)	$(52,451,724)	$(13,026,570)

Sale of common stock	60,000	600	83,400	—	—	84,000
Stock based compensation	—	—	4,480	—	—	4,480
Extension of stock options	—	—	837,827	—	—	837,827
Deemed dividend on extension of warrants	—	—	1,327,718	—	(1,327,718)	—
Warrants issued with convertible notes	—	—	4,950	—	—	4,950
Net loss	—	—	—	—	(1,008,927)	(1,008,927)

Balances, June 30, 2021	28,124,390	$281,245	$41,452,384	$(49,500)	$(54,788,369)	$(13,104,240)

Balances, March 31, 2022	28,154,914	$281,550	$41,570,007	$(49,500)	$(57,544,160)	$(15,742,103)

Sale of common stock	40,000	400	79,600	—	—	80,000
Exercise of stock options	15,000	150	14,850	—	—	15,000
Warrants exercised with cash	366,669	3,667	149,668	—	—	153,335
Warrants exercised with principal and accrued interest	247,198	2,472	191,127	—	—	193,599
Conversion of notes into common stock	962,099	9,621	2,008,931	—	—	2,018,552
Net loss	—	—	—	—	(1,042,627)	(1,042,627)

Balances, June 30, 2022	29,785,880	$297,860	$44,014,183	$(49,500)	$(58,586,787)	$(14,324,244)

Balances, December 31, 2020	27,735,754	$277,358	$39,026,230	$(49,500)	$(52,161,166)	$(12,907,078)

Common stock issued for services	5,227	53	7,788	—	—	7,841
Sale of common stock	60,000	600	83,400	—	—	84,000
Warrants exercised with accrued interest	323,409	3,234	158,471	—	—	161,705
Stock based compensation	—	—	6,000	—	—	6,000
Extension of stock options	—	—	837,827	—	—	837,827
Deemed dividend on extension of warrants	—	—	1,327,718	—	(1,327,718)	—
Warrants issued with convertible notes	—	—	4,950	—	—	4,950
Net loss	—	—	—	—	(1,299,485)	(1,299,485)

Balances, June 30, 2021	28,124,390	$281,245	$41,452,384	$(49,500)	$(54,788,369)	$(13,104,240)

Balances, December 31, 2021	28,154,914	$281,550	$41,573,672	$(49,500)	$(56,631,399)	$(14,825,677)

Sale of common stock	40,000	400	79,600	—	—	80,000
Exercise of stock options	15,000	150	14,850	—	—	15,000
Warrants exercised with cash	366,669	3,667	149,668	—	—	153,335
Warrants exercised with principal and accrued interest	247,198	2,472	191,127	—	—	193,599
Conversion of notes into common stock	962,099	9,621	2,008,931	—	—	2,018,552
Warrant amendment	—	—	(3,665)	—	—	(3,665)
Net loss	—	—	—	—	(1,955,388)	(1,955,388)

Balances, June 30, 2022	29,785,880	$297,860	$44,014,183	$(49,500)	$(58,586,787)	$(14,324,244)

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30
	2022	2021
Cash flows from operating activities:
Net loss	$(1,955,388)	$(1,299,485)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	13,748	6,648
Noncash interest expense	897,060	181,137
Amortization of debt issuance costs	68,784	—
Noncash lease expense	58,051	—
PPP loan forgiveness	(130,203)	(129,400)
Change in fair value of derivative liability	56,918	—
Change in fair value of warrant liability	73,779	—
Deferred compensation	—	160,769
Extension of stock options	—	837,827
Common stock issued for services	—	7,841
Stock based compensation	—	6,000
Changes in operating assets and liabilities:
Accounts receivable	(54,018)	(37,798)
Inventories	(41,605)	(34,433)
Prepaid expenses and other assets	(4,973)	(4,060)
Customer deposits and prepayments	50,000	(56,875)
Accounts payable	106,593	21,730
Accrued expenses	(274,806)	150,368
Net cash flows used in operating activities	(1,136,060)	(189,731)

Cash flows from investing activities:
Payment for property and equipment	(31,873)	—
Payment for intangible assets	(13,627)	(7,422)
Net cash flows used in investing activities	(45,500)	(7,422)

Cash flows from financing activities:
Proceeds from the issuance of PPP & SBA loans	—	130,203
Proceeds from the issuance of convertible notes	420,000	—
Proceeds from the issuance of related party notes	150,000	50,000
Repayment of related party notes	—	(5,000)
Proceeds from the issuance of common stock	80,000	84,000
Proceeds from the exercise of stock options	15,000	—
Proceeds from the exercise of warrants	153,335	—
Payments of notes payable	(18,000)	(10,000)
Payments for offering costs capitalized into prepaid expenses	(70,750)	—
Other	(7,560)	(377)
Net cash flows provided by financing activities	722,025	248,826

Net change in cash	(459,535)	51,673
Cash, beginning of period	601,114	14,356
Cash, end of period	$141,579	$66,029

Cash paid for interest	$42,092	$17,101
Non-cash activities:
Discounts on notes payable	$(3,665)	$4,950
Derivative liability from issuance of convertible notes	$66,559	$—
Warrant liability from issuance of convertible notes	$255,516	$—
Warrants exercised with principal and/or accrued interest	$193,599	$161,705
Common stock issued upon conversion of convertible notes	$2,018,552	$—
Deemed dividend on extension of warrants	$—	$1,327,718
Operating lease assets obtained in exchange for lease liabilities	$444,104	$—
Finance lease assets obtained in exchange for lease liabilities	$85,403	$—

See accompanying notes to financial statements.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

1       NATURE OF BUSINESS

EPIEN Medical, Inc. (“we”, “us”, “our” or ”EPIEN”) develops, manufactures and markets over the counter (OTC) prescription and professional care products for the dental and medical industry based on proprietary chemical technology. We are a pioneer in the development of novel topical agents for the treatment of common disorders associated with epithelial tissues such as the skin and mouth (oral mucosa). Our primary objective is to develop proprietary, chemically-based, tissue resurfacing technology that improves the treatment of widespread chronic oral soft tissue and skin disorders. Our HYBENX product received 501(k) clearance in September 2021 as a medical device for use the treatment of severe adult periodontitis, gingivitis and other inflammatory conditions of the oral cavity. We have two locations, our corporate headquarters in St. Louis Park, Minnesota and our manufacturing facility in St. Paul, Minnesota. We market our products throughout the United States, Canada, Europe and Asia.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements as of June 30, 2022, and for the three and six months ended June 30, 2022 and 2021, are presented in U.S. dollars, are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all financial information and disclosures required by GAAP for complete financial statements. These unaudited interim financial statements should be read in conjunction with our audited financial statements and the related notes thereto as of December 31, 2021. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments, necessary for a fair statement of our financial position as of June 30, 2022, and our results of operations, cash flows and shareholders’ deficit for the three and six months ended June 30, 2022 and 2021.

The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2022, or for any other interim period, or for any other future year.

Our audited financial statements include an additional discussion of the significant accounting policies and estimates used in the preparation of our financial statements. There were no material changes to our significant accounting policies and estimates during the three and six months ended June 30, 2022 with the exception of our adoption of the new leases standard (see Note 14).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of Revenue

The following tables set forth revenue by geographic region for the three and six months ended June 30:

	Six months ended June 30
	2022		2021
	Total revenue	Percentage of revenue	Total revenue	Percentage of revenue
United States	$380,370	61%	$380,544	52%
United Kingdom	102,716	17	221,156	30
Italy	50,746	8	66,933	9
Canada	33,386	5	21,314	3
Hong Kong	42,918	7	34,107	4
Other	11,375	2	13,105	2
Total	$621,511	100%	$737,159	100%
	Three months ended June 30
	2022		2021
	Total revenue	Percentage of revenue	Total revenue	Percentage of revenue
United States	$185,086	67%	$204,528	56%
United Kingdom	2,567	1	108,652	30
Italy	23,971	9	27,005	7
Canada	16,693	6	7,047	2
Hong Kong	42,918	16	9,676	3
Other	2,375	1	6,230	2
Total	$273,610	100%	$363,138	100%

The following tables set forth revenue by product for the three and six months ended June 30:

	Six months ended June 30		Three months ended June 30
	2022	2021	2022	2021
DEBACTEROL and ORALMEDIC	$571,208	$676,953	$249,162	$333,708
HYBENX	83,807	82,774	35,974	36,422
Sales returns and allowances	(33,504)	(22,568)	(11,526)	(6,992)
	$621,511	$737,159	$273,610	$363,138

Concentrations of Risk — Customers

The following customers accounted for 10% or more of revenue for the three and six months ended June 30:

	Six months ended June 30		Three months ended June 30
	2022	2021	2022	2021
Customer A	16%	29%	*	29%
Customer B	14	11	15%	12
Customer C	*	*	16	*
	30%	30%	31%	41%

__________

*        represents less than 10% of revenue

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following customers accounted for 10% or more of gross accounts receivable as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Customer D	15%	*
Customer E	15	12%
Customer F	12	15
Customer C	25	16
	67%	43%

__________

*        represents less than 10% of accounts receivable

The loss of a major customer could adversely affect our operating results or financial condition.

Inventories

Inventories are valued at the lower of cost (using the first-in, first-out (FIFO) method) or net realizable value and consisted of the following:

	June 30, 2022	December 31, 2021
Raw materials	$51,337	$32,221
Work in process	10,430	1,098
Finished goods	5,513	1,111
Supplies	35,926	27,171
	$103,206	$61,601

Per Share Data

Basic net income (loss) per share is computed by dividing net income (loss) available (attributable) to common stockholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net income (loss) per share is calculated by dividing net income (loss) available (attributable) to common stockholders as adjusted for the effect of dilutive securities, if any, by the weighted average number of common stock and dilutive common stock outstanding during the period. Potential common shares include the shares of common stock issuable upon the exercise of outstanding stock options and warrants (using the treasury stock method) as well as the conversion of the convertible notes and deferred compensation. Potential common shares in the diluted net loss per share computation are excluded to the extent that they would be anti-dilutive.

Fair Value

The Financial Accounting Standards Board (“FASB”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To determine fair value, we use a fair value hierarchy categorized into three levels based on inputs used. Generally, the three levels are as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Level 3 inputs are used in the valuation of our derivative and warrant liabilities. The change in level 3 assets measured at fair value on a recurring basis is summarized as follows:

	Derivative liability	Warrant liability
Balance as of December 31, 2021	$206,630	$1,110,829
Additions	66,559	255,516
Change in fair value	56,918	73,779
Balance as of June 30, 2022	$330,107	$1,440,124

The change in fair value is reflected in our statement of operations. The fair values of our derivative and warrant liabilities were developed using a lattice formula pricing model.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The carrying values of accounts receivable, accounts payable, accrued expenses, and other financial working capital items, including our borrowings, approximate fair values due to the short maturity of these items.

Our non-financial assets such as property and equipment and intangible assets are recorded at fair value upon acquisition and are remeasured at fair value only if an impairment charge is recognized. As of June 30, 2022 and December 31, 2021, we did not have any assets or liabilities measured at fair value on a non-recurring basis.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The standard is effective for public business entities for fiscal years beginning after December 15, 2018. As an emerging growth company, we adopted the new standard on January 1, 2022 for our year ending December 31, 2022. The impacts of the adoption of Topic 842 are presented in Note 14.

In June 2016, the FASB issued a new credit loss accounting standard, ASU 2016-13, Current Expected Credit Losses (“Topic 326”). This guidance replaces the current allowance for loan and lease loss accounting standard and focuses on estimation of expected losses over the life of the loans instead of relying on incurred losses. The standard is effective for certain public business entities for fiscal years beginning after December 15, 2019. As an emerging growth company, we intend to adopt the new standard on January 1, 2023 for our year ending December 31, 2023. However if we lose our emerging growth company status prior to our intended adoption date, we may be required to adopt the new standard in the year we lose such status. We do not expect adopting Topic 326 will have a material impact on our financial statements.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which amends the approaches and methodologies in accounting for income taxes during interim periods and makes changes to certain income tax classifications. The new standard allows certain exceptions, including an exception to the use of the incremental approach for intra-period tax allocation, when there is a loss from continuing operations and income or a gain from other items, and to the general methodology for calculating income taxes in an interim period, when a year-to-date loss exceeds the anticipated loss for the year. The standard also requires franchise or similar taxes partially based on income to be reported as income tax and to reflect the effects of enacted changes in tax laws or rates in the annual effective tax rate computation from the date of enactment. Lastly, in any future acquisition, we would be required to evaluate when the step-up in the tax basis of goodwill is part of the business combination and when it should be considered a separate transaction. The standard was effective for us beginning January 1, 2022. The adoption of ASU 2019-12 did not have an impact on our financial statements and disclosures.

3       GOING CONCERN

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the realization of assets and liquidation of liabilities in the normal course of business and the continuation of EPIEN as a going concern. However, as shown in the accompanying financial statements, we have incurred a net loss of $1,955,388 for the six months ended June 30, 2022, a net loss of $3,142,515 for the year ended December 31, 2021, and we had a working capital deficit of $11,963,876 and $12,925,529 and a stockholders’ deficit of $14,324,244 and $14,825,677 as of June 30, 2022 and December 31, 2021, respectively. As such, management has concluded that these factors raise substantial doubt about our ability to continue as a going concern.

To continue operations, we must raise additional debt or equity financing. There can be no assurance that the sources will be available or available on terms favorable to us. During 2021, we raised $1,775,000 from the issuance of convertible senior secured notes, $130,203 from the receipt of funds under the Paycheck Protection Program, a pandemic relief program offered by the U.S. Small Business Administration, $84,000 from the sale of common stock, and approximately $150,000 from the issuance of related party notes and convertible notes. During the six months ended June 30, 2022, we raised $420,000 from the issuance of convertible notes, $150,000 from the issuance of unsecured promissory notes, $80,000 from the sale of common stock and $168,335 from the exercise of stock options and warrants.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Management believes that actions presently being taken provide the opportunity for us to continue as a going concern. Historically, we have secured private investments to sustain operations on an as-needed basis.

4       PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2022	December 31, 2021
Machinery and equipment	$273,091	$173,937
Leasehold improvements	295,877	277,754
	568,968	451,691
Less: accumulated depreciation	(450,754)	(443,852)
Property and equipment, net	$118,214	$7,839

Depreciation expense was $5,022 and $6,902 for the three and six months ended June 30, 2022 and $175 and $350 for the three and six months ended June 30, 2021, respectively.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

5       INTANGIBLE ASSETS

Intangible assets consisted of the following:

	June 30, 2022	December 31, 2021
Patents	$245,394	$245,394
Less: accumulated amortization	(173,810)	(166,964)
Patents, net	71,584	78,430
Intellectual property, in process	19,086	7,659
Trademarks	62,776	60,576
Intangible assets, net	$153,446	$146,665

Amortization expense was $3,423 and $6,846 for the three and six months ended June 30, 2022 and $3,149 and $6,298 for the three and six months ended June 30, 2021, respectively.

The estimated amortization expense for patents for each of the following five years is as follows:

Years ending December 31,
Remaining in 2022	$6,846
2023	12,768
2024	11,843
2025	11,843
2026	9,772
Thereafter	18,512
$71,584

6       LINES OF CREDIT

We maintain three annual revolving credit promissory notes with a bank with maximum borrowings totaling $2,975,000 which mature on December 1, 2022. The outstanding balance, net of unamortized loan costs, on the lines totaled $2,974,120 as of June 30, 2022 and December 31, 2021. The lines bear interest at 1% under prime, which resulted in a rate of 3.75% per annum as of June 30, 2022. The lines of credit are secured by pledge agreements between the bank and certain shareholders.

There were 500,000 shares of common stock issued in 2018 in conjunction with the lines of credit. Over the initial term and subsequent extensions of the lines of credit, 3,700,000 warrants and 500,000 shares of common stock have been issued to individuals who either pledged security or provided other services related to the credit agreements. These warrants and shares of common stock are measured at their fair value when initially issued, are recorded as a debt discount, and are amortized over the respective terms of the underlying agreements.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

7       CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	June 30, 2022	December 31, 2021
Principal amount	$3,613,086	$4,207,576
Liability on stock settled debt-principal	454,918	794,445
Liability on stock settled debt-interest	346,444	549,652
Less: unamortized debt discount	(1,401,670)	(1,429,992)
Convertible notes payable, net	3,012,778	4,121,681
Less: current portion	2,285,399	3,597,623
Long term portion	$727,379	$524,058

Warrants outstanding related to the convertible notes	3,210,561	3,836,578
Effective interest rate	31%	18%

Issuance of Convertible Notes

In the first quarter of 2022, we entered into four separate convertible note agreements totaling $420,000, with interest accruing on unpaid principal at the rate of 10% per annum. The convertible notes mature at the earlier of 24 months from closing or at the option of the holders following: i) a subsequent capital raise of at least $10 million; or ii) the first day EPIEN is traded as a public company on a national exchange. The convertible notes may not be prepaid prior to the maturity date without prior written consent. If the notes are repaid prior to the first anniversary of the effective date (either due to an additional capital raise, an IPO or change of control event), we are required to pay the holders a prepayment penalty equal to 10% of the original principal amount less accrued interest; however, the investors will still receive the bridge warrants (see below). At the option of the holders, the convertible notes may be converted into shares of our common stock at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. The investors received 80% coverage warrants. The warrants have a five-year term with an exercise price equal to 90% of the price per share of the public offering (a predetermined price of the offering does not currently exist).

In March 2022, we amended a convertible note agreement in the amount of $54,000 from October 2021. Under the amendment, the original warrant issued with the convertible note was modified from a fixed amount to 80% coverage warrants to purchase our common stock and has similar terms to the warrants issued with the convertible notes in the previous paragraph. The remaining debt discount associated with the accounting for the original issuance of the warrant was recorded as a reduction to paid-in capital and unamortized debt discount. The accounting for the conversion feature and warrant within the amended agreement is discussed below.

With the issuance, or amendment, of convertible notes in the first quarter of 2022, we determined that the conversion feature represented an embedded derivative, which was bifurcated from the notes payable. Additionally, we determined that the warrants are liability classified. At inception, the embedded derivative and warrant liabilities were recorded at fair value representing a discount to the face amount of the debt amounting to $66,559 and $255,516, respectively. On a periodic basis, the derivative conversion feature and warrant liability are marked-to-market.

Conversion of Convertible Notes

During the six months ended June 30, 2022, eight convertible note holders exercised their right to convert their principal and accrued interest into shares of our common stock at a conversion discount of 25%. The

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

7       CONVERTIBLE NOTES PAYABLE (cont.)

conversions resulted in a reduction of convertible note principal and accrued interest of $1,443,153 and the issuance of 962,099 shares of our common stock. In addition, one shareholder exercised its warrants for 247,198 shares of common stock using principal and accrued interest of $193,599.

During the six months ended June 30, 2021, one shareholder elected to convert the accrued interest on their outstanding convertible notes of $161,705 into common stock via a cashless exercise of outstanding warrants. This conversion resulted in the issuance of 323,409 shares of common stock.

As of June 30, 2022, the conversion of outstanding debt and accrued interest under the terms of convertible notes payable would result in the issuance of approximately 2,955,138 shares of common stock, assuming a common stock price of $2.00 per share.

8       NOTES PAYABLE AND OTHER LOANS

PPP & SBA Loans

On April 17, 2020, we entered into a promissory note for $129,400 under the terms of the Paycheck Protection Program (“PPP”), a stimulus program offered by the U.S. Small Business Administration (“SBA”) as part of the Coronavirus Aid, Relief, and Economic Security Act. The terms of the loan allowed for forgiveness of the loan if certain criteria were met. If those criteria were not met, the loan accrues interest at 1% per annum and matures on April 17, 2022. On April 21, 2021, we were notified that 100% of the loan was forgiven.

On June 17, 2020, we entered into a Secured Economic Injury Disaster Loan with the SBA in the amount of $150,000. The terms of the loan call for interest of 3.75% per annum and the loan matures on June 17, 2050. Monthly payments to repay the principal and interest on the loan begin on December 17, 2022. We granted a security interest in substantially all of our assets under the terms of the loan. We have classified $1,820 of the loan amount as a current liability as this represents the principal payments to be made within the next 12 months based on the current terms.

On February 24, 2021, we entered into a second promissory note for $130,203 under the terms of the PPP. The terms of the loan allow for forgiveness of the loan if certain criteria are met. If those criteria are not met, the loan accrues interest at 1% per annum and matures on February 24, 2026. On May 24, 2022, we were notified that 100% of the loan was forgiven.

Notes payable to related parties

Below are the amounts due to related parties:

	June 30, 2022	December 31, 2021
Notes payable-related parties	$948,658	$798,658

In April 2022, we entered into an unsecured subordinated promissory note with an existing shareholder in the amount of $150,000, with interest accruing on the unpaid principal at the rate of 10% per annum until the note is repaid on October 29, 2022.

As of June 30, 2022 and December 31, 2021, accrued interest related to the related party notes was $330,938 and $266,144, respectively, which is included in accrued interest on our balance sheet.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

9       INTEREST EXPENSE

Interest expense consisted of the following:

	Six months ended June 30		Three months ended June 30
	2022	2021	2022	2021
Line of credit	$39,985	$33,583	$21,789	$16,854
Convertible notes payable	220,015	117,572	111,254	59,395
Notes payable-related parties	42,640	35,684	23,623	17,742
PPP & SBA loans	1,727	2,903	(5)	1,066
Amortization of debt discounts and issuance costs	344,154	309	195,101	309
Accreted interest on convertible notes payable	35,243	80,825	11,860	54,857
Other	5,926	510	4,872	234
Total interest expense	$689,690	$271,386	$368,494	$150,457

10     INCOME TAXES

No current or deferred income tax expense was recognized during the three and six months ended June 30, 2022 and 2021 due to a full valuation allowance on our net deferred tax assets and our net operating loss carryforwards.

We established a valuation allowance against our deferred tax assets to reduce the total to an amount management believes is appropriate. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. We evaluate the recoverability of the deferred tax assets by considering the expected reversals of deferred tax assets and liabilities to determine whether net operating loss carryforwards are recoverable prior to expiration. As of June 30, 2022 and December 31, 2021, we have recorded a valuation allowance against our net deferred tax assets as management believes it is more likely than not that they will expire before they can be utilized.

We recognize interest and penalties accrued related to unrecognized tax benefits as interest expense and additional income tax expense, respectively. During the three and six months ended June 30, 2022 and 2021, we recognized no interest and penalties related to uncertain tax positions. As of June 30, 2022, we had an unrecognized tax benefit of approximately $300,000 that, if recognized, would not affect the effective tax rate.

11     SHAREHOLDERS’ DEFICIT

During the six months ended June 30, 2022, we sold 40,000 shares of common stock at $2.00 per share for $80,000. During the six months ended June 30, 2021, we sold 60,000 shares of common stock at $1.40 per share for $84,000.

We issued 5,227 shares of common stock at $1.50 for the six months ended June 30, 2021 for services rendered totaling $7,841.

Subscriptions for 24,750 shares at $2.00 a share have not been collected and therefore have been recorded as an increase to shareholders’ deficit.

Stock Options

During the six months ended June 30, 2022, one shareholder exercised options for 15,000 shares of common stock and paid cash of $15,000. We cancelled 10,000 options during the three months ended June 30, 2022.

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

11     SHAREHOLDERS’ DEFICIT (cont.)

During the six months ended June 30, 2021, we issued 80,000 options to our medical advisory board that vested immediately and recognized expense of $1,520. In May 2021, we extended the term of 5,355,974 expiring options to December 31, 2022, resulting in expense of $837,827.

Warrants

During the six months ended June 30, 2022, five shareholders exercised warrants for 366,669 shares of common stock and paid cash of $153,335. In addition, one shareholder exercised its warrants for 247,198 shares of common stock using principal and accrued interest of $193,599.

During the six months ended June 30, 2021, one shareholder elected to convert the accrued interest on their outstanding convertible notes of $161,705 into common stock via a cashless exercise of outstanding warrants. This conversion resulted in the issuance of 323,409 shares of common stock. In May 2021, the expiration date of 8,116,289 warrants was extended to December 31, 2022. We recorded a deemed dividend in connection with this extension of warrants of $1,327,718.

12     DEFERRED COMPENSATION PLANS

Effective June 1, 2015, we implemented an executive compensation plan. As part of the plan, certain executives have agreed to defer portions of their salary to accommodate our cash flow needs, with an option to convert the unpaid salary to common stock at a 25% discount. To date, no amounts have been converted. This liability is recorded as deferred compensation on the balance sheet and is non-interest bearing. On September 22, 2021, we terminated any future deferrals under the deferred compensation plan and, at the executives’ option, will convert to equity or pay all deferred compensation to the executives after September 22, 2022, but before September 22, 2023.

13     EARNINGS PER SHARE

Because we reported a net loss for all periods presented, no potentially dilutive securities have been included in the computation of diluted net loss per share.

The following outstanding stock options, warrants, convertible notes and convertible deferred compensation that could dilute basic earnings per share in the future are as follows as of June 30:

	2022	2021
Stock options outstanding	9,286,974	9,138,974
Warrants outstanding(2)	7,770,489	8,384,356
Conversion of convertible notes(1)	2,955,138	2,488,890
Conversion of deferred compensation(1)	1,822,658	1,806,504
	21,835,259	21,818,724

__________

(1)      Assumes a stock price of $2.00 per share

(2)      Does not include the variable amount of warrants issuable to the convertible senior secured note holders that are based on a price equal to 90% of the price per share of the public offering.

14     COMMITMENTS AND CONTINGENCIES

Adoption of Topic 842

On January 1, 2022, we adopted ASU No. 2016-02, Leases, and all related amendments using the “Comparatives Under 840 Option” transition approach. Under this transition approach, comparative prior periods, including disclosures, were not restated. We elected the transition package of practical expedients

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

14     COMMITMENTS AND CONTINGENCIES (cont.)

which, among other things, allowed us to carry forward historical lease classification. We chose not to elect the hindsight practical expedient. The adoption of the standard did not have an impact on our statements of operations and there was no adjustment to our accumulated deficit in the balance sheet.

The most significant impact of the new leases standard was the recognition of right-of-use assets and lease liabilities for operating leases, while our accounting for finance leases remained substantially unchanged. On January 1, 2022, the adoption of the new standard resulted in the recognition of a right-of-use asset of $96,646 and a lease liability of $98,994, and a reduction to accrued liabilities of $2,348.

We lease certain property and equipment, such as office and manufacturing space and manufacturing equipment. We determine if an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets are recognized at commencement date based on the present value of lease payments over the lease term. As our leases generally do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. None of our leases include an option to extend the term.

We have lease agreements with lease and non-lease components and have elected to account for these as a single lease component. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Operating lease cost for the three and six months ended June 30, 2022 was $31,399 and $56,804, respectively.

For the three and six months ended June 30, 2022, finance lease costs included amortization of right-of-use assets of $1,598 and $2,248, respectively, and interest on lease liabilities of $2,045 and $2,782, respectively.

We obtained $85,403 and $444,104 right-of-use assets in exchange for finance and operating leases, respectively, during the six months ended June 30, 2022. Supplemental cash flow information related to leases were as follows:

Six months ended June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$1,355
Operating cash flows used for finance leases	2,782
Financing cash flows used for finance leases	7,560

The weighted average remaining lease term and weighted average discount rates related to leases were as follows as of June 30, 2022:

Weighted average remaining lease term:
Operating leases	6.4 years
Finance leases	4.6 years
Weighted average discount rate:
Operating leases	5.5%
Finance leases	10.1%

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

14     COMMITMENTS AND CONTINGENCIES (cont.)

Supplemental balance sheet information related to leases is as follows as of June 30, 2022:

Leases	Classification
Assets
Operating lease right-of-use assets	Other assets	$497,491
Finance lease right-of-use assets	Property and equipment, net	84,022
Total lease right-of-use assets		$581,513
Operating lease liabilities
Current portion of operating lease liabilities	Current portion of operating and finance lease liabilities	$89,993
Operating lease liabilities, excluding current portion	Operating and finance lease liabilities	465,297
Total operating lease liabilities		555,290
Finance lease liabilities
Current portion of finance lease liabilities	Current portion of operating and finance lease liabilities	15,176
Finance lease liabilities, excluding current portion	Operating and finance lease liabilities	66,475
Total finance lease liabilities		81,651
Total lease liabilities		$636,941

Future maturities of lease liabilities as of June 30, 2022 are as follows:

Fiscal year	Operating Leases	Finance Leases	Total
Remainder of 2022	$51,876	$11,339	$63,215
2023	131,518	21,866	153,384
2024	78,165	21,595	99,760
2025	80,227	21,595	101,822
2026	82,288	21,595	103,883
Thereafter	229,685	3,599	233,284
Total lease payments	653,759	101,589	755,348
Less imputed interest	(98,469)	(19,938)	(118,407)
Total lease liabilities	$555,290	$81,651	$636,941

As of June 30, 2022, we have one finance lease that is expected to commence in August 2022 with a lease liability of approximately $5,350.

Disclosures Related to Periods Prior to Adoption of Leases, Topic 842

Future minimum lease payments for assets under operating leases as of June 30, 2021 were as follows:

Future Minimum Lease Payments:	Operating Leases
Remainder of 2021	$26,568
2022	54,276
2023	55,414
Total minimum lease payments	$136,258

EPIEN MEDICAL, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

14     COMMITMENTS AND CONTINGENCIES (cont.)

Contingencies

We are, from time to time, subject to legal proceedings and claims arising in the ordinary course of business. We do not believe the ultimate resolution of these existing matters will have a material adverse effect on its financial position, results of operations, or cash flows.

15     SUBSEQUENT EVENTS

In July, August and September 2022, three convertible note holders exercised their right to convert their principal and accrued interest into shares of our common stock at a conversion discount of 25%. The conversions resulted in a reduction of convertible note principal and accrued interest of $243,783 and the issuance of 162,520 shares of our common stock. One convertible note holder exercised its right to convert their accrued interest and a portion of their principal into shares of our common stock at a conversion discount of 25%. The conversion resulted in a reduction of convertible note principal and accrued interest of $105,000 and the issuance of 70,000 shares of our common stock. One convertible note holder exercised its right to convert their accrued interest into shares of our common stock at a conversion discount of 25%. The conversion resulted in a reduction of convertible note accrued interest of $15,250 and the issuance of 10,167 shares of our common stock. One shareholder exercised their warrants into 66,667 shares of common stock with accrued interest of $33,334. One shareholder exercised their warrants into 5,000 shares of common stock with cash of $2,500. Four shareholders exercised options for 220,400 shares of common stock and paid cash of $95,850. Additionally, we sold 102,500 shares of common stock at $2.00 per share for $205,000.

In July 2022, we entered into an unsecured subordinated promissory note with an existing shareholder in the amount of $300,000, with interest accruing on the unpaid principal at the rate of 15% per annum until the note is repaid on February 1, 2023.

On August 15, 2022, we extended the expiration date of 6,987,574 options to December 31, 2027 and recognized associated stock-based compensation expense of $8,893,168.

We have evaluated all subsequent events through September 30, 2022, the date the financial statements were available to be issued, for potential recognition or disclosure in the financial statements.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Through and including            , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

4,190,476 Units consisting of
4,190,476 Shares of Common Stock and

4,190,476 Warrants to Purchase 4,190,476 Shares of Common Stock

_______________________________

PROSPECTUS

_______________________________

                        , 2022

EF Hutton

division of Benchmark Investments, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA filing.

	Amount to be paid
SEC registration fee		$9,522
FINRA filing fee		$4,295
Nasdaq initial listing fee	$
Transfer agent and registrar fees		$25,000
Accounting fees and expenses		$100,000
Legal fees and underwriter’s expenses		$780,000
Printing and engraving expenses		$75,000
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers

Under statutory and decisional law, directors of Nevada corporations owe duties of loyalty to the corporation generally described as fiduciary duties. NRS 78.138 provides that the fiduciary duties of directors and officers are to exercise their respective powers in good faith and with a view to the interests of the corporation. Nevada has adopted standards, commonly known as the “business judgment rule,” to govern director decisions and which provide that, except as otherwise provided in subsection 1 of NRS 78.139, directors are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation.

Following this offering, we will adopt provisions in our Nevada Bylaws that limit or eliminate the personal liability of our directors and officers for damages for breach of fiduciary duty, except those resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of NRS 78.300, as it may be amended from time to time, or any successor provision thereto.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Nevada Articles of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Nevada law.

As permitted under the Nevada Revised Statutes, our Nevada Articles of Incorporation will provide that:

•        we may indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes, subject to limited exceptions;

•        we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Nevada Revised Statutes, subject to limited exceptions; and

•        the rights provided in our Nevada Articles of Incorporation are not exclusive.

Our Nevada Articles of Incorporation will provide for the indemnification provisions described above and elsewhere herein. We intend to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Nevada Revised Statutes. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We may also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

The form of underwriting agreement for this initial public offering provides for indemnification by the underwriters of us and our officers and directors who sign this registration statement for specified liabilities, including matters arising under the Securities Act.

Exclusive Jurisdiction of Certain Actions

Our Nevada Articles of Incorporation to be adopted in connection with this offering will require, to the fullest extent permitted by Nevada law, that unless we consent in writing to the selection of an alternative forum, the Second Judicial District Court of Washoe County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Nevada Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Our Nevada Articles of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Nevada Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Item 15. Recent Sales of Unregistered Securities

On February 12, 2019, we granted options to employees, pursuant to our 1998 Option Plan, to purchase up to 108,333 shares of common stock at an exercise price of $6.00 per share with a term of 3 years.

On March 4, 2019, we issued 33,333 shares of common stock for services related to the advancement of sale in Europe at a price of $0.72 per share for total consideration of $24,000.

On August 11, 2019, we issued a promissory note in the principal amount of $50,000 with an interest rate of 10% and a due date in July 2020. In connection with the promissory note, we also granted the note holder warrants to purchase up to 3,333 shares of common stock at an exercise price of $10.50 per share with a term of 5 years.

During the year ended December 31, 2019, two shareholders elected to convert their outstanding convertible notes and related accrued interest of $1,159,562 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 257,733 shares of common stock.

On January 30, 2020, we issued 33,333 shares of common stock for services related to case studies of our REVITY product candidate at a price of $0.30 per share for total consideration of $10,000.

On March 25, 2020, we issued a convertible promissory note in the principal amount of $50,000 with an interest rate of 8% and a due date of 18 months. The note principal and accrued interest are convertible into shares of our common stock at a 25% discount of the current fair market value. In connection with the promissory note, we issued the note holder a warrant to purchase up to 8,333 shares of our common stock at an exercise price of $9.00 per share.

On May 22, 2020, we issued a convertible promissory note in the principal amount of $25,000 with an interest rate of 8% and a due date of 36 months. The note principal and accrued interest are convertible into shares of our common stock at a 25% discount of the current fair market value. In connection with the promissory note, we issued the note holder a warrant to purchase up to 2,800 shares of our common stock at an exercise price of $9.00 per share.

On July 30, 2020, we sold 11,111 shares of common stock at a price of $4.50 per share for total consideration of $50,000.

On August 5, 2020, we issued warrants exercisable for up to 33,333 shares of common stock to a service provider at an exercise price of $6.00 per share with a term of 3 years from the date of our initial public offering.

On August 5, 2020, we issued warrants to purchase up to 3,333 shares of common stock to a service provider at an exercise price of $6.00 per share with a term of 5 years.

On August 5, 2020, we granted options to employees, pursuant to our 1998 Option Plan, to purchase up to 1,071,666 shares of common stock at an exercise price of $1.68 per share with a term of 3 years.

On August 5, 2020, we granted options to two service providers, pursuant to our 1998 Option Plan, to purchase up to 3,333 shares of common stock and 8,333 shares of common stock, respectively, at an exercise price of $3.00 per share with a term of 3 years.

On October 19, 2020, we issued options to a service provider, pursuant to our 1998 Option Plan, to purchase up to 33,333 shares of common stock, in connection with the settlement of certain past due accounts payable via a promissory note. The options have an exercise price of $4.50 per share with a term of 3 years.

On October 20, 2020, we issued warrants to a service provider to purchase up to 6,666 shares of common stock at an exercise price of $9.00 per share with a term of 3 years.

On October 20, 2020, we sold 5,555 shares of common stock at a price of $4.50 per share for total consideration of $25,000.

On November 25, 2020, we sold 4,444 shares of common stock at a price of $4.50 per share for total consideration of $20,000.

On January 31, 2021, we issued 1,139 shares of common stock for services related to our branding and website at a price of $4.50 per share for total consideration of $5,125.

On February 2, 2021, a convertible promissory note holder exercised warrants to purchase 107,803 shares of common stock at $1.50 per share using $161,705 of unpaid accrued interest on the promissory note.

On March 15, 2021, we issued options to service providers, pursuant to our 1998 Option Plan, to purchase up to 26,666 shares of common stock at an exercise price of $5.25 per share with a term of 3 years.

On April 30, 2021, we sold 20,000 shares of common stock at a price of $4.20 per share for total consideration of $84.000.

On May 11, 2021, we issued a convertible promissory note in the principal amount of $100,000 with an interest rate of 10% and a due date of 24 months. The note principal and accrued interest are convertible into shares of our common stock at a 25% discount of the current fair market value. In connection with the promissory note, we issued the note holder a warrant to purchase up to 16,667 shares of our common stock at an exercise price of $9.00 per share with a term of 3 years.

On May 16, 2021, we issued options to a service provider, pursuant to our 1998 Option Plan, to purchase up to 9,333 shares of common stock at an exercise price of $6.00 per share with a term of 3 years.

On August 1, 2021 and August 3, 2021, we granted options to two employees, pursuant to our 1998 Option Plan, to purchase up to 6,000 shares of common stock and 50,000 shares of common stock, respectively, at exercise prices of $1.68 and $1.50 per share, respectively. The options exercisable for up to 6,000 shares of common stock have a term of 3 years and the options exercisable for up to 50,000 shares of common stock have a term of 5 years.

On August 3, 2021, we issued to a service provider, pursuant to our 1998 Option Plan, to purchase up to 1,666 shares of common stock at an exercise price of $3.00 per share with a term of 3 years.

In August and September 2021, we issued to a total of thirteen accredited investors (the “Investors”) convertible notes in the aggregate principal amount of $1,775,000 (the “Bridge Notes”) and warrants (the “Bridge Warrants,” and together with the Bridge Notes, the “Bridge Securities”) to purchase shares of our common stock, subject to adjustments, in exchange for an aggregate purchase price of $1,775,000, payable by each investor in two tranches. On August 20, 2021, each investor funded the first tranche of this investment, an amount equal to $900,000 of the purchase price in cash and on September 23, 2021, the investors funded the second tranche, consisting of the remaining $875,000 of the aggregate purchase price.

The Bridge Notes are senior secured obligations of the Company and are secured by all personal properties and all assets of the Company, wherever located, whether tangible or intangible, and whether owned upon the date of the Bridge Notes or thereafter acquired or arising. Additionally, the Bridge Notes carry interest at the rate of 10% (with a minimum of one year of interest to be paid to the investors) and mature on August 13, 2023, subject to acceleration. The Bridge Notes are convertible at the option of the Holder following the Company’s initial public offering at a discount of 85% of the public offering price in such initial public offering. The Bridge Warrants are exercisable at a price equal to 90% of the public offering price in the Company’s initial public offering and are exercisable for a period of five years, until August 13, 2026.

On October 1, 2021, we issued 8,333 shares of common stock for services related to the advancement of our KONKURE sales at a price of $4.50 per share for total consideration of $37,500.

On October 22, 2021, we issued a convertible promissory note in the principal amount of $54,000 with an interest rate of 10% and a due date of 24 months. The note principal and accrued interest are convertible into shares of our common stock at a 15% discount of the current fair market value. In connection with the promissory note, we issued the note holder a warrant to purchase up to 4,050 shares of our common stock at an exercise price of $12.00 per share with a term of 5 years.

On December 31, 2021, we issued 1,841 shares of common stock for services related to our branding and website at a price of $4.50 per share for total consideration of $8,286.

In the first quarter of 2022, we entered into four separate convertible note agreements totaling $420,000 ($20,000 in January, $100,000 in February, $50,000 and $250,000 in March), with interest accruing on unpaid principal at the rate of 10% per annum. The convertible notes mature at the earlier of 24 months from closing or at the option of the holders following: i) a subsequent capital raise of at least $10 million; or ii) the first day we are traded as a public company on a national exchange. The convertible notes may not be prepaid prior to the maturity date without prior written consent. If the notes are repaid prior to the first anniversary of the effective date (either due to an additional capital raise, an IPO or change of control event), we are required to pay the holders a prepayment penalty equal to 10% of the original principal amount less accrued interest; however, the investors will still receive the bridge warrants (see below). At the option of the holders, the convertible notes may be converted into shares of our common stock at a conversion price equal to 85% of the price of common stock offered associated with our S-1 filing at any time after the public offering. The investors received 80% coverage warrants. The warrants have a five-year term with an exercise price equal to 90% of the price per share of the public offering (a predetermined price of the offering does not currently exist).

On March 7, 2022, we amended a convertible note agreement in the amount of $54,000 from October 2021. Under the amendment, the original warrant issued with the convertible note was modified from a fixed amount of 4,050 to 80% coverage warrants to purchase our common stock and has similar terms to the warrants issued with the convertible notes in the previous paragraph.

On April 15, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $122,792 into common stock at a conversion discount of 25% of the fair market value of our common stock. This conversion resulted in the issuance of 27,287 shares of common stock. In addition, the note holder exercised warrants to purchase 11,111 shares of common stock for and aggregate exercise price of $16,667.

On May 4, 2022, we issued 33,333 shares of common stock upon the exercise of warrants for and aggregate exercise price of $50,000.

On May 6, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $479,545 into common stock at a conversion discount of 25% of the fair market value of our common stock. This conversion resulted in the issuance of 106,565 shares of common stock.

On May 6, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $438,933 into common stock at a conversion discount of 25% of the fair market value of our common stock. This conversion resulted in the issuance of 97,540 shares of common stock. In addition, the note holder exercised warrants to purchase 55,556 shares of common stock for an aggregate exercise price of $53,334.

On May 24, 2022, we issued 11,111 shares of common stock upon the exercise of warrants for an aggregate exercise price of $16,667.

On May 26, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $87,766 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 19,503 shares of common stock. In addition, the note holder exercised warrants to purchase 11,111 shares of common stock for an aggregate exercise price of $16,667.

On May 26, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $145,924 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 32,427 shares of common stock.

On June 3, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $29,066 into common stock at a conversion discount of 25% of the fair market value. This conversion resulted in the issuance of 6,459 shares of common stock.

On June 7, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $56,371 into common stock at a discount of 25% of the fair market value. This conversion resulted in the issuance of 12,526 shares of common stock.

On June 9, 2022, we issued 5,000 shares of common stock upon the exercise of options for an aggregate exercise price of $15,000.

On June 17, 2022, we sold 3,333 shares of common stock at a price of $6.00 per share for total consideration of $20,000.

On June 22, 2022, we sold 1,666 shares of common stock at a price of $6.00 per share for total consideration of $10,000.

On June 27, 2022, a shareholder elected to exercise warrants using accrued interest and principal from outstanding convertible notes in an aggregate amount of $193,599. This exercise resulted in the issuance of 82,399 shares of common stock.

On June 29, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $82,756 into common stock at a conversion discount of 25% of the fair market value. This conversion resulted in the issuance of 18,390 shares of common stock.

On June 30, 2022, we sold 8,333 shares of common stock at a price of $6.00 per share for total consideration of $50,000.

On July 8, 2022, we sold 12,500 shares of common stock at a price of $6.00 per share for total consideration of $75,000.

On July 8, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $58,863 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 13,080 shares of common stock.

On July 27, 2022, a shareholder elected to convert a portion of its outstanding convertible notes principal and the entirety of its accrued interest of $105,000 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 23,333 shares of common stock.

On August 1, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $15,091 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 3,353 shares of common stock.

On August 5, 2022, we issued 63,333 shares of common stock upon the exercise of options for an aggregate exercise price of $83,850.

On August 11, 2022, we issued 10,133 shares of common stock upon the exercise of options for an aggregate exercise price of $11,600.

On August 15, 2022, we sold 5,000 shares of common stock at a price of $6.00 per share for total consideration of $30,000.

On August 16, 2022, a shareholder elected to exercise warrants using accrued interest from outstanding convertible notes in an aggregate amount of $33,334. This exercise resulted in the issuance of 22,222 shares of common stock.

On August 16, 2022, a shareholder elected to convert its outstanding convertible notes and related accrued interest of $169,829 into common stock at a conversion discount of 25%. This conversion resulted in the issuance of 37,739 shares of common stock.

On August 17, 2022, we sold 16,666 shares of common stock at a price of $6.00 per share for total consideration of $100,000.

On September 21, 2022, a shareholder elected to convert its accrued interest from outstanding convertible notes into shares of our common stock at a conversion discount of 25%. The conversion resulted in a reduction of convertible note accrued interest of $15,250 and the issuance of 3,389 shares of our common stock.

On September 21, 2022, we issued 1,666 shares of common stock upon the exercise of warrants for an aggregate exercise price of $2,500.

We relied on Section 4(a)(2) of the Securities Act for an exemption from registration under the Securities Act for all offers, sales and issuances of the above-mentioned securities as transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities, the securities were issued to accredited investors, the securities were offered for investment purposes only and not for the purpose of resale or distribution, and the transfers thereof were appropriately restricted by us. In addition, with respect to offers, sales and issuances of securities, in connection with the Bridge Financing, we also relied on an exemption from registration pursuant to Regulation D, promulgated under the Securities Act, and Rule 506 thereunder, relative to transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of EPIEN Medical, Inc. (Minnesota)*
3.2	Articles of Incorporation for EPIEN Medical, Inc. (Nevada) to be in effect prior to offering*
3.3	Amended and Restated Bylaws of EPIEN Medical, Inc. (Minnesota)*
3.4	Second Amended and Restated Bylaws (Nevada) to be in effect prior to closing*
3.5	Form of Articles of Conversion*
3.6	Form of Plan of Conversion*
4.1	Specimen Common Stock Certificate**
4.2	Form of Representative’s Warrant*
4.3	Form of Common Stock Purchase Warrant in this Offering*
4.4	Form of Warrant Agent Agreement between EPIEN Medical, Inc. and VStock Transfer, LLC*
4.5	Form of Standard Investor Warrant*
4.6	Form of Investor Warrant for 2005 Bridge Financing*
4.7	Form of Convertible Promissory Note for 2005 Bridge Financing*
4.8	Form of Investor Warrant for 2021 Bridge Financing*
4.9	Form of Poppleton Warrant for 2021 Bridge Financing
4.10	Form of Convertible Promissory Note for 2021 Bridge Financing*
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Stock Option Plan (1998)*
10.2	Form of Subscription Documents for 2005 Bridge Financing*
10.3	Form of Subscription Documents for 2021 Bridge Financing*
10.4	Old National Bank Commercial Credit*
10.5	Lease Agreement for 4225 White Bear Parkway*
10.6	Lease Agreement for 600 Highway 169 South*
10.7	Employment Agreement with Reginald R. Dupre*
10.8	Employment Agreement with Michael Basara*
10.9	Employment Agreement with Steven Kavros*
10.10	Employment Agreement with David Ufheil*
10.11	Form of Indemnification Agreement**
10.12	EPIEN Medical, Inc. Equity Incentive Plan (2022)*
10.13	EPIEN Medical, Inc. Key Employee/Executive Severance and Change of Control Plan*
10.14	Research Agreement with the University of Miami, dated January 11, 2022, “Effects of Revity on Dermatophytes Using a Porcine Model”*
10.15	Amendment No. 1 to Research Agreement with the University of Miami, dated January 11, 2022, “Effects of Revity on Dermatophytes Using a Porcine Model”*
10.16	Research Agreement with the University of Miami, dated August 20, 2021, “Determination of the Debridement Effects of Revity on Deep Dermal Wounds”*
10.17	Research Agreement with the University of Miami, dated June 1, 2022, “Evaluation of the effects of HYBENX solution on human squamous cell carcinoma in mouse xenograft model in vivo”*
14.1	Form of Code of Ethics of EPIEN Medical, Inc.*
23.1	Consent of RSM US LLP*
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)**
24.1	Powers of Attorney (included on signature page)*
99.1	Form of Audit Committee Charter*
99.2	Form of Compensation Committee Charter*
99.3	Form of Nominating and Corporate Governance Committee Charter*
99.4	Consent of Anne B. Moottz, CPA*
99.5	Consent of Mark D. P. Davis, MD*
99.6	Consent of William A. Faubion, MD*
107	Filing Fee Table*

____________

*        Filed herewith.

**      To be filed by Amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(a)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

7.      The undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on September 30, 2022.

EPIEN Medical, Inc.
/s/ Reginald R. Dupre
Name:	Reginald R. Dupre
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors EPIEN Medical, Inc., a Minnesota corporation, do hereby constitute and appoint Reginald R. Dupre and David Ufheil, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Reginald R. Dupre	Chief Executive Officer and Director	September 30, 2022
Reginald R. Dupre	(Principal Executive Officer)
/s/ David A. Ufheil	Chief Financial Officer	September 30, 2022
David A. Ufheil	(Principal Financial and Accounting Officer)

Jonathan B. Dodge	Director
/s/ Michael L. Basara	Executive Vice President, Research and	September 30, 2022
Michael L. Basara	Development and Director